     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1997.



                                                      REGISTRATION NO. 333-25389

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.
                 (Name of small business issuer in its charter)

           DELAWARE                          4813                  13-3698386
   (State of Incorporation)      (Primary Standard Industrial   (I.R.S. Employer
                                 Classification Code Number)     Identification
                                                                    Number)

                             5697 RISING SUN AVENUE
                        PHILADELPHIA, PENNSYLVANIA 19120
                             (215) 342-7700 (PHONE)
                           (215) 745-9108 (TELECOPY)
         (Address and telephone number of principal executive offices)
                           --------------------------

                             5697 RISING SUN AVENUE
                        PHILADELPHIA, PENNSYLVANIA 19120
(Address of principal place of business or intended principal place of business)
                           --------------------------

                   GARY J. WASSERSON, CHIEF EXECUTIVE OFFICER
                             5697 RISING SUN AVENUE
                        PHILADELPHIA, PENNSYLVANIA 19120
                             (215) 342-7700 (PHONE)
                           (215) 745-9108 (TELECOPY)
           (Name, address and telephone number of agent for service)
                           --------------------------

                                   COPIES TO:

       DAVID ALAN MILLER, ESQ.                    RICHARD W. COHEN, ESQ.
       GRAUBARD MOLLEN & MILLER               ROBINSON BROG LEINWAND GREENE
           600 THIRD AVENUE                       GENOVESE & GLUCK P.C.
       NEW YORK, NEW YORK 10016                1345 AVENUE OF THE AMERICAS
        (212) 818-8800 (PHONE)                   NEW YORK, NEW YORK 10105
      (212) 818-8881 (TELECOPY)                   (212) 586-4050 (PHONE)
                                                (212) 956-2164 (TELECOPY)

                           --------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
-------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
-------------


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 23, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                                                 [LOGO]

GLOBAL TELECOMMUNICATION SOLUTIONS, INC.


2,000,000 SHARES OF COMMON STOCK



All of the shares of Common Stock offered hereby (the "Offering") are being sold by Global Telecommunication Solutions, Inc. ("GTS" or the "Company"). The Common Stock currently is quoted on the Nasdaq SmallCap Market under the symbol "GTST." On May 16, 1997, the last sale price of the Common Stock was $9 1/16 per share.


                            ------------------------


THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AT PAGE 10 HEREOF AND "DILUTION" AT PAGE 20 HEREOF.


                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    PRICE              UNDERWRITING             PROCEEDS
                                                     TO                DISCOUNTS AND               TO
                                                   PUBLIC             COMMISSIONS(1)           COMPANY(2)
Per Share.................................  $                      $                      $
Total(3)..................................  $                      $                      $


(1) Does not include a 3% nonaccountable expense allowance which the Company has agreed to pay to the Representative. The Company also has agreed to sell the Representative an option to purchase up to 200,000 shares of Common Stock ("Representative's Purchase Option") and to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."


(2) Before deducting expenses payable by the Company, including the
    nonaccountable expense allowance in the amount of $         ($      if the
    Underwriters' over-allotment option is exercised in full), estimated at
    approximately $         .


(3) The Company has granted the Underwriters an option, exercisable within 45 business days from the date of this Prospectus, to purchase up to an additional 300,000 shares of Common Stock on the same terms as set forth above, solely for the purpose of covering over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $         , $         and $         , respectively. See "Underwriting."


The shares of Common Stock are being offered by the Underwriters on a firm commitment basis subject to prior sale, when, as, and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the shares of Common Stock will be made against payment therefor at the offices of
GKN Securities Corp. in New York City on or about            , 1997.

             [LOGO]

           , 1997

                [Pictures of prepaid phone cards and specialized
               products developed by the company and individuals
                   utilizing those phone cards and products.]

                            ------------------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ SMALLCAP MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the principal office of the Commission, Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60651-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov. The Common Stock and certain warrants ("Public Warrants") of the Company are quoted on the Nasdaq SmallCap Market (Symbols: GTST; GTSTW) and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to sales of the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement. For further information, reference is made to the Registration Statement, the exhibits and financial statements filed as a part thereof, which may be examined without charge at the office of the Commission, and photocopies of which, or any portion thereof, may be obtained upon payment of the prescribed fee.

    Statements contained in this Prospectus as to the contents of any agreement or other document referred to are not complete, and where such agreement or other document is an exhibit to the Registration Statement, each statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit.

                               PROSPECTUS SUMMARY

    THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE INFORMATION SET FORTH UNDER "RISK FACTORS." CERTAIN STATEMENTS CONTAINED IN THE PROSPECTUS SUMMARY AND ELSEWHERE IN THIS PROSPECTUS REGARDING MATTERS THAT ARE NOT HISTORICAL FACTS, SUCH AS STATEMENTS REGARDING GROWTH TRENDS IN THE PREPAID PHONE CARD INDUSTRY AND THE COMPANY'S GROWTH STRATEGY AND PLANS TO INTRODUCE ADDITIONAL PRODUCTS OR SERVICES, ARE FORWARD-LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE SECURITIES ACT). SINCE SUCH FORWARD-LOOKING STATEMENTS INCLUDE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED HEREIN UNDER "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

    EXCEPT AS OTHERWISE SPECIFIED, ALL SHARE, PER SHARE AND FINANCIAL INFORMATION SET FORTH HEREIN IS BASED ON THE ASSUMPTION THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED AND GIVES EFFECT TO A ONE-FOR-THREE REVERSE STOCK SPLIT EFFECTED IN MARCH 1997. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES HEREIN TO THE "COMPANY" OR "GTS" REFER TO GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND ITS SUBSIDIARIES.

                                  THE COMPANY

    Global Telecommunication Solutions, Inc. is a facilities-based global provider of prepaid phone cards that offer users reliable, convenient and cost-effective access to domestic and international telecommunications services. The Company's core product line consists of traditional prepaid phone cards marketed domestically and internationally, such as its signature product, the Global Link-Registered Trademark- Card. The Company also offers custom-designed prepaid phone cards for business promotional use and retail products utilizing prepaid phone card technology for specialized purposes, such as information access and interactive games. Many of the Company's phone cards are offered with enhanced services, such as interactive applications, customized voice greetings and data collection, and the Company intends to begin offering other enhanced services, such as voice mail and conference calling, in the second quarter of 1997. The Company's phone cards are a cost-effective alternative to standard credit calling cards, collect calling and other options available to consumers seeking to place domestic and international phone calls when away from the home or office. For example, a caller using a GTS phone card to make a direct dial three-minute call from New York to Los Angeles between the weekday hours of 8:00 a.m. and 5:00 p.m. could save between approximately 66% and 74%, compared to a caller that uses an AT&T credit calling card or MCI 800 Collect service for the same call.


    The Company generated revenues of approximately $12.1 million in 1996, compared to $3.1 million in 1995. It activated approximately 1.5 million traditional prepaid phone cards in 1996, compared to 554,000 cards in 1995, and decremented approximately 21.9 million minutes from its traditional phone cards in 1996, compared to 4.3 million minutes in 1995. The Company also activated approximately 24.6 million custom-designed promotional phone cards in 1996, compared to 139,000 cards in 1995, and decremented approximately 1.5 million minutes from its promotional phone cards in 1996, compared to 550,000 minutes in 1995. Substantially all of the increases in revenues, activations of traditional cards and decremented minutes from traditional cards were attributable to GTS' acquisition on February 29, 1996 of all of the outstanding capital stock of Global Link Teleco Corporation ("Global Link"). Global Link's operating results were consolidated with the Company's commencing on March 1, 1996. Substantially all of the increases in activations of promotional cards and decremented minutes from promotional cards were attributable to a promotional campaign created by the Company for Kraft Foods. Approximately 6,000 retail outlets were carrying the Company's phone cards as of March 31, 1997, compared with approximately 1,750 as of March 31, 1996 and approximately 5,400 as of December 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    Prepaid phone cards have been widely used throughout Europe and Asia for more than ten years. Although prepaid phone cards were not used on a widespread basis in the United States prior to 1994, the market in the United States is rapidly expanding, with annual sales of prepaid phone cards growing from an estimated $100 million in 1993 to an estimated $1.1 billion in 1996. Industry analysts project annual sales of prepaid phone cards in the United States to reach $2.5 billion by 2000. The Company anticipates that continued industry growth will be fueled by (i) increasing consumer acceptance of prepaid phone cards and recognition of their cost advantages over standard credit calling cards, collect calling and other options available to consumers seeking to place phone calls when away from the home or office and (ii) a broader base of consumer segments using prepaid phone cards, such as business employees, students and travelers.

    The Company currently markets its prepaid phone cards in four product lines:
(i) traditional prepaid phone cards marketed domestically through distributors and retail establishments, such as convenience stores, supermarkets, drug stores and mass merchandisers; (ii) traditional prepaid phone cards marketed internationally to business and leisure travelers destined for the United States; (iii) custom-designed promotional phone cards sold to businesses to enhance the marketing of their products and services; and (iv) specialized retail products utilizing prepaid phone card technology. The Company believes that its established reputation in the prepaid phone card industry among retailers, distributors and business customers, its existing infrastructure and its experienced management team provide it with important advantages over many competitors. In 1995, the Company was named the prepaid phone card company of the year by TELECARD WORLD, an industry trade publication.


    TRADITIONAL PHONE CARDS MARKETED DOMESTICALLY. The Company's Global Link Card and other traditional prepaid phone cards are sold domestically through seven in-house sales managers (i) directly to national, regional and independent retail establishments, which sell the phone cards to a wide range of end users,
(ii) to independent distributors with widespread distribution channels and access to a substantial number of retailers, such as newsstand distributors, food brokers and tobacco and confectionery distributors and (iii) to other marketing companies and organizations that sell the phone cards to consumers within specific niche markets. The Company's prepaid phone cards currently are carried by supermarkets such as Von's, Sloan's and Genuardi; convenience stores such as ABC and Food Spot; distributors such as Quality Distribution Network and Acosta News; and other marketing outlets such as the Phoenix International Airport and Seamen's Church Institute of Florida. The Company also markets its traditional phone cards through Company-owned and operated retail phone centers.



    TRADITIONAL PHONE CARDS MARKETED INTERNATIONALLY. The Company's Global Link Card and other traditional prepaid phone cards are sold internationally to business and leisure travelers destined for the United States, primarily through airlines, tour wholesalers, travel agencies, car rental agencies and other travel related businesses. International marketing is conducted primarily through approximately 150 sales agents located in 28 countries. The Company's international phone cards currently are sold by international sales agents such as Mike Gurnell & Associates; travel agencies such as C.A. Ferntouristik; tour wholesalers such as Guest International Marketing Services--Germany and American Express Vacations; airlines such as United Vacations (United Airlines), Tower Air, Air New Zealand Holidays and Iceland Air; and Alamo Rent-A-Car.



    PROMOTIONAL PHONE CARDS. The Company's custom-designed promotional phone cards, which feature companies' logos, products and customized advertisements, are sold to businesses that typically give these cards to their customers to enhance the marketing of their products and services. A business utilizing the Company's phone cards for promotions also can access marketing and demographic data compiled by the Company's switching platforms. The Company believes that it has differentiated itself from most other providers of promotional phone cards by combining enhanced services and interactive technology with its promotional cards. In 1996, the Company conducted a promotion for Kraft Foods called "Kids Pick the President," which enabled children to use a GTS phone card to vote for a candidate in the 1996 presidential election. This promotion received a Gold Medal award for "outstanding phone card promotion" from PROMO MAGAZINE, an advertising industry trade publication. Other businesses for which the Company has conducted promotional phone card programs include Microsoft, Icelandair, Lufthansa, Taco

Bell, RJ Reynolds, Meineke Muffler, Rollerblade, NatWest, Arm 'n Hammer, Dial, Seagrams, The 1996 Masters Golf Tournament and the Toronto Blue Jays.


    SPECIALIZED RETAIL PHONE CARD PRODUCTS. The Company designs and markets specialized retail products utilizing prepaid phone card technology which are sold principally to distributors and retail establishments that carry the Company's traditional prepaid phone cards, such as Von's and ABC. The Company also sells these products to businesses not presently engaged in the sale of the Company's prepaid phone cards, such as Eckerd Drugs and Stop & Shop. Recent examples of these products include KIDS-IN-TOUCH SAFETY PHONE CARDS, PSYCHIC PHONE CARDS, CALL SANTA ACTIVITY PHONE CARDS, MARVEL SUPERHEROES BATTLEPACKS (comprised of three games played using a touch-tone telephone as a joystick), SESAME STREET TELEPHONE STORY TAGS, which enable children to call a designated toll-free number to listen to stories told by SESAME STREET characters, and PETS-IN-NEED PHONETAGS, which are attached to a pet's collar. In the event that the pet becomes lost, a good samaritan can contact the pet's owner by calling the toll-free number imprinted on the tag, which automatically connects to the owner's designated phone number.



    The Company's prepaid telecommunications services currently are delivered through three Company-owned switching platforms, one located in Miami, Florida and two located in Jersey City, New Jersey. These switching platforms, together with the Company's agreements with multiple domestic and international long distance carriers, allow for redundant routing of calling traffic and for the provision of least-cost routing. Using multiple carriers enables the Company to reduce costs and compete more effectively.



    In June 1996, the Company introduced its LOCAL LINK-TM- service, which enables callers using the Company's phone cards in the New York metropolitan area to receive reduced per-minute rates by accessing the Company's Jersey City switching platform through a local number instead of a toll-free number. The Company's costs are substantially reduced when a customer accesses the Company's switching platform in this manner or terminates a call in a LOCAL LINK service area, which serves to improve the Company's gross profit margins and provide the Company with flexibility to withstand price competition. The Company anticipates offering its LOCAL LINK service to end users in other major metropolitan areas commencing in the third quarter of 1997.


    STRATEGY

    The Company's strategy is to continue the rapid growth of its operations and capture an increasing share of the expanding prepaid phone card market. Key components of the Company's strategy include:

    - expanding the domestic and international retail distribution channels for the Company's phone cards primarily through the hiring of additional domestic and international sales and marketing personnel;

    - expanding the network of Company-owned switching platforms by installing additional switching platforms in a number of major metropolitan areas in the United States and interconnecting them to provide reliable, cost-effective telecommunications services;

    - acquiring companies or assets to achieve the Company's strategic goals;
      and

    - pursuing other growth opportunities, including: (i) identifying a broader base of consumer segments for the Company's prepaid phone cards, such as business employees, students and travelers; (ii) exploring alternative methods of prepaid phone card distribution, such as vending machines and ATM machines; (iii) exploiting alternative technologies for prepaid products, such as prepaid wireless services; and (iv) expanding strategic relationships with other telecommunications services providers.

    CORPORATE BACKGROUND


    On February 29, 1996, the Company acquired through a merger (the "Global Link Merger") all of the outstanding capital stock of Global Link for a purchase price of approximately $11,400,000, and the assumption of liabilities. Prior to the Global Link Merger, GTS focused on marketing custom-designed prepaid phone cards for business promotional use and other retail products utilizing prepaid phone card technology. Global Link marketed primarily traditional prepaid phone cards through various retailers and distributors, including supermarkets, convenience stores, travel agencies and tour wholesalers and Company-owned and operated retail phone centers. Capitalizing on the strengths of their prior businesses, GTS and Global Link have integrated their operations to create a more diversified prepaid phone card company.


    GTS and Global Link were incorporated under the laws of the State of Delaware in December 1992 and March 1994, respectively. The Company's principal executive offices are located at 5697 Rising Sun Avenue, Philadelphia, Pennsylvania 19120 and its telephone number is (215) 342-7700.

                                  THE OFFERING


Common Stock Offered.........................  2,000,000 shares

Common Stock Outstanding after the             4,190,116 shares (1)
  Offering...................................

Use of Proceeds..............................  To expand sales and marketing activities aimed at both domestic and international
                                               customers; to expand the Company's network of
                                               Company-owned switching platforms; to repay
                                               certain indebtedness; and for working capital
                                               and general corporate purposes, including
                                               potential acquisitions. See "Use of
                                               Proceeds."

Nasdaq SmallCap Market Symbol................  GTST (2)

Risk Factors.................................  The shares of Common Stock offered hereby involve a high degree of risk and immediate
                                               substantial dilution. See "Risk Factors"
                                               beginning on page 10, and "Dilution" at page
                                               20.


------------------------


(1) Does not include an aggregate of 3,776,970 shares of Common Stock as follows: (i) 1,230,560 shares of Common Stock reserved for issuance upon exercise of the warrants issued in the Company's initial public offering ("IPO") in December 1994 and other warrants of the same class ("Public Warrants"); (ii) 400,000 shares of Common Stock reserved for issuance upon exercise of warrants ("May 1996 Warrants") issued in connection with the Company's private placement in May 1996 ("May 1996 Private Placement");
    (iii) 733,333 shares of Common Stock reserved for issuance upon exercise of warrants ("December 1996 Warrants," and together with the May 1996 Warrants and the Public Warrants, the "Warrants") issued in connection with the Company's private placement in December 1996 ("December 1996 Private Placement"); (iv) 250,858 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the Company's 1994 Performance Equity Plan ("1994 Plan"); (v) 248,587 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Company's 1994 Plan; (vi) 422,900 shares of Common Stock reserved for issuance upon exercise of non-plan options and warrants granted to certain officers, consultants and stockholders of the Company; (vii) 290,732 shares of Common Stock reserved for issuance upon conversion of certain outstanding convertible debentures ("Convertible Debentures"); and (viii) 200,000 shares of Common Stock reserved for issuance upon exercise of the Representative's Purchase Option. See "Management -- 1994 Performance Equity Plan" and "-- Other Options and Warrants," "Certain Transactions" and "Description of Securities."


(2) The Company's Public Warrants also are quoted on the Nasdaq SmallCap Market under the symbol "GTSTW."

                      SUMMARY CONSOLIDATED FINANCIAL DATA


    The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data at December 31, 1996 are derived from the Company's audited Consolidated Financial Statements included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1993 and 1994 are derived from the Company's audited financial statements for those years, which are not included in this Prospectus. The consolidated statement of operations data for the three months ended March 31, 1996 and 1997 and the consolidated balance sheet data at March 31, 1997 have been derived from unaudited interim financial statements included elsewhere in this Prospectus and include all adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations at that date and for such periods. The operating results for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year or for any future period.


                                                   YEAR ENDED DECEMBER 31,                         QUARTER ENDED MARCH 31,
                            ---------------------------------------------------------------------  ------------------------
                                               ACTUAL                           PRO FORMA(2)                ACTUAL
                            ---------------------------------------------  ----------------------  ------------------------

                              1993        1994        1995      1996(1)       1995        1996       1996(1)        1997
                            ---------  ----------  ----------  ----------  ----------  ----------  ------------  ----------
STATEMENT OF OPERATIONS DATA:
Net sales.................  $ 133,107  $1,377,900  $3,144,350  $12,121,365 $11,574,213 $13,484,395  $1,327,710   $3,688,153
Gross profit (loss).......    (11,077)    461,679     251,770   4,055,050   2,810,670   4,492,675      314,154      832,796
Operating expenses........    531,971   2,292,835   3,414,217  10,666,932  10,662,478  11,891,979    1,505,680    2,793,059
Operating loss............   (543,048) (1,831,156) (3,162,447) (6,611,882) (7,851,808) (7,399,304)  (1,191,526)  (1,960,263)
Net loss..................   (569,120) (1,946,526) (2,970,121) (6,920,222) (7,821,915) (7,739,468)  (1,187,771)  (2,274,915)
Net loss per share........  $    (.87) $    (2.97) $    (2.84) $    (4.14) $    (4.78) $    (4.38)  $    (0.95)  $    (1.23)
Weighted average number of
  shares outstanding......    653,338     654,785   1,047,226   1,670,755   1,637,600   1,765,925    1,254,830    1,847,786


                            PRO FORMA(2)
                            -------------
                                1996
                            -------------
STATEMENT OF OPERATIONS DA
Net sales.................   $ 2,690,740
Gross profit (loss).......       751,779
Operating expenses........     2,730,727
Operating loss............    (1,978,948)
Net loss..................    (2,007,017)
Net loss per share........   $     (1.23)
Weighted average number of
  shares outstanding......     1,637,600


                                                                                             DECEMBER 31,  MARCH 31,
                                                                                                 1996         1997
                                                                                             ------------  ----------
                                                                                                ACTUAL       ACTUAL
                                                                                             ------------  ----------
BALANCE SHEET DATA:
Cash and cash equivalents..................................................................   $1,352,322   $  235,618
Working capital (deficit)..................................................................   (5,630,385)  (7,247,176)
Total assets...............................................................................   25,819,365   24,290,658
Deferred revenue(4)........................................................................    4,431,309    4,047,845
Short-term debt............................................................................    1,125,696    1,012,736
Total liabilities..........................................................................   15,431,076   15,945,476
Stockholders' equity.......................................................................   $10,388,289  $8,345,182


                      AS ADJUSTED(3)
                      --------------
BALANCE SHEET DATA:
Cash and cash equiva   $ 17,250,990
Working capital (def     10,722,824
Total assets........     41,306,030
Deferred revenue(4).      4,047,845
Short-term debt.....         58,108
Total liabilities...     14,990,848
Stockholders' equity   $ 26,315,182


                                                            YEAR ENDED DECEMBER 31,                   QUARTER ENDED MARCH 31,
                                                 ---------------------------------------------  -----------------------------------
                                                        ACTUAL               PRO FORMA(2)              ACTUAL         PRO FORMA(2)
                                                 ---------------------  ----------------------  --------------------  -------------

                                                   1995      1996(1)       1995        1996      1996(1)     1997         1996
                                                 ---------  ----------  ----------  ----------  ---------  ---------  -------------
OTHER DATA:
Net activation value(5)........................  $2,711,761 $14,244,667 $12,971,772 $15,658,452 $1,361,976 $3,556,512  $ 2,775,761
Number of cards activated:
  Traditional..................................    553,706   1,478,999   1,278,505   1,585,666    288,385    469,847       395,052
  Promotional..................................    138,662  24,599,536     138,662  24,599,536        841    531,927           841
Number of minutes decremented(6):
  Traditional..................................  4,280,337  21,856,165  18,409,458  24,792,348  2,348,393  8,515,984     5,284,576
  Promotional..................................    550,342   1,472,961     550,342   1,472,961    160,407  1,078,367       160,407

(1) Includes the operating results of Global Link from March 1, 1996, the effective date of the Global Link Merger. See Note 3 of Notes to Consolidated Financial Statements.

(2) Reflects the results of operations assuming the Global Link Merger had occurred at the beginning of the respective periods.


(3) Gives effect to the exercise in April 1997 by Wheatley Partners, L.P. ("Wheatley") and Wheatley Foreign Partners, L.P. ("Wheatley Foreign") of an aggregate of 333,334 December 1996 Warrants at an exercise price of $7.50 per share, resulting in $2,500,000 of gross proceeds to the Company ("Wheatley Warrant Exercise"), and the sale of the shares of Common Stock offered hereby (assuming a price of $9.00 per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."


(4) Represents amounts for products shipped to retailers that the Company has invoiced, which, as of the date presented, have not been used by customers. Upon customer usage or the expiration of the cards that are the subject of these invoices, or, in the case of promotional phone cards, during the period the program is executed, the Company will recognize revenue and reduce the deferred revenue account. At the time the revenue is recognized, the costs to which that revenue specifically relates also will be recognized.

(5) Represents gross retail value of phone cards activated, net of discounts to retailers and distributors.
(6) Represents minutes used by customers to place telephone calls utilizing the Company's phone cards.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS IN THE SHARES OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS.


LIMITED OPERATING HISTORY; HISTORY OF LOSSES; SIGNIFICANT ACCUMULATED AND
  WORKING CAPITAL DEFICITS



    GTS and Global Link were incorporated in December 1992 and March 1994, respectively. Accordingly, the Company has a limited operating history upon which an evaluation of its future performance and prospects can be made. The Company's prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an emerging and evolving industry characterized by intense competition. Since inception, the Company has incurred significant losses, including net losses of $1,946,526 and $2,970,121 for the years ended December 31, 1994 and 1995, respectively, and $6,920,222 for the year ended December 31, 1996, the year in which the Company acquired Global Link. In addition, the Company incurred a net loss of $2,274,915 for the three months ended March 31, 1997. As of March 31, 1997, the Company had an accumulated deficit of $14,681,419, a working capital deficit of $7,247,176 and negative tangible book value of $9,648,849. Inasmuch as the Company will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with its continuing expansion (including salaries of executive, creative, sales, marketing, technical and other personnel and purchase and installation costs for its proposed switching platforms), the Company anticipates that it will continue to incur losses for the foreseeable future. There can be no assurance that the Company will ever achieve or sustain profitability.


INTENSE COMPETITION

    The telecommunications services industry generally, and the prepaid phone card industry specifically, is intensely competitive, rapidly evolving and subject to constant technological change. As the prepaid phone card industry has grown, industry analysts estimate that the number of companies marketing prepaid phone cards has increased from approximately 75 companies in 1994 to more than 500 in 1996. Further, the Company's prepaid phone cards not only compete with other phone cards, but also with credit calling cards, collect calling services, hotel telephones, public pay telephones and other long distance services. The Company believes that it competes with any medium by which a consumer places a telephone call away from the home or office. Many of these products and services are marketed by well-established companies with reputations for success in the development and sale of products and services and which possess significantly greater financial, marketing, distribution, personnel and other resources than the Company. These resources allow such companies to implement extensive advertising and promotional campaigns, both generally and in response to specific marketing efforts by competitors, to rapidly enter into new markets and to introduce new products and services. Competitors with greater financial resources than the Company also may be able to provide more attractive incentive packages to retailers in order to encourage them to carry products that compete with those offered by the Company. In addition, competitors with greater resources than the Company may be better situated to negotiate favorable contracts with retailers. Certain of these competitors, such as AT&T, MCI and Sprint, have the financial resources to withstand substantial price competition, which the Company expects to increase significantly. Many of the large telephone companies, retailers and other companies have already entered the prepaid phone card market. There can be no assurance that the Company will be able to compete successfully in its markets.

DEPENDENCE ON LONG DISTANCE CARRIERS; POSSIBLE SERVICE INTERRUPTIONS AND
  EQUIPMENT FAILURES

    The Company currently is dependent on a limited number of domestic and international long distance carriers, including MCI and Sprint, to provide its card users with access to cost-effective long distance service. The Company has entered into carrier agreements or arrangements with these long distance carriers pursuant to which the Company acquires large volumes of long distance service and resells it through its switching facilities. Failure to obtain continuing access to transmission facilities and long distance networks would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations. Additionally, any increase in the rates charged by the Company's carriers could materially adversely affect the Company's operating margins. The Company's operations require that its carriers' long distance networks operate on a continuous basis. It is not unusual for carriers to experience equipment failures and service interruptions that last for significant periods of time. Service interruptions and equipment failures resulting in material delays could adversely affect customer confidence, as well as the Company's business operations and reputation. Further, as the Company decrements its cards at fixed per-minute rates, any service interruption forcing the Company to re-route calling traffic through alternate routes or carriers providing the Company with volume discounts or per-minute costs less favorable than those provided by the primary routes and carriers could have a material adverse effect on the Company's operating margins. The Company's carrier agreement with Sprint requires the Company to satisfy certain minimum monthly usage requirements in order to receive the most favorable pricing available under the agreement. Failure to meet such minimum requirements would obligate the Company to pay underutilization charges, which could have a material adverse effect on the Company.


DEPENDENCE ON MAJOR CUSTOMERS

    The Company is substantially dependent on a small number of traditional phone card customers, the loss of any of which could have a material adverse effect on the Company. Two of these customers, Southern New England Telephone Company and Seamen's Church Institute of Florida, Inc., accounted for approximately 13% and 11%, respectively, of the Company's revenues for the year ended December 31, 1996. Promotional phone card customers usually generate non-recurring revenues, and one of these customers, Kraft Foods, accounted for approximately 12% of the Company's revenues for the year ended December 31, 1996.

NON-RECURRING REVENUES


    Generally, sales of promotional cards to business customers generate non-recurring revenues. For the years ended December 31, 1994, 1995 and 1996, approximately 10.2%, 25.2% and 17.4%, respectively, of the Company's revenues were derived from sales of promotional cards to a limited number of these customers. For the year ended December 31, 1996, promotions for Kraft Foods accounted for approximately 11.6% of the Company's revenues. The Company may remain dependent on non-recurring sales of promotional cards to a limited customer base for a significant portion of its revenues.


RISKS INHERENT IN RAPID EXPANSION


    The Company is pursuing a strategy of growth and seeks to expand its distribution capabilities to achieve greater penetration into new and emerging markets. The success of this growth strategy is dependent on, among other factors, the Company's ability to: (i) establish additional distribution arrangements targeting various market segments, including retail, promotional and business markets; (ii) hire and retain skilled management, financial, marketing, technical, creative and other personnel; (iii) successfully manage growth (including monitoring operations, controlling costs and maintaining effective quality, inventory and service controls); and (iv) implement and/or improve its technical, administrative, financial control and reporting systems. The Company's financial controls and reporting systems will require enhancement and substantial investment in the future to accommodate the Company's anticipated growth. There can be no assurance that the Company will be able to successfully enhance its financial controls and reporting systems to meet the Company's future needs. The Company also may seek to expand its operations by acquiring companies or assets to achieve its strategic goals. The Company intends to target companies that sell and market prepaid phone cards, as well as those that operate alternative technologies marketed within distribution channels similar to those in which the Company's products are marketed, including prepaid wireless services and prepaid home telephone service. The Company also may consider acquisitions with related entities, although it does not presently intend to do so. There can be no assurance that the Company will be able to implement its business strategy successfully or otherwise expand its operations, or that the Company ultimately will effect any acquisition or successfully integrate into its operations any business or assets that it may acquire.


NEW INDUSTRY; UNCERTAINTY OF MARKET ACCEPTANCE


    The prepaid phone card industry is an emerging market characterized by an increasing and substantial number of new competitors that have introduced or are developing an array of new products and services, including interactive, enhanced and value-added services. Each of these entrants is seeking to position its products and services as the preferred method for accessing prepaid long distance telecommunications services. As is typical in an emerging industry, market acceptance of newly introduced products and services is uncertain. There can be no assurance that substantial markets for prepaid phone cards will continue to develop or that the Company will be able to meet its current marketing objectives, succeed in positioning its cards and services as a preferred method for accessing prepaid long distance telecommunications services or achieve significant market acceptance for its products and services.


RAPID TECHNOLOGICAL CHANGE AND PRODUCT OBSOLESCENCE

    The telecommunications industry is characterized by frequent and rapid changes in technology and evolving industry standards, which often result in product obsolescence or short product life cycles. The proliferation of new telecommunications technologies, including personal communication services, cellular telephone products and services, and prepaid phone cards employing alternative technologies, may reduce demand for prepaid phone cards. For example, NYNEX has installed pay telephones in New York City that employ "smart card" technology, which utilizes computer chips, magnetic strips, or optical readers built into cards that must be swiped through or inserted into specially-designed pay telephones. Such technology could be perceived as a more convenient method of accessing prepaid long distance service than the remote memory technology employed by most prepaid phone card companies, including GTS. The proliferation and widespread commercial use and acceptance of alternative technologies such as "smart card" technology could materially adversely affect demand for the Company's prepaid phone cards.

DEPENDENCE ON MANUFACTURERS OF SWITCHING FACILITIES; DAMAGE, FAILURE AND
  DOWNTIME

    The Company's switching platforms are manufactured by National Applied Computer Technology, Inc. ("NACT"). The Company and NACT have entered into agreements pursuant to which NACT licenses software to the Company and provides technical support and platform maintenance. Termination of these agreements could materially adversely affect the Company's business until alternative arrangements were secured. There can be no assurance that similar arrangements could be made with other switch manufacturers. The Company's operations also are dependent upon the protection of its equipment and data at the switching facilities against damage caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other events. There can be no assurance that such an event will not cause a failure of a significant technical component and result in a service outage having a material adverse effect on the Company. Although the Company maintains business interruption insurance providing for aggregate coverage of approximately $1.0 million per occurrence, there can be no assurance that the Company will be able to maintain its business interruption insurance, that such insurance would continue to be available at reasonable prices, that such insurance would cover all such losses or that such insurance would be sufficient to compensate the Company for losses it experiences due to the Company's inability to provide services to its customers.

UNAUTHORIZED ACCESS TO SERVICES

    The Company has experienced unauthorized access to its switching services by unauthorized disclosure of PINs and unauthorized activation of prepaid phone cards, which have resulted in the Company's inability to recover the long distance service and switching charges associated with the use of such PINs and cards. Any unauthorized access to the Company's services for a prolonged period of time could have a material adverse effect on the Company's operations.

REGULATION

    Long distance telecommunications services are subject to regulation by the Federal Communications Commission (the "FCC") and by state regulatory authorities. Among other things, these regulatory authorities impose regulations governing the rates, terms and conditions for interstate and intrastate telecommunications services. Changes in existing laws and regulations, particularly as a result of the Telecommunications Act of 1996 (the "Telecommunications Act"), which provides for greater competition among providers of telecommunications services, may have a material impact on the Company's activities and operating results. The Company is also subject to Federal Trade Commission regulation and other federal and state laws relating to the promotion, advertising, labeling and packaging of its products. The Company believes that it is in compliance with all laws, rules and regulations material to its operations and has obtained, or is in the process of obtaining, all licenses, tariffs and approvals necessary for the conduct of its business. There can be no assurance, however, that the Company will be able to obtain required licenses or approvals in the future or that the FCC or state regulatory authorities will not require the Company to comply with more stringent regulatory requirements. Conformance of the Company's operations with new statutes and regulations could require the Company to alter methods of operation, at costs which could be material, or otherwise limit the types of services offered by the Company.

    Many states regulate prepaid phone card providers by requiring them to apply for certification. While the Company either has obtained, applied or is applying for certification in the states of Florida, New York and California (where the Company conducts a substantial part of its business), there can be no assurance that state regulators will grant the Company all required authorizations. Currently, the Florida Public Service Commission ("FPSC") also is considering implementing other rules that specifically regulate prepaid phone card providers. The FPSC is the first state regulatory agency that has taken an aggressive approach toward the regulation of prepaid phone cards. The Company believes that other state regulatory agencies are likely to adopt regulations similar to those ultimately adopted by the FPSC. There can be no assurance that the implementation of these rules will not materially adversely affect the Company's operations.


    Pursuant to the Telecommunications Act, the FCC recently adopted new rules governing the pay telephone industry that, among other things, establish a means by which all pay telephone service providers are compensated for every interstate and intrastate call originating from their pay telephones, including calls that utilize toll-free access. Under the new rules, long distance carriers are required to compensate pay telephone owners a per-call fee for those calls made after October 7, 1996 for which the pay telephone owner is not otherwise compensated. Until October 8, 1997, only long distance carriers that generate $100 million or more in revenues will be required to pay a pre-determined monthly amount. Those long distance carriers have the right to charge phone card companies, such as the Company, a fee for each call originating from a pay telephone. One of the Company's long distance carriers has indicated that it intends to charge the Company such fees, although the Company currently is disputing this carrier's method of calculation of payment. After October 8, 1997, interexchange carriers, including the Company, will be required to compensate pay telephone providers $.35 for each call completed from a pay telephone where the caller accesses the long distance carrier through a toll-free access number. It is unclear who will be responsible for invoicing and collecting the per-call compensation fees from the interexchange carriers. The FCC's new rules currently are being reviewed by the United States Court of Appeals for the District of

Columbia Circuit. To the extent that payments of this type cannot be passed on to card users, the new rules could have a material adverse effect on the Company.


POSSIBLE FEDERAL EXCISE TAX AND STATE SALES AND USE TAX LIABILITIES


    The sale of long distance services through the use of prepaid phone cards has been deemed a taxable event by the Internal Revenue Service (the "IRS") and most state taxing authorities. The IRS has established a task force to determine the application of the 3% federal telecommunications excise tax (the "Telecommunications Excise Tax") to the sale and provision of long distance services through prepaid phone cards. The task force has not taken a formal position on the application of the Telecommunications Excise Tax. Additionally, the Company believes that the sale of long distance services through prepaid phone cards is subject to state sales, excise, use and gross receipt taxes ("State Taxes"). The Company has established a reserve in anticipation of the required payment of Telecommunications Excise Tax and State Taxes. However, there can be no assurance that the IRS or a state taxing authority will concur with the Company's method of determining the applicable taxes payable. The Company's failure to accrue sufficiently for the anticipated taxes could materially adversely affect the Company's operations. (See Note 8 to the Consolidated Financial Statements.)


POSSIBLE INABILITY TO RECOGNIZE DEFERRED REVENUE


    The sale of long distance telecommunications service through prepaid phone cards may be subject to the "escheat" laws of various states. These laws generally provide that payments or deposits received in advance or in anticipation of the provision of utility services (including telephone service) that remain unclaimed for a specific period of time after the termination of such services are deemed to be "abandoned property" and must be remitted to the state. Although the Company is not aware of any case in which these laws have been applied to the sale of prepaid phone cards, and does not believe that such laws are applicable, in the event that such laws are deemed to be applicable, the Company may be unable to recognize a portion of the deferred revenue remaining upon the expiration of phone cards with unused calling time. In this event, the Company may be required to deliver such amounts to certain states in accordance with these laws, which could have a material adverse effect on the Company. For the year ended December 31, 1996 and the three months ended March 31, 1997, approximately 19.4% and 18.9%, respectively, of the Company's revenues were derived from the recognition of deferred revenue upon card expiration or, in the case of promotional cards, during the period the program is executed.


LIMITED TRADING MARKET AND POSSIBLE VOLATILITY OF COMMON STOCK PRICES


    For the 12 months ended March 31, 1997, the average daily trading volume of the Common Stock was approximately 7,150 shares. This low trading volume may have had a significant effect on the market price of the Common Stock and, accordingly, historic prices may not necessarily be indicative of market prices in a more liquid market. The trading price of the Common Stock in the future could be subject to wide fluctuations in response to variations in quarterly operating results, failure to meet expectations of, or a change in recommendations by, securities analysts, announcements of technological innovations or new products by the Company or its competitors, government policy changes and other events or factors, including factors outside the Company's control.


BROAD DISCRETION IN APPLICATION OF NET PROCEEDS BY MANAGEMENT


    Approximately $4,516,000, or 29.2%, (assuming a $9 per share offering price) of the estimated net proceeds of the Offering has been allocated to working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of these proceeds. A portion of the proceeds allocated to working capital may be used by the Company to pay salaries, including salaries of its executive officers, and for acquisitions. Although the Company currently has no agreement, arrangement or understanding with respect to any acquisition, should an acquisition opportunity be identified by the Company, the Board of Directors may have the ability to approve such acquisition without seeking stockholder approval.


RELATED PARTY TRANSACTIONS; POSSIBLE CONFLICTS OF INTEREST



    The Company has engaged in transactions with certain of its officers, directors and principal stockholders, and is a party to consulting agreements with two of its principal stockholders which will continue after the consummation of this Offering. The terms of such transactions were determined without arms' length negotiations and could create, or appear to create, potential conflicts of interest which may not necessarily be resolved in the Company's favor. See "Certain Transactions."


DEPENDENCE ON KEY PERSONNEL

    The success of the Company is largely dependent on the personal efforts of Shelly Finkel, its Chairman of the Board, Gary J. Wasserson, its Chief Executive Officer, and other key personnel. The loss of the services of either Mr. Finkel or Mr. Wasserson could have a material adverse effect on the Company's business and prospects. The Company's employment agreement with Mr. Finkel requires him to devote only 50% of his business time to the Company's affairs. Both Messrs. Finkel's and Wasserson's employment agreements contain a provision prohibiting them from competing with the Company during their terms of employment and for a period of two years thereafter. In addition, in order to successfully implement and manage its proposed expansion, the Company will be dependent upon, among other things, the successful recruiting of qualified management, marketing, sales, technical and creative personnel with experience in the business activities conducted by the Company. Competition for the type of qualified individuals sought by the Company is intense and there can be no assurance that the Company will be able to retain existing employees or that it will be able to find, attract and retain additional qualified personnel on acceptable terms.

MANAGEMENT'S RIGHT TO NOMINATE DIRECTORS


    Pursuant to the terms of a voting agreement among the Company and two groups of stockholders, until February 28, 1999, the Company is obligated to nominate four persons designated by one group of stockholders and three persons appointed by a second group of stockholders for election to the Board of Directors at the various stockholder meetings, so long as each group of stockholders continues to hold an aggregate of 183,334 shares of Common Stock. Further, each of these groups of stockholders has agreed to vote for the other group's designees as directors of the Company. These stockholders, in the aggregate, will own approximately 17.8% of the outstanding shares of Common Stock after the Offering, without giving effect to the exercise of any outstanding warrants or options or the conversion of the Convertible Debentures. Accordingly, these stockholders, acting together, will continue to be in a position to influence the outcome of any election of the directors of the Company.


SHARES ELIGIBLE FOR FUTURE SALE; OUTSTANDING WARRANTS, OPTIONS AND CONVERTIBLE
  DEBENTURES; POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF COMMON STOCK AND WARRANTS


    Substantially all of the currently outstanding shares of Common Stock have been or will be registered for sale under the Securities Act or are eligible for sale under an exemption therefrom. The possibility that substantial amounts of Common Stock may be sold in the public market may materially adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. Additionally, as of the date of this Prospectus, the Company has reserved an aggregate of 3,776,970 shares of Common Stock for issuance upon exercise of the Warrants, other outstanding options and warrants and the Representative's Purchase Option and conversion of the Convertible Debentures. Sale of substantially all of the shares of Common Stock underlying such securities has been registered under the Securities Act. To the extent that the Warrants, other outstanding options and warrants and the Representative's Purchase Option are exercised or the Convertible Debentures are converted, dilution of the percentage ownership of the Company's stockholders will occur, and any sales in the public market of the Common Stock underlying the Warrants, other options and warrants, the Representative's Purchase Option or Convertible Debentures may materially adversely affect the prevailing market price for the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be materially adversely affected because the holders of the Warrants, other outstanding options and warrants and the Representative's Purchase Option can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Warrants, other outstanding options and warrants and the Representative's Purchase Option. The directors and executive officers and certain principal stockholders of the Company holding, in the aggregate, 1,068,519 shares of Common Stock and options or warrants to purchase an aggregate of 1,054,768 shares of Common Stock, have agreed not to sell or otherwise dispose of any of such shares for periods ranging from six to twelve months from the date of this Prospectus without the prior written consent of the Representative. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.


DILUTION


    The public offering price is substantially higher than the net tangible book value per share of the currently outstanding Common Stock. Investors purchasing shares of Common Stock in the Offering will therefore experience immediate dilution in net tangible book value of $7.01 per share, assuming a $9.00 per share offering price.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $15,470,000 ($17,873,000 if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $9.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to apply the net proceeds as follows:



    (i) approximately $5,000,000 to expand sales and marketing activities aimed at both domestic and international customers, including hiring additional domestic and international sales and marketing personnel, increasing advertising, participation in trade shows and other promotional activities;


    (ii) approximately $5,000,000 to expand its network of Company-owned switching platforms by installing additional switching platforms in a number of major metropolitan areas throughout the United States and interconnecting them to provide reliable, cost-effective telecommunications services;

    (iii) $954,000 to repay debt ("Peoples Debt") owed to Peoples Telephone Company, Inc. ("Peoples"), which was incurred by Global Link prior to the consummation of the Global Link Merger. See "Certain Transactions -- The Global Link Merger"; and


    (iv) the remainder (approximately $4,516,000) for working capital and general corporate purposes, including paying salaries (including salaries of its executive officers), and for possible acquisitions. While the Company regularly engages in discussions regarding proposed acquisitions, it currently has no agreement, arrangement or understanding with respect to any acquisition. A portion of the proceeds allocated to working capital will be used to pay taxing authorities amounts due for sales, use and excise taxes, as well as to make payments to certain vendors which are currently past due. If the Representative exercises the over-allotment option in full, the Company will realize additional net proceeds of $2,403,000, which will be added to working capital. Management will have significant discretion regarding how and when such proceeds will be applied.


    The allocation of the net proceeds of the Offering set forth above represents the Company's best estimates based upon its current plans and certain assumptions regarding industry and general economic conditions and the Company's future revenues and expenditures. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories.

    Proceeds not immediately required for the purposes described above will be invested temporarily, pending their application as described above, in short-term United States government securities, short-term bank certificates of deposit, money market funds or other investment grade, short-term, interest-bearing instruments.

    The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with its growth strategy), that the proceeds of the Offering, together with its existing financial resources and cash flow from operations, should be sufficient to satisfy its anticipated cash requirements until the end of 1998; however, there can be no assurance that this will be the case. The Company's actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including the general market acceptance of the Company's new and existing products and services, the growth of the Company's distribution channels, the technological advances and activities of competitors, and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to finance the growth and development of its business and does not anticipate paying any cash dividends in the foreseeable future. The agreements relating to the Convertible Debentures and the promissory notes issued in connection with the December 1996 Private Placement ("December 1996 Notes") prevent the Company from declaring or paying cash dividends on its capital stock.

                           PRICE RANGE OF SECURITIES

    The Company's Common Stock and Public Warrants are quoted on the Nasdaq SmallCap Market under the symbols GTST and GTSTW, respectively. The following table sets forth the ranges of high and low sale prices for the Common Stock and Public Warrants for the periods indicated, as reported by Nasdaq, which is the principal trading market for the Company's securities. The quotes represent inter-dealer prices without adjustment or mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.


    For the 12 months ended March 31, 1997, the average daily trading volume of the Common Stock was approximately 7,150 shares. This low trading volume may have had a significant effect on the market price of the Common Stock and, accordingly, historic prices may not necessarily be indicative of market prices in a more liquid market. See "Risk Factors--Limited Trading Market and Possible Volatility of Common Stock Prices."



                          COMMON STOCK        PUBLIC WARRANTS
                       ------------------    ------------------
                        HIGH        LOW       HIGH        LOW
                       -------    -------    -------    -------
1995
  First Quarter.....   $19 1/2    $11 5/8    $ 2 7/8    $ 1
  Second Quarter....    18 3/8     13 1/2      3 1/16     1 5/8
  Third Quarter.....    21         17 1/4      3 1/8      1 3/4
  Fourth Quarter....    20 5/8     13 1/8      2 7/8      1 1/8

1996
  First Quarter.....    21 3/8     15 3/8      3 1/8      1 3/4
  Second Quarter....    19 1/8     12          2 13/16    1 1/4
  Third Quarter.....    13 1/2      6          1 3/4        7/8
  Fourth Quarter....    11 1/4      6          1 5/16       3/8

1997
  First Quarter.....    14 1/2      9          1 3/4        21/32
  Second Quarter
    (through May 16,
    1997)...........    10 5/16     8          1 1/16       1/2



    See the cover page of this Prospectus for a recent closing price of the Common Stock on the Nasdaq SmallCap Market. The last sale price of the Public Warrants on May 16, 1997 was $ 5/8.



    As of May 16, 1997, there were 2,190,116 shares of Common Stock and Public Warrants and May 1996 Warrants to purchase 1,630,560 shares of Common Stock outstanding, held of record by 63 and 55 holders, respectively. The Company believes that there are in excess of 500 beneficial holders of each of its publicly-traded securities.

                                 CAPITALIZATION


    The following table sets forth the short-term debt and capitalization of the Company (i) as of March 31, 1997 and (ii) as adjusted to give effect to the Wheatley Warrant Exercise and the consummation of the Offering (assuming a price of $9.00 per share) and the application of the estimated net proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses. The table should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.



                                                                       MARCH 31, 1997
                                                               ------------------------------
                                                                                    AS
                                                                  ACTUAL         ADJUSTED
                                                               -------------  ---------------
Short-term debt(1)...........................................     $1,012,736  $        58,108
Long-term debt, net of unearned discount of $1,291,285.......      4,475,780        4,475,780
                                                               -------------  ---------------
Total debt...................................................      5,488,516        4,533,888
                                                               -------------  ---------------
Stockholders' equity (deficit):
    Preferred stock--$.01 par value, 1,000,000 shares
      authorized; no shares issued and outstanding...........       --              --
    Common stock--$.01 par value, 35,000,000 shares
      authorized; 1,856,782 shares issued and outstanding
      (actual), 4,190,116 shares issued and outstanding (as
      adjusted)(2)...........................................         18,568           41,901
    Additional paid-in capital...............................     23,301,014       41,247,681
    Deferred compensation....................................       (180,357)        (180,357)
    Cumulative foreign translation adjustment................        (12,624)         (12,624)
    Common stock note receivable.............................       (100,000)        (100,000)
    Accumulated deficit......................................    (14,681,419)     (14,681,419)
                                                               -------------  ---------------
    Total stockholders' equity...............................      8,345,182       26,315,182
                                                               -------------  ---------------
Total capitalization (including short-term debt).............    $13,833,698  $    30,849,070
                                                               -------------  ---------------
                                                               -------------  ---------------


------------------------


(1) Includes $954,628 of Peoples Debt to be paid out of the proceeds of the Offering. See "Use of Proceeds."



(2) Does not include 3,776,970 shares of Common Stock as follows: (i) 2,363,893 shares of Common Stock reserved for issuance upon exercise of the Warrants;
    (ii) 250,858 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the 1994 Plan; (iii) 248,587 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the 1994 Plan; (iv) 422,900 shares of Common Stock reserved for issuance upon exercise of non-plan options and warrants granted to certain officers, consultants and stockholders of the Company; (v) 290,732 shares of Common Stock reserved for issuance upon conversion of the Convertible Debentures; and (vi) 200,000 shares of Common Stock reserved for issuance upon exercise of the Representative's Purchase Option. See "Management -- 1994 Performance Equity Plan" and "-- Other Options and Warrants," "Certain Transactions" and "Description of Securities."

                                    DILUTION


    As of March 31, 1997, after giving effect to the Wheatley Warrant Exercise, the Company's net tangible book value was approximately $(7,148,849), or $(3.26) per share. Net tangible book value per share represents the amount of tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the consummation of the Offering at an assumed price of $9.00 per share (after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company), the net tangible book value of the Company as of March 31, 1997, would have been $8,321,151 or $1.99 per share. This represents an immediate increase in net tangible book value of $5.25 per share to existing stockholders and an immediate dilution of $7.01 per share to new investors purchasing the Common Stock in this Offering. Dilution is determined by subtracting net tangible book value per share after the Offering from the amount of cash paid by a new investor for a share of Common Stock.


    The following table illustrates this per share dilution:


Public offering price per share....................................             $    9.00
        Net tangible book value per share as of March 31, 1997
        (after giving effect to the Wheatley Warrant Exercise).....  $   (3.26)
        Increase per share attributable to this Offering...........       5.25
                                                                     ---------
Net tangible book value per share after this Offering..............                  1.99
                                                                                ---------
Dilution per share to new investors................................             $    7.01
                                                                                ---------
                                                                                ---------



    The following table summarizes, as of March 31, 1997, after giving effect to the Wheatley Warrant Exercise, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors purchasing the shares of Common Stock offered hereby (before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company):



                                                              SHARES PURCHASED         TOTAL CONSIDERATION
                                                           -----------------------  --------------------------
                                                             NUMBER      PERCENT       AMOUNT        PERCENT      AVERAGE
                                                           ----------  -----------  -------------  -----------  -----------
Existing stockholders....................................   2,190,116        52.3%  $  13,252,908        42.4%   $    6.05
New investors............................................   2,000,000        47.7      18,000,000        57.6         9.00
                                                           ----------       -----   -------------       -----
    Total................................................   4,190,116       100.0%     31,252,908       100.0%
                                                           ----------       -----   -------------       -----
                                                           ----------       -----   -------------       -----

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data at December 31, 1996 are derived from the Company's Consolidated Financial Statements, which have been audited by KPMG Peat Marwick LLP, independent auditors, included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1993 and 1994 are derived from the Company's audited financial statements for those years, which are not included in this Prospectus. The consolidated statement of operations data for the three months ended March 31, 1996 and 1997 and the consolidated balance sheet data at March 31, 1997 have been derived from unaudited interim financial statements included elsewhere in this Prospectus and include all adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations at that date and for such periods. The operating results for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year or for any future period.


                                                   YEAR ENDED DECEMBER 31,                         QUARTER ENDED MARCH 31,
                            ---------------------------------------------------------------------  ------------------------
                                               ACTUAL                           PRO FORMA(2)                ACTUAL
                            ---------------------------------------------  ----------------------  ------------------------

                              1993        1994        1995      1996(1)       1995        1996       1996(1)        1997
                            ---------  ----------  ----------  ----------  ----------  ----------  ------------  ----------
STATEMENT OF OPERATIONS DATA:
Net sales.................  $ 133,107  $1,377,900  $3,144,350  $12,121,365 $11,574,213 $13,484,395  $1,327,710   $3,688,153
Gross profit (loss).......    (11,077)    461,679     251,770   4,055,050   2,810,670   4,492,675      314,154      832,796
Operating expenses........    531,971   2,292,835   3,414,217  10,666,932  10,662,478  11,891,979    1,505,680    2,793,059
Operating loss............   (543,048) (1,831,156) (3,162,447) (6,611,882) (7,851,808) (7,399,304)  (1,191,526)  (1,960,263)
Net loss..................   (569,120) (1,946,526) (2,970,121) (6,920,222) (7,821,915) (7,739,468)  (1,187,771)  (2,274,915)
Net loss per share........  $    (.87) $    (2.97) $    (2.84) $    (4.14) $    (4.78) $    (4.38)  $    (0.95)  $    (1.23)
Weighted average number of
  shares outstanding......    653,338     654,785   1,047,226   1,670,755   1,637,600   1,765,925    1,254,830    1,847,786


                            PRO FORMA(2)
                            -------------
                                1996
                            -------------
STATEMENT OF OPERATIONS DA
Net sales.................   $ 2,690,740
Gross profit (loss).......       751,779
Operating expenses........     2,730,727
Operating loss............    (1,978,948)
Net loss..................    (2,007,017)
Net loss per share........   $     (1.23)
Weighted average number of
  shares outstanding......     1,637,600


                                                                                             DECEMBER 31,  MARCH 31,
                                                                                                 1996         1997
                                                                                             ------------  ----------
                                                                                                ACTUAL       ACTUAL
                                                                                             ------------  ----------
BALANCE SHEET DATA:
Cash and cash equivalents..................................................................   $1,352,322   $  235,618
Working capital (deficit)..................................................................   (5,630,385)  (7,247,176)
Total assets...............................................................................   25,819,365   24,290,658
Deferred revenue(4)........................................................................    4,431,309    4,047,845
Short-term debt............................................................................    1,125,696    1,012,736
Total liabilities..........................................................................   15,431,076   15,945,476
Stockholders' equity.......................................................................   $10,388,289  $8,345,182


                      AS ADJUSTED(3)
                      --------------
BALANCE SHEET DATA:
Cash and cash equiva   $ 17,250,990
Working capital (def     10,722,824
Total assets........     41,306,030
Deferred revenue(4).      4,047,845
Short-term debt.....         58,108
Total liabilities...     14,990,848
Stockholders' equity   $ 26,315,182


                                                            YEAR ENDED DECEMBER 31,                   QUARTER ENDED MARCH 31,
                                                 ---------------------------------------------  -----------------------------------
                                                        ACTUAL               PRO FORMA(2)              ACTUAL         PRO FORMA(2)
                                                 ---------------------  ----------------------  --------------------  -------------

                                                   1995      1996(1)       1995        1996      1996(1)     1997         1996
                                                 ---------  ----------  ----------  ----------  ---------  ---------  -------------
OTHER DATA:
Net activation value(5)........................  $2,711,761 $14,244,667 $12,971,772 $15,658,452 $1,361,976 $3,556,512  $ 2,775,761
Number of cards activated:
  Traditional..................................    553,706   1,478,999   1,278,505   1,585,666    288,385    469,847       395,052
  Promotional..................................    138,662  24,599,536     138,662  24,599,536        841    531,927           841
Number of minutes decremented(6):
  Traditional..................................  4,280,337  21,856,165  18,409,458  24,792,348  2,348,393  8,515,984     5,284,576
  Promotional..................................    550,342   1,472,961     550,342   1,472,961    160,407  1,078,367       160,407

(1) Includes the operating results of Global Link from March 1, 1996, the effective date of the Global Link Merger. See Note 3 of Notes to Consolidated Financial Statements.

(2) Reflects the results of operations assuming the Global Link Merger had occurred at the beginning of the respective periods.


(3) Gives effect to the Wheatley Warrant Exercise and the sale of the shares of Common Stock offered hereby (assuming a price of $9.00 per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."


(4) Represents amounts for products shipped to retailers that the Company has invoiced, which, as of the date presented, have not been used by customers. Upon customer usage or the expiration of the cards that are the subject of these invoices, or, in the case of promotional phone cards, during the period the program is executed, the Company will recognize revenue and reduce the deferred revenue account. At the time the revenue is recognized, the costs to which that revenue specifically relates also will be recognized.

(5) Represents gross retail value of phone cards activated, net of discounts to retailers and distributors.
(6) Represents minutes used by customers to place telephone calls utilizing the Company's phone cards.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Company's Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

COMPANY OVERVIEW


    On February 29, 1996, the Company acquired, through a merger, all of the outstanding capital stock of Global Link for a purchase price of approximately $11,400,000, and the assumption of liabilities. Prior to the Global Link Merger, GTS focused on marketing custom-designed prepaid phone cards for business promotional use and other retail products utilizing prepaid phone card technology. Global Link marketed primarily traditional prepaid phone cards through various retailers and distributors, including supermarkets, convenience stores, travel agencies and tour wholesalers and Company-owned and operated retail phone centers. Capitalizing on the strengths of their prior businesses, GTS and Global Link have integrated their operations to create a more diversified prepaid phone card company. Global Link's operating results were consolidated with the Company's commencing on March 1, 1996.



    The Company generates revenues from the sales of prepaid phone cards. Since its inception, the Company's annual revenues have consistently increased. However, the Company has made significant up-front expenditures in connection with its continuing expansion, which also have caused the Company's annual operating expenses (including salaries of executive, creative, sales, marketing, technical and other personnel) to steadily increase. Consequently, the Company's expenses have exceeded its revenues, resulting in losses of $6,920,222 and $2,970,121, respectively, for the years ended December 31, 1996 and 1995, and $2,274,915 and $1,187,771, respectively, for the three months ended March 31, 1997 and 1996.



    The Company records deferred revenue at the time it sells its prepaid phone cards. The Company recognizes revenue (i) at the time the consumer accesses long distance services utilizing the Company's phone cards or (ii) when the phone card expires (generally 12 to 18 months after issuance or six to 12 months after last use). At the time revenue is recognized, the costs to which that revenue specifically relates also are recognized. When the Company recognizes revenue due to the expiration of a phone card, the Company does not incur any long distance costs associated with that revenue. As of December 31, 1996 and 1995, the Company's deferred revenue was $4,431,309 and $3,513,909, respectively (an increase of $917,400 or 26.1%). As of March 31, 1997, deferred revenue was $4,047,845.



    The Company's primary cost of sales are the costs of providing the long distance service and the design and production of its prepaid phone cards. The cost of providing long distance service represents obligations to carriers that provide minutes of long distance over their networks and services associated with the Company's phone cards. Long distance carrier costs constituted 55% and 59% of net sales for 1996 and 1995, respectively, and 73% and 58% of net sales for the three months ended March 31, 1997 and 1996, respectively. The Company anticipates that the per-minute costs of providing long distance service will decrease as these carriers begin to offer volume discounts to the Company based on an increased number of minutes carried over their networks.


    The Company's selling and marketing expenses consist primarily of salary and related employment expenses for the Company's in-house sales force, advertising and promotional expenses, and commissions payable to third party distributors, sales agents and brokers. The Company's general and administrative expenses consist primarily of salaries and occupancy costs.

    At December 31, 1996, the Company had net operating loss carryforwards ("NOLs") aggregating approximately $14,167,000 available to offset future taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), utilization of prior NOLs is limited after an ownership change, as defined in this Section, to an amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change, multiplied by the federal long-term tax-exempt rate in effect during the month that the ownership change occurred. As a result of the Global Link Merger, the Company is subject to limitations on the use of its NOLs as provided under
Section 382. Accordingly, there can be no assurance that a significant amount of existing NOLs will be utilized by the Company.

RESULTS OF OPERATIONS


    The following table sets forth, for the period indicated, items from the Company's Consolidated Statements of Operations expressed as a percentage of sales:


                                                                         PERCENTAGE OF SALES
                                           -------------------------------------------------------------------------------
                                                    YEARS ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,
                                           ------------------------------------------  -----------------------------------

                                                  ACTUAL             PRO FORMA(1)             ACTUAL         PRO FORMA(1)
                                           --------------------  --------------------  --------------------  -------------
                                             1995       1996       1995       1996       1996       1997         1996
                                           ---------  ---------  ---------  ---------  ---------  ---------  -------------
Traditional card sales...................       34.5%      79.6%      82.0%      80.8%      76.3%      81.2%        86.6%
Promotional card and other retail product
  and service sales......................       65.5       20.4       18.0       19.2       23.7       18.8         13.4
                                           ---------  ---------  ---------  ---------  ---------  ---------       ------
          Net sales......................      100.0      100.0      100.0      100.0      100.0      100.0          100
Cost of sales............................       92.0       66.5       75.7       66.7       76.3       77.4         72.1
                                           ---------  ---------  ---------  ---------  ---------  ---------       ------
          Gross profit...................        8.0       33.5       24.3       33.3       23.7       22.6         27.9
                                           ---------  ---------  ---------  ---------  ---------  ---------       ------
Selling and marketing expenses...........       42.4       27.7       28.0       28.5       38.8       21.1         30.2
General and administrative expenses......       64.9       48.5       50.6       47.2       63.9       43.0         56.5
Depreciation and amortization............        1.3       11.8       13.5       12.5       10.7       11.6         14.8
                                           ---------  ---------  ---------  ---------  ---------  ---------       ------
          Operating expenses.............      108.6       88.0       92.1       88.2      113.4       75.7        101.5
                                           ---------  ---------  ---------  ---------  ---------  ---------       ------
          Operating loss.................     (100.6)     (54.5)     (67.8)     (54.9)     (89.7)     (53.1)       (73.6)
                                           ---------  ---------  ---------  ---------  ---------  ---------       ------
Interest income..........................        6.1        0.6        1.9        0.6        1.5        0.1          0.7
Interest expense.........................         --       (3.3)      (1.8)      (3.2)      (1.3)      (8.8)        (1.9)
Other....................................         --        0.1        0.1        0.1         --        0.1          0.2
                                           ---------  ---------  ---------  ---------  ---------  ---------       ------
          Loss before income taxes.......      (94.5)     (57.1)     (67.6)     (57.4)     (89.5)     (61.7)       (74.6)
Income tax expense.......................         --         --         --         --         --         --           --
                                           ---------  ---------  ---------  ---------  ---------  ---------       ------
          Net loss.......................      (94.5)%     (57.1)%     (67.6)%     (57.4)%     (89.5)%     (61.7)%       (74.6)%
                                           ---------  ---------  ---------  ---------  ---------  ---------       ------
                                           ---------  ---------  ---------  ---------  ---------  ---------       ------


------------------------


(1) Reflects the results of operations assuming the Global Link Merger had occurred at the beginning of the respective periods.



THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO PRO FORMA THREE MONTHS ENDED MARCH
  31, 1996



    Net sales for the three months ended March 31, 1997 were $3,688,153, compared to pro forma net sales of $2,690,740 for the three months ended March 31, 1996, an increase of $997,413 or 37.1%. Net sales of traditional phone cards amounted to approximately $2,995,000 for the three months ended March 31, 1997, compared to approximately $2,329,000 for the three months ended March 31, 1996, an increase of $666,000, or 28.6%. Net sales of promotional cards, other retail products utilizing prepaid phone card technology and other services increased to $693,000 for the three months ended March 31, 1997 from approximately $362,000 for the three months ended March 31, 1996, an increase of $331,000, or 91.4%. Gross margins decreased to 22.6% of net sales for the three months ended March 31, 1997, compared to 27.9% of pro forma net sales for the three months ended March 31, 1996. The decrease in the gross margin was primarily a result of an increase in the sale of cards with reduced per-minute rates to consumers and an increase in patent license fees as a result of an increase in revenues subject to such fees, offset by a decrease in production and switch administration costs as a percentage of sales.

    The net loss for the three months ended March 31, 1997 was approximately $2,275,000, compared to a pro forma net loss of approximately $2,007,000 for the three months ended March 31, 1996, an increase of $268,000 or 13.3%. This increase was a result of an increase in operating expenses of approximately $62,000 and an increase of approximately $287,000 in interest expense, net of interest income, offset by an increase in gross profit of approximately $81,000 due to the increase in sales.



THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996



    Net sales for the three months ended March 31, 1997 were $3,688,153 compared to $1,327,710 for the three months ended March 1996, an increase of $2,360,443, or 177.8%. Net sales of traditional phone cards were approximately $2,995,000 for the three months ended March 31, 1997, compared to approximately $1,013,000 for the three months ended March 31, 1996, an increase of approximately $1,982,000, or 195.7%. Net sales generated from the sale of promotional cards, other retail products utilizing prepaid phone card technology and other services for the three months ended March 31, 1997 were approximately $693,000, compared to approximately $315,000 for the comparable period in the prior year, an increase of approximately $378,000, or 120.0%. The Company's gross margins decreased to 22.6% of net sales for the three months ended March 31, 1997, compared to 23.7% of net sales for the comparable period in the prior year. The decrease in the gross margin was primarily a result of an increase in the sale of cards with reduced per-minute rates to consumers and an increase in patent license fees as a result of an increase in revenues subject to such fees, offset by a decrease in production and switch administration costs as a percentage of sales.



    Selling and marketing expenses were $778,663 (21.1% of net sales) for the three months ended March 31, 1997, compared to $515,282 (38.8% of net sales) for the three months ended March 31,1996. Approximately $69,500 of the increase was due to increased salaries and benefits of marketing and sales personnel. Additionally, approximately $33,200 of the increase was due to additional travel expenses, $54,200 to commissions paid to independent third party distributors, sales agents and brokers, $33,200 to costs associated with the Company's attendance at trade shows, and $59,000 to an increase in the provision for uncollectible accounts receivable, all of which increased as a result of the increase in net sales.



    General and administrative expenses were $1,586,144 (43.0% of net sales) for the three months ended March 31, 1997, compared to $848,980 (63.9% of net sales) for the three months ended March 31, 1996. The increase consists of approximately $288,300 in salaries and related benefits of other additional personnel which make up the Company's infrastructure, including accounting, legal, customer service and support and information technology personnel; approximately $150,600 in rent costs; approximately $73,100 in professional fees; and approximately $50,000 expensed as a result of the issuance of stock to a former employee.



    Depreciation and amortization expense increased to $428,252 for the three months ended March 31, 1997 from $141,418 for the three months ended March 31, 1996, primarily due to the amortization of goodwill resulting from the Global Link Merger and the acquisition of additional switching equipment.



    Investment and interest income was $3,901 for the three months ended March 31, 1997, compared to $19,581 for the three months ended March 31, 1996. The decrease of $15,680 was a result of lower balances of cash and cash equivalents on hand.



    Interest expense for the three months ended March 31, 1997 increased to $322,753 from $17,226 for the three months ended March 31, 1996, primarily as a result of interest on the principal amount of Convertible Debentures, amounts due to Peoples, and the amortization of the unearned discount and deferred financing costs relating to the issuance of notes payable pursuant to the December 1996 Private Placement.



    For the foregoing reasons, the Company incurred a net loss of $2,274,915 for the three months ended March 31, 1997, compared to a net loss of $1,187,771 for the three months ended March 31, 1996.

    PRO FORMA YEAR ENDED DECEMBER 31, 1996 COMPARED TO PRO FORMA YEAR ENDED DECEMBER 31, 1995


    Pro forma net sales for the year ended December 31, 1996 were $13,485,000, compared to approximately $11,574,000 for the year ended December 31, 1995, an increase of $1,911,000 or 16.5%. Pro forma net sales of traditional phone cards amounted to approximately $10,901,000 for the year ended December 31, 1996, compared to approximately $9,483,000 for the year ended December 31, 1995, an increase of approximately $1,418,000 or 15.0%. Pro forma net sales of promotional cards, other retail products utilizing prepaid phone card technology and other services increased to $2,584,000 in 1996 from $2,091,000 in 1995, an increase of $493,000 or 23.6%. Gross margins increased to 33% of net sales for the year ended December 31, 1996, compared to 24% of net sales for the prior year. The increase in the gross margin was primarily a result of a decrease in transmission costs as a percentage of sales.


    The pro forma net loss for the year ended December 31, 1996 was approximately $7,739,000, compared to $7,822,000 for the year ended December 31, 1995, a decrease of $83,000 or 1.1%. This decrease was a result of a significant increase in gross profit of approximately $1,682,000 discussed above, offset by an increase in operating expenses of approximately $1,230,000 and an increase of approximately $370,000 in interest expense, net of interest income.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995


    Net sales for the year ended December 31, 1996 were $12,121,365, compared to $3,144,350 for the year ended December 31, 1995, an increase of $8,977,015, or
285.5 %. Approximately $8,137,000 of the total 1996 net sales were derived from Global Link, whose operating results were consolidated with the Company commencing on March 1, 1996. Net sales of traditional phone cards were $9,643,000 for the year ended December 31, 1996, compared to $1,085,000 for the year ended December 31, 1995, an increase of approximately $8,558,000, or 788.8%. Net sales generated from the sale of promotional cards, other retail products utilizing prepaid phone card technology and other services during 1996 were $2,478,000, compared to $2,059,000 in 1995, an increase of $419,000, or
20.3%. The Company's gross margins increased to 33.5% of net sales for the year ended December 31, 1996, compared to 8.0% of net sales for the prior year. The increase in the gross margin was primarily a result of a decrease in transmission costs as a percentage of sales and a decrease in production costs as a percentage of sales. The decrease in transmission costs was primarily attributable to volume discounts, which were negotiated with the Company's carriers based upon a substantial increase in the minutes of use.


    Selling and marketing expenses were $3,355,778 (27.7% of net sales) for the year ended December 31, 1996, compared to $1,332,348 (42.4% of net sales) for the year ended December 31, 1995. Approximately $1,125,000 of the increase was due to increased salaries and benefits of marketing and sales personnel. Additionally, approximately $161,000 of the increase was due to additional travel expenses, $173,000 to commissions paid to independent third party distributors, sales agents and brokers, and $345,000 to an increase in the provision for uncollectible accounts receivable, all of which increased as a result of the significant increase in net sales.


    General and administrative expenses were $5,883,858 (48.5% of net sales) for the year ended December 31, 1996, compared to $2,041,010 (64.9% of net sales) for the year ended December 31, 1995. The increase consists of approximately $1,294,000 in salaries and related benefits of other additional personnel which make up the Company's infrastructure, including accounting, legal, customer service and support and information technology personnel; approximately $407,000 of additional amortization of deferred compensation costs with respect to warrants issued to outside consultants; approximately $632,000 in rent costs; approximately $192,000 due to the write-off of the remaining net assets of certain retail phone centers closed or scheduled to close in 1997; $150,000 in severance to be paid to a former officer; and $343,000 due to the write-off of convertible notes receivable and accrued interest thereon.


    Depreciation and amortization expense increased by approximately $1,387,000, primarily due to the amortization of goodwill of $1,061,000 resulting from the Global Link Merger and the acquisition of additional switching equipment.

    Investment and interest income was $73,834 for the year ended December 31,1996, compared to $192,482 for the year ended December 31, 1995. The decrease of $118,648 was a result of lower balances of cash and cash equivalents on hand.

    Interest expense for the year ended December 31, 1996 increased to $395,674 from $0 for the year ended December 31, 1995, as a result of interest on the $2,800,000 Convertible Debentures and amounts due to Peoples, interest expense on capital lease obligations recorded in 1996 and the amortization of the unearned discount and deferred financing costs relating to the issuance of notes payable pursuant to the December 1996 Private Placement.

    For the foregoing reasons, the Company incurred a net loss of $6,920,222 for the year ended December 31, 1996, compared to a net loss of $2,970,121 for the year ended December 31, 1995.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    The following discussion relates solely to the operations and financial results of GTS and excludes the operations and results of Global Link, which was acquired by the Company on February 29, 1996.

    Net sales for the year ended December 31, 1995 were $3,144,350, compared to $1,377,900 for the year ended December 31, 1994, an increase of $1,766,450 or 128.2%. Revenues from the sale of cards featuring licensed graphics increased by approximately $528,000, primarily as a result of approximately $644,000 recognized in 1995 upon the expiration of certain cards and an increase in usage of cards issued in 1994 and 1995, offset by a decrease of approximately $602,000 of premium card revenue recognized in 1994. Revenues from the sale of promotional cards increased by approximately $653,000, of which approximately $118,000 represented revenue recognized upon the expiration of certain cards. Sales of cards to other carriers increased by approximately $422,000, of which approximately $187,000 represented revenue recognized upon the expiration of certain cards. Furthermore, revenue derived from the Company's standard cards increased by approximately $86,000, of which approximately $69,000 represented revenue recognized upon the expiration of certain cards. The remaining increase in revenues of approximately $77,000 was due to an increase in the sale of non-card products and services. Gross profit margins decreased to 8.0% of net sales for the year ended December 31, 1995, compared to 33.5% of net sales for the prior year. The net decrease in gross margin was a result of an increase in transmission costs as a percentage of sales resulting from a decrease in premium revenue recognized upon the sale of cards featuring licensed graphics (which generate higher margins), an increase in sales of cards with lower margins, an increase in international calls, which in certain instances produced negative margins, and an increase in credit card chargebacks, offset by the recognition of revenue upon the expiration of certain cards which had no associated transmission costs. In addition, production costs as a percentage of sales increased in 1995 primarily due to the write-off of printing and production costs related to unsold expired prepaid phone cards. These factors were offset by (i) a decrease in royalties as a percentage of sales as a result of a decrease in the amount of sales of licensed products on which royalties were due and (ii) a reduction of fees, as a percentage of sales, paid to third party providers of switching facilities due to the installation of switching equipment in Elmont, New York.

    Selling and marketing expenses for the year ended December 31, 1995 were $1,332,348 (42.4% of net sales), compared to $1,057,404 for the year ended December 31, 1994 (76.7% of net sales). Approximately $568,000 of the increase was a result of hiring additional marketing and sales personnel, approximately $80,000 was attributable to additional costs incurred in connection with attendance at trade shows and approximately $79,000 was due to the write-off of uncollectible accounts receivable. These increases were offset by a reduction in production expenses for sample cards and selling materials of approximately $274,000, a decrease in selling commissions paid to distributors and independent sales agents of approximately $169,000 and a decrease in other selling and marketing expenses of $11,000.

    General and administrative expenses increased to $2,041,010 (64.9% of net sales) for the year ended December 31, 1995, compared to $1,235,431 (89.7% of net sales) for the year ended December 31, 1994. This increase was primarily due to salaries for additional personnel hired to support the Company's growth, along with an increase in general office expenses, benefits and travel and entertainment expenses attributable to the increased personnel, which accounted for approximately $295,000 of the increase. Furthermore, the Company incurred additional expenses with respect to the utilization of outside consultants and temporary personnel of approximately $250,000, an increase in costs resulting from the relocation of the Company's headquarters to a larger facility of approximately $55,000, an increase in taxes of $59,000, an increase in professional fees of approximately $116,000 and an increase in other general and administrative costs of approximately $49,000.

    Investment and interest income amounted to $192,482 for the year ended December 31, 1995 as compared to $6,531 for the prior year. The increase of $185,951 resulted from earnings on higher balances of cash and cash equivalents on hand, as well as interest on certain convertible notes receivable outstanding in 1995.

    Interest expense for the year ended December 31, 1995 decreased to $0 from $121,401 for the year ended December 31, 1994, as a result of the conversion in September 1994 of notes payable to certain holders of equity securities.

    For the foregoing reasons, the Company incurred a net loss of $2,970,121 for the year ended December 31, 1995, compared to a net loss of $1,946,526 for the year ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES


    At March 31, 1997, the Company had cash and cash equivalents of $235,618 and a working capital deficit of $7,247,176, compared to $1,352,322 and $5,630,385, respectively, at December 31, 1996.


    In May 1996, the Company consummated the May 1996 Private Placement, a private offering from which the Company derived gross proceeds of $3,000,000 through the sale of 200,000 shares of Common Stock and May 1996 Warrants to purchase 400,000 shares of Common Stock.


    In December 1996, the Company consummated the December 1996 Private Placement, a private offering from which the Company derived gross proceeds of $3,000,000 through the sale of December 1996 Notes in the aggregate principal amount of $3,000,000 and 1,000,000 December 1996 Warrants. Pursuant to an agreement the Company entered into in April 1997, Wheatley and Wheatley Foreign, principal stockholders of the Company, exercised an aggregate of 333,334 December 1996 Warrants issued to them in the December 1996 Private Placement, resulting in $2,500,000 of gross proceeds to the Company. In consideration for exercising such December 1996 Warrants, the Company issued to Wheatley and Wheatley Foreign Public Warrants to purchase an aggregate of 250,000 shares of Common Stock.



    Net cash used in operating activities for the year ended December 31, 1996 of $3,601,684 was primarily due to the Company's net loss and a decrease in accounts payable and accrued liabilities and deferred revenue, offset by non-cash items such as depreciation and amortization, increases in sales and excise taxes payable and a decrease in accounts receivable. Net cash used in operating activities for the three months ended March 31, 1997 of $880,613 was primarily due to the Company's net loss and a decrease in deferred revenue, offset by non-cash items such as depreciation and amortization, increases in accounts payable, accrued expenses and sales and excise taxes payable and a decrease in accounts receivable. Accounts receivable are generated pursuant to sales of prepaid phone cards primarily to distributors and retail establishments. Typically, the Company provides 30-day terms (or less) to reputable retail establishments that sell its phone cards. Deferred revenue represents sales of prepaid phone cards for which revenue has not yet been recognized, but will typically be recognized in future periods as customers access long distance services, at the expiration dates of the phone cards or, in the case of promotional phone card programs, during the period the program is executed. Net cash used in investing activities for the year ended December 31, 1996 consisted of $347,983 of capital expenditures, net of $160,190 in net cash acquired in the Global Link Merger. Net cash used in investing activities for the three months ended March 31, 1997 consisted of $69,901 of capital expenditures. Net cash provided by financing activities for the year ended December 31, 1996 consisted of $2,611,569 of net proceeds from the issuance of Common Stock and warrants in connection with the May 1996 Private Placement, $2,850,000 of net proceeds from the issuance of notes payable in connection with the December 1996 Private Placement, net of payments to Peoples of $930,707, the lending of $250,655 to Global Link prior to the Global Link Merger and payments on capital lease obligations of $55,073. Net cash used in financing activities for the three months ended March 31, 1997 consisted of payments to Peoples of $119,293, payments on capital lease obligations of $12,104, an increase in deferred financing fees of $38,394 in connection with the issuance of notes payable in December 1996, offset by $4,374 of proceeds from the exercise of employee stock options. Under its carrier agreement with Sprint, the Company must fulfill a $200,000 per month usage commitment.


    During 1996, the Company experienced significant losses and negative cash flow from operations, particularly in the last ten months of the year following the Global Link Merger. As a result, the Company assessed the recoverability of goodwill as of December 31, 1996. In connection with its assessment of recoverability, management prepared and reviewed estimates of future cash flows (undiscounted and without interest charges) and also considered whether the 15 year amortization period originally assigned to the goodwill remained appropriate as of the balance sheet date. The Company's projections considered recent developments in the Company's business as well as projected growth rates for the prepaid phone card industry obtained from external sources. Based on this assessment, management concluded that no impairment loss was required to be recognized as of December 31, 1996. In addition, management concluded that the 15 year amortization period initially selected at the time of the Global Link Merger remains appropriate as of December 31, 1996.

    The assessment of goodwill recoverability, which is heavily dependent on projected financial information and the goodwill amortization period, are significant accounting estimates as contemplated by the American Institute of Certified Public Accountants' Statement of Position 94-6, "DISCLOSURE OF CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES." Further, the Company operates in an industry which is rapidly evolving and extremely competitive. It is reasonably possible that the Company's accounting estimates with respect to the useful life and ultimate recoverability of goodwill could change in the near term and that the effect of such changes on the financial statements could be material. While management currently believes that the recorded amount of goodwill is not impaired, there can be no assurance that the Company's future results will confirm this assessment or that a significant write-down or write-off of goodwill will not be required in the future.


    As indicated in the accompanying financial statements, the Company incurred net losses of $6,920,222 and $2,274,915 for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively, and is in a negative working capital position of $7,247,176 at March 31, 1997. Management's projections indicate that the Company anticipates that it will continue to generate operating losses and negative cash flow at least through 1997. Further, the Company is delinquent on certain vendor obligations as of March 31, 1997 and the Company has not remitted certain amounts previously collected for sales, use and excise taxes to various taxing jurisdictions. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with its growth strategy), that the proceeds of the Offering, together with its existing financial resources and cash flow from operations, should be sufficient to satisfy the Company's anticipated cash requirements until the end of 1998; however, there can be no assurance that this will be the case. It is the Company's present intention to utilize $5,000,000 of the proceeds of this Offering to expand sales and marketing activities, $5,000,000 to expand its network of Company-owned switching platforms and approximately $954,000 to repay debt owed to Peoples. A portion of the proceeds allocated to working capital will be used to pay taxing authorities amounts due for sales, use and excise taxes as well as to make payments to certain vendors which are currently past due. See "Use of Proceeds." In the event that the Company's plans change or its assumptions change or prove to be inaccurate (due to unanticipated expenses, delays, difficulties or otherwise), or if cash flow proves to be insufficient to fund the Company's operations after such period of time, the Company will be required to seek additional financing or curtail its expansion activities. As of the consummation of the Offering, the Company does not have any arrangements with respect to, or sources of, additional financing and there can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all. The failure to obtain such financing could have a material adverse effect on the Company.

                                    BUSINESS

THE COMPANY

    The Company is a facilities-based global provider of prepaid phone cards that offer users reliable, convenient and cost-effective access to domestic and international telecommunications services. The Company's core product line consists of traditional prepaid phone cards marketed domestically and internationally, such as its signature product, the Global Link Card. The Company also offers custom-designed prepaid phone cards for business promotional use and retail products utilizing prepaid phone card technology for specialized purposes, such as information access and interactive games. Many of the Company's phone cards are offered with enhanced services, such as interactive applications, customized voice greetings and data collection, and the Company intends to begin offering other enhanced services, such as voice mail and conference calling, in the second quarter of 1997.


    The Company generated revenues of approximately $12.1 million in 1996, compared to $3.1 million in 1995. It activated approximately 1.5 million traditional prepaid phone cards in 1996, compared to 554,000 cards in 1995, and decremented approximately 21.9 million minutes from its traditional phone cards in 1996, compared to 4.3 million minutes in 1995. The Company also activated approximately 24.6 million custom-designed promotional phone cards in 1996, compared to 139,000 cards in 1995, and decremented approximately 1.5 million minutes from its promotional phone cards in 1996, compared to 550,000 minutes in 1995. Substantially all of the increases in revenues, activations of traditional cards and decremented minutes from traditional cards were attributable to GTS' acquisition on February 29, 1996 of all of the outstanding capital stock of Global Link. Global Link's operating results were consolidated with the Company's commencing on March 1, 1996. Substantially all of the increases in activations of promotional cards and decremented minutes from promotional cards were attributable to a promotional campaign created by the Company for Kraft Foods. Approximately 6,000 retail outlets were carrying the Company's phone cards as of March 31, 1997, compared with approximately 1,750 as of March 31, 1996 and approximately 5,400 as of December 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    The Company currently markets its prepaid phone cards in four product lines:
(i) traditional prepaid phone cards marketed domestically through distributors and retail establishments, such as convenience stores, supermarkets, drug stores and mass merchandisers, which represented approximately 72% of the Company's revenues in 1996; (ii) traditional prepaid phone cards marketed internationally to business and leisure travelers destined for the United States, which represented approximately 8% of the Company's revenues in 1996; (iii) custom-designed promotional phone cards sold to businesses to enhance the marketing of their products and services, which represented approximately 17% of the Company's revenues in 1996; and (iv) specialized retail products utilizing prepaid phone card technology, which represented approximately 3% of the Company's revenues in 1996. The Company believes that its established reputation in the prepaid phone card industry among retailers, distributors and business customers, its existing infrastructure and experienced management team provide it with important advantages over many competitors. In 1995, the Company was named the prepaid phone card company of the year by TELECARD WORLD, an industry trade publication.


MARKET OVERVIEW AND OPPORTUNITY

    Prepaid phone cards have been widely used throughout Europe and Asia for more than ten years. Although prepaid phone cards were not used on a widespread basis in the United States prior to 1994, the market in the United States is rapidly expanding, with annual sales of prepaid phone cards growing from an estimated $100 million in 1993 to an estimated $1.1 billion in 1996. Industry analysts project annual sales of prepaid phone cards in the United States to reach $2.5 billion by 2000. The Company anticipates that continued industry growth will be fueled by (i) increasing consumer acceptance of prepaid phone cards and recognition of their cost advantages over standard credit calling cards, collect calling and other options available to consumers seeking to place phone calls when away from the house or office and (ii) a broader base of consumer segments using prepaid phone cards, such as business employees, students and travelers.

    The court-directed divestiture of the Bell System in 1984 created competition in the long distance market. Over time, alternatives to AT&T, the long distance carrier resulting from the divestiture, began to emerge to compete for long distance customers. In 1995, the United States long distance industry generated revenues of more than $75 billion. One type of competitor that emerged from the changing long distance market was the reseller, an entity that purchases a high volume of long distance minutes from major carriers at rates significantly lower than those that could be obtained by individuals and small businesses, and, in turn, resells those minutes to its own customer base. Eventually, certain resellers began to market resold long distance minutes through the sale of prepaid phone cards.


    Prepaid phone cards are a reliable, convenient and cost-effective alternative to coin-operated calling, collect calling, operator assisted calling and standard credit calling cards. Unlike credit calling cards, which provide virtually unlimited credit and impose surcharges on long distance services, prepaid phone cards are paid for in advance and provide finite amounts of calling time. Currently, two types of prepaid phone card technologies are used in the United States. Most domestic prepaid phone cards, including the Company's cards, utilize a remote memory technology, which permits users to place local, long distance and international calls from any touch-tone-Registered Trademark-phone by dialing a toll-free or local access number to connect to a prepaid phone card switching platform. After being prompted to enter a PIN, the caller is advised of the value remaining on the card and is prompted to enter the telephone number to be called. The call is then routed to its destination. The per-minute charges for the call are automatically decremented from the prepaid account corresponding to the PIN as the call progresses.


    In contrast, "smart card" technology utilizes computer chips, magnetic strips or optical readers built into cards that must be swiped through or inserted into specially-designed pay telephones. Smart card technology requires the replacement of standard telephones with telephones that are equipped with mechanisms capable of reading such cards. In order for smart card technology to be widely used in any particular area, all or substantially all of the public pay telephones in that area must be equipped to read the smart cards. Those telephones that do not contain a smart card reader, such as hotel and office telephones, still require the consumer to use a phone card with remote memory technology. Smart card technology is currently in widespread commercial use in Europe and Japan and has been introduced in the United States on a limited basis by NYNEX, U.S. West and GTE.

    As the prepaid phone card industry evolves, the Company believes that traditional prepaid phone cards will increasingly become a commodity and that the successful competitors will be those that (i) establish a brand name recognized for reliable telecommunications services and responsive customer service, (ii) improve operating margins by optimizing their own switching and network facilities to reduce transmission costs through least-cost routing and providing transmission capacity for small telecommunications services providers,
(iii) possess the experience and calling volume to negotiate carrier agreements with multiple long distance carriers that provide favorable volume discounts and
(iv) differentiate their cards and services by offering a variety of convenient features, such as the ability to easily recharge the cards, interactive features for business promotions and entertainment applications, and value-added enhanced services, such as voice mail, fax mail, conference calling and speed dialing.

STRATEGY

    The Company's strategy is to continue the rapid growth of its operations and capture an increasing share of the expanding prepaid phone card market. Key components of the Company's strategy include: (i) expanding the domestic and international retail distribution channels for the Company's prepaid phone cards; (ii) expanding its Company-owned, interconnected switching network; (iii) acquiring companies or assets to achieve the Company's strategic goals; and (iv) pursuing other growth opportunities including:

identifying a broader base of consumer segments for the Company's prepaid phone cards, such as business employees, students and travelers; exploring alternative methods of prepaid phone card distribution, such as vending machines and ATM machines; exploiting alternative technologies for prepaid products, such as prepaid wireless services; and expanding strategic relationships with other telecommunications services providers.

    EXPANDING DISTRIBUTION


    DOMESTIC RETAIL. The Company's seven in-house sales managers market the Company's Global Link Card and other traditional prepaid phone cards domestically (i) directly to national, regional and independent retail establishments, which sell the phone cards to a wide range of end users, (ii) to independent distributors with widespread distribution channels and access to a substantial number of retailers, such as newsstand distributors, food brokers and tobacco and confectionery distributors and (iii) to other marketing companies and organizations that sell the phone cards to consumers within specific niche markets. The Company also markets its prepaid phone cards through Company-owned and operated retail phone centers.


    The Company believes that it can increase domestic retail penetration by:

    - creating smaller regions and hiring additional Regional Sales Managers and other sales personnel who could then focus on specific target markets and address individual retailer requirements;

    - increasing its sales force in each market where it installs a switching platform in order to promote, market and sell its LOCAL LINK services; and

    - recruiting additional distributors to market and promote its prepaid phone cards to local, regional and national retailers.


    INTERNATIONAL RETAIL. Approximately 150 sales agents located in 28 countries market the Company's Global Link Card and other traditional prepaid phone cards internationally to business and leisure travelers destined for the United States, primarily through airlines, tour wholesalers, travel agencies, car rental agencies and other travel related businesses. The Company intends to increase international distribution of its phone cards by:


    - hiring additional marketing personnel to actively solicit new sales agents and distributors in Europe, the Far East and South America; and

    - introducing telecommunications services that will provide end users with convenient, cost-effective access within and between more than 30 countries, including the United States and Canada.

    PROMOTIONAL PHONE CARDS. The Company intends to broaden its promotional phone card offerings by hiring additional creative, design and marketing personnel, as well as sales representatives to focus primarily on large business customers, advertising agencies and promotional companies.

    EXPANDING SWITCHING NETWORK


    The Company intends to expand its network of three Company-owned switching platforms by installing additional switching platforms in a number of major metropolitan areas in the United States and interconnecting them to provide reliable, cost-effective telecommunications services. The Company believes that the installation of switching platforms in strategically located markets can substantially reduce costs associated with customers accessing its switching platforms and terminating domestic telephone calls. See "-- Telecommunications Infrastructure."

    PURSUING ACQUISITION OPPORTUNITIES

    Numerous companies have entered the prepaid phone card industry over the last few years, attracted by the industry's dramatic growth and barriers to entry that, initially, were minimal. Many of these entrants, while possessing access to potentially strong distribution channels or innovative products, did not anticipate the complexity of the phone card business and have not been able to exploit all of the elements necessary for success, such as an established infrastructure, a dedicated sales force, an established reputation in the prepaid phone card industry among retailers, distributors and business customers, access to capital and an experienced management team. The Company believes that the highly fragmented prepaid phone card industry presents an opportunity for consolidation through acquisitions and subsequent integration of acquired businesses. Accordingly, the Company intends to acquire companies or assets to achieve its strategic goals.


    Industry analysts estimate that there are approximately 500 prepaid phone card companies competing within the industry. The Company believes that a large majority of these companies are small and have limited access to capital, and that many of them represent suitable acquisition candidates for more developed companies, such as the Company, that have access to capital, management expertise and an established telecommunications infrastructure important to integrate the viable aspects of acquired companies' operations into their own and to capitalize on the economies of scale which may result from such acquisitions. The Company anticipates that once its integrated network of switching platforms is in place, it will be able to integrate the telecommunications volume generated by acquired companies' customer bases and to benefit from economies of scale that were previously unavailable to the acquired company as a stand-alone operation. While the Company regularly engages in discussions regarding proposed acquisitions, it currently has no agreement, arrangement or understanding with respect to any such acquisition.


    PURSUING OTHER GROWTH OPPORTUNITIES

    The Company intends to pursue other growth opportunities, including:

    - identifying a broader base of consumer segments for the Company's prepaid phone cards, such as business employees for their use when away from the office, students and travelers temporarily living away from home;

    - exploring alternative methods of prepaid phone card distribution, such as vending machines and ATM machines placed in heavily traveled locations such as airports, shopping malls and amusement parks;

    - exploiting alternative technologies for prepaid products, such as prepaid wireless services; and

    - expanding strategic relationships with other telecommunications services providers.

PRODUCTS AND TELECOMMUNICATIONS SERVICES

    The Company's core product line consists of traditional prepaid phone cards marketed domestically and internationally, including the Global Link Card. The Company also offers custom-designed promotional phone cards for business promotional use and retail products utilizing prepaid phone card technology for specialized purposes, such as information access and interactive games. Some of the enhanced services typically offered with the Company's phone cards include
(i) customized voice greetings (which the Company believes to be an attractive feature to large retailers and businesses that utilize the Company's promotional phone cards), (ii) foreign language voice prompts and instructions, (iii) data collection (used to gather marketing and demographic information), (iv) sequential calling, which permits customers to place additional calls without exiting the platform and (v) voice mail (which the Company intends to begin offering to its customers in the second quarter of 1997).

    TRADITIONAL PHONE CARDS MARKETED DOMESTICALLY

    The Company's primary marketing and distribution strategy is to target retailers directly and through distributors that sell the Company's phone cards to end users. The Company has and will continue to increase retailers' awareness of the profit potential of offering prepaid telecommunications services, the minimal space needed to sell the Company's phone cards and the ability of the Company's phone cards to generate ongoing residuals for retailers through recharge revenues. In furtherance of its strategy, the Company facilitates the display of its phone cards by providing (i) turnkey merchandising materials, which include customized cards and retail packaging and complete display and signage systems, (ii) retail promotion programs for which the Company and the retailer share costs and (iii) access to marketing information generated by the Company's switching platforms.


    Traditional prepaid phone cards permit users to place local, long distance and international calls from any touch-tone telephone. The Company's rechargeable traditional phone cards enable customers to add additional calling time to the phone cards at certain retail locations and, in some cases, by dialing a toll-free number and furnishing major credit card information. This allows customers to continue to use the same PINs and generates ongoing residual sales for retailers. Unlike most products sold by retailers, the Company's traditional phone cards enable retailers to generate revenues beyond initial sale of the cards. The Company pays additional commissions to the retailer based on the dollar value added to any card sold by that retailer, so long as that retailer continues to offer the Company's phone cards. The Company believes that this program increases retailer loyalty and creates an incentive for retailers to sell its prepaid phone cards.


    The Company's phone cards can be activated and recharged at the retail level through (i) a touch-tone system utilizing a designated telephone line and a touch-tone telephone, (ii) the Company's customer service department through a toll-free number and (iii) the Company's proprietary ACTIPHONE-TM- system, which utilizes a standard credit card reader. The software-based ACTIPHONE system was designed and developed by the Company to provide detailed sales information in response to queries by the Company's employees, agents and customers, allowing the Company to monitor sales of its phone cards efficiently.

    Customers utilizing the Company's traditional phone cards can place international calls to the United States from more than 28 countries and outbound domestic and international long distance calls from the United States to more than 220 countries. The Company intends to begin offering voice mail and conference calling in the second quarter of 1997, and depending on customer demand, will begin offering other services, such as speed dialing, message delivery and fax mail, in the second half of 1997.


    The Company intends to market traditional prepaid phone cards through its CORPORATE+ Program to domestic and international businesses for their employees' use when away from the office. The Company believes that its phone cards can afford many businesses substantial savings compared to standard credit calling cards and can enable management to control long distance costs more effectively. Additionally, the Company's switching platforms can provide information such as the length of a call, the time a call was made and locations from and to which a call was placed, providing businesses with an effective mechanism to monitor usage. The Company plans to implement its CORPORATE+ Program by increasing the size of its sales force to focus on (i) expanding the Company's relationships with its current business customers and (ii) targeting businesses not presently engaged in the sale of prepaid phone cards whose employees spend a significant amount of time away from the office.


    TRADITIONAL PHONE CARDS MARKETED INTERNATIONALLY

    The Company's Global Link Card and other traditional prepaid phone cards are sold internationally to business and leisure travelers destined for the United States. These phone cards are identical to the Company's traditional phone cards except that, in most cases, the phone cards are activated by a credit card through the Company's switching network either by following simple automated instructions or by calling the Company's toll-free customer service number. The Company's international phone cards generally are packaged in a "tear-off" format with travel documents that include marketing information about the Company's phone cards. The Company's international phone cards frequently are accompanied by an offer of free telephone time in exchange for the customer's activation of the card for a minimum value.


    The Company intends to introduce its Global Link Worldwide-TM- Card, which will provide end users with convenient, competitively priced access within and between more than 30 countries, including the United States and Canada. The Company intends to target individuals who originate calls outside the United States by marketing the Global Link Worldwide Card (i) domestically through travel agencies and other travel-related businesses and (ii) internationally through a network of sales agents and retail establishments in Europe, South America and the Far East.


    PROMOTIONAL PHONE CARDS


    The Company's custom-designed promotional phone cards, which feature companies' logos, products and customized advertisements, are sold to businesses that typically give these cards to their customers in connection with the marketing of their products and services. A business utilizing the Company's phone cards for promotions can access marketing and demographic data compiled by the Company's switching platforms. The Company believes that it has differentiated itself from most other providers of promotional phone cards by combining enhanced services and interactive technology with its promotional cards.



    The Company believes that its in-house creative and design staffs provide key advantages over competitors in the business promotions segment of the prepaid phone card industry, allowing the Company to design, implement and deliver complete, innovative promotional packages and to respond quickly to changes in customer preferences. The Company has combined its enhanced services and interactive technology with its promotional cards to produce business promotions unique to the phone card industry. In 1996, the Company conducted a promotion for Kraft Foods called "Kids Pick the President," which enabled children to use a GTS phone card to vote for a candidate in the 1996 presidential election. This promotion received a Gold Medal award for "outstanding phone card promotion" from PROMO MAGAZINE, an advertising industry trade publication. The Company recently conducted a second promotion for Kraft Foods called the "Kids' Choice Awards," which enabled children to use a phone card to vote for their favorite actor, actress, television program and musician. Other businesses for which the Company has conducted promotional phone card programs include Microsoft, Icelandair, Lufthansa, Taco Bell, RJ Reynolds, Meineke Muffler, Rollerblade, NatWest, Arm 'n Hammer, Dial, Seagrams, The 1996 Masters Golf Tournament and the Toronto Blue Jays.


    SPECIALIZED RETAIL PHONE CARD PRODUCTS


    The Company designs and markets specialized retail products utilizing prepaid phone card technology, which are sold to distributors and retail establishments that carry the Company's traditional prepaid phone cards, such as Von's and ABC. The Company also sells these products to businesses not presently engaged in the sale of the Company's prepaid phone cards, such as Eckerd Drugs and Stop & Shop. The Company's in-house creative staff develops these products by expanding the technology utilized by the Company's traditional prepaid phone cards. Recent examples of these products include KIDS-IN-TOUCH SAFETY PHONE CARDS, PSYCHIC PHONE CARDS, CALL SANTA ACTIVITY PHONE CARDS, MARVEL SUPERHEROES BATTLEPACKS (comprised of three games played using a touch-tone telephone as a joystick), PETS-IN-NEED PHONETAGS and SESAME STREET TELEPHONE STORY TAGS, created pursuant to a license agreement with the Children's Television Workshop. SESAME STREET TELEPHONE STORY TAGS enable children to call a designated toll-free number to listen to stories told by SESAME STREET characters ELMO, BIG BIRD and ERNIE. PETS-IN-NEED PHONETAGS are attached to a pet's collar. In the event that the pet becomes lost, a good samaritan can contact the pet's owner by calling the toll-free number imprinted on the tag, which automatically connects to the owner's designated phone number.

TELECOMMUNICATIONS INFRASTRUCTURE

    GENERAL

    Each call made using the Company's traditional phone card is comprised of two components: (i) an inbound or originating call, which accesses one of the Company's switching platforms and (ii) an outbound or terminating call, which connects the end user to the destination called. Currently, most customers access the Company's switching platforms by dialing a toll-free number. This inbound service, purchased by the Company from carriers such as Sprint or MCI, constitutes a significant portion of the Company's costs with respect to the telephone call. Once the Company's switching platform is accessed, the call is directed by the Company's switching platform to the network of an interexchange carrier for transport to the appropriate call destination. Costs incurred by the Company in connection with consumers accessing the Company's switching platforms and the carriage of a call from the Company's switching platform to the call destination include variable costs incurred in accessing the local exchange carrier in each local access transport area ("LATA").

    SWITCHING FACILITIES


    The Company currently owns and operates three NACT STX switching platforms, two in Jersey City, New Jersey (the "New Jersey STX") and the other in Miami, Florida (the "Miami STX"). The Miami STX is located at the offices of Peoples Telephone Company, Inc. ("Peoples") (the previous owner of Global Link) and is maintained by the Company's employees, with the assistance of Peoples' representatives. The New Jersey STX is located at the offices of NTT Data Communications Systems Corporation, an affiliate of NTT America, Inc. ("NTT"), a customer of the Company, and is maintained by the Company's employees, with the assistance of NTT representatives. These two switching platforms are manufactured by NACT. The Company and NACT have entered into agreements pursuant to which NACT licenses software to the Company and provides technical support and platform maintenance. In addition to its own switching facilities, the Company utilizes the switching facilities of outside vendors for certain of its enhanced services and/or interactive products, including InComm Communications, a subsidiary of U.S. South Communications, Inc., and Interactive Media Works, Inc.


    The Miami STX and the New Jersey STX provide phone card services to the Company's domestic and international traditional prepaid phone card customers and, in many instances, end users of the Company's promotional phone cards. These switching platforms are designed for the specific purpose of providing prepaid phone card services, unlike many other switching platforms which must operate contemporaneously with front end processors functioning outside of the switching platform. These platforms allow the Company to route each telephone call to the least expensive long distance carrier, determined by either the origin of the call, or the city, country, area code or exchange where the call will terminate.


    The Company's switching platforms also monitor card usage and end user demographics and limit the Company's exposure to fraud by alerting the Company to situations in which multiple PINs are used from any single telephone number, the same PIN is being used from many different parts of the country within a short period of time, or a number of invalid PINs are entered from a single telephone number. The Company believes that its ability to minimize unauthorized use of its cards and to provide important customer and card usage information makes its Global Link Card an attractive choice for retailers.



    The Company believes that the installation of switching platforms in a number of major metropolitan areas in the United States will reduce the Company's inbound costs for calls originating within a LATA in which a switching platform is located. Once a switching platform is installed in a particular LATA, the Company will be able to offer LOCAL LINK service in that LATA and customers originating calls in that LATA will be able to choose a local access number instead of a toll-free number to access the Company's switching platform, and thereby receive reduced per-minute rates. As a result, the Company will not have to pay any per-minute costs for access into its switching platform. Rather, the Company will have to pay only the fixed cost of leasing the dedicated access lines necessary for the Company to provide local access. The Company has entered into interconnection agreements with local exchange carriers such as Teleport Communications Group, Inc. ("TCG") and intends to enter into additional agreements with TCG and other local exchange carriers to lease dedicated access lines. The Company also believes that the installation of switching platforms in a number of major metropolitan areas in the United States will substantially reduce the Company's costs for terminating calls by enabling the Company to route calls directly to local exchange carriers within a terminating LATA rather than through interexchange carriers. The Company will be able to route calls delivered to its switching platform by an interexchange carrier over dedicated access lines to their destination, incurring only the fixed cost of leasing the lines and avoiding variable per minute local access costs. In addition, the Company plans to interconnect its switching platforms in different LATAs using dedicated access lines leased at fixed costs. As a result, if a call originates in a LATA serviced by one of the Company's switching platforms and terminates in a different LATA serviced by another Company-owned switching platform, the Company will not incur any variable per-minute long distance costs for transferring calls over its interconnected network.


    LOCAL LINK SERVICE


    In June 1996, the Company introduced its LOCAL LINK service, which enables callers using the Company's phone cards in the New York metropolitan area to receive reduced per-minute rates by accessing the Company's New Jersey STX switching platform through a local number instead of a toll-free number. The Company's costs are substantially reduced when a customer accesses the Company's regional switching platform in this manner or terminates a call in a LOCAL LINK service area, which serves to improve the Company's gross profit margins and provide the Company with flexibility to withstand price competition. LOCAL LINK service also enables the Company's end users to terminate telephone calls in the New York metropolitan area at reduced per-minute charges. Additionally, if the customer originates the call on a local access line, the Company can charge reduced international rates. The Company anticipates offering its LOCAL LINK service to end users in the Philadelphia and New Jersey markets commencing in the third quarter of 1997.


    CARRIER AGREEMENTS


    The Company has carrier agreements with numerous long distance carriers, such as Sprint and MCI, to originate toll-free access to the Company's switching facilities domestically and internationally and to terminate domestic and international long distance calls over these carriers' networks. The carrier agreement between the Company and Sprint requires the Company to satisfy a $200,000 minimum monthly usage commitment in order to receive favorable pricing. Failure to meet such minimum commitment would obligate the Company to pay underutilization charges equal to 25% of the difference between the minimum commitment and the net usage. The majority of the Company's domestic toll-free origination and termination minutes currently are carried over Sprint's network.


    The Company's carrier agreements with multiple domestic and international long distance carriers allow for redundant routing of call traffic to ensure that if one carrier experiences difficulties the Company's phone card customers are able to complete their telephone calls by automatically switching to an unaffected carrier's network. Moreover, these multiple carrier agreements enable the Company to route each telephone call to the least expensive long distance carrier for that particular call, whether by country, city, area code or exchange. This least-cost routing allows the Company to competitively price its phone cards.

    LICENSE

    In August 1995, the Company obtained a nonexclusive patent license from Ronald A. Katz Technology Licensing, L.P. to use over 25 patents related to telecommunications processes. The Company is required to pay a percentage of annual activation revenues, subject to annual minimum royalty payments. The term of the license continues until November 2011, when the last patent expires.

SALES

    The Company sells its prepaid phone cards and other services to domestic and international retailers and distributors, and to business customers. The Company also participates in trade shows, direct marketing and print advertising and develops promotional kits to market its promotional and custom-designed cards to retailers and businesses.


    The following chart sets forth current estimated information regarding certain retail establishments, distributors and other niche outlets currently marketing the Company's traditional prepaid phone cards in the United States and
Canada:



                                                                                                      ESTIMATED
                                                                                                      NUMBER OF
                                                                                                      LOCATIONS
                                                                                       ESTIMATED        THAT
                                                                                     TOTAL NUMBER     CURRENTLY
NAME                                              TYPE                               OF LOCATIONS    CARRY CARDS
------------------------------------------------  ---------------------------------  -------------  -------------

Von's                                             supermarket                                330            255
Sloan's                                           supermarket                                 55             35
Genuardi                                          supermarket                                 25             25
Twin County Grocers                               supermarket                                 50             40
ABC                                               convenience store                           50             40
Food Spot                                         convenience store                           25             25
Eckerd Drugs                                      drug store                               1,845          1,845
Quality Distribution Network                      candy and tobacco distributor           18,000            800
Phoenix International Airport                     airport                                    N/A             15
Seamen's Church Institute of Florida              maritime outlet distributor                 80             45


    DOMESTIC RETAIL SALES


    The Company sells its prepaid phone cards domestically through an in-house sales force consisting of seven sales managers, each focusing on a distinct geographic or niche market. The Company's Global Link Card and other traditional prepaid phone cards are sold (i) directly to national, regional and independent retail establishments, which sell the phone cards to a wide range of end users,
(ii) to independent distributors with widespread distribution channels and access to a substantial number of retailers, such as newsstand distributors, food brokers and tobacco and confectionery distributors and (iii) to other marketing companies and organizations that sell the phone cards to consumers within specific niche markets. The Company's diverse domestic retail base includes convenience stores, supermarkets, drug stores, mass merchandisers, maritime outlets (through which cards are sold to individuals working on cruise ships and cargo vessels) and similar retail outlets. In November 1996, the Company began to implement a new marketing structure, which established a system to enable regional managers to supervise the solicitation of potential customers in a more focused manner. Additionally, beginning in October 1996, the Company commenced distribution of its specialized retail products through domestic retailers and distributors that carry the Company's traditional prepaid phone cards and to businesses not presently engaged in the sale of prepaid phone cards, creating new revenue streams for the Company and its customers.


    In marketing the Global Link Card to retailers, the Company emphasizes profit potential, including the possible generation of ongoing commissions to the retailer through payment of additional commissions based on the number of minutes recharged on any Global Link Card sold by the retailer so long as the retailer continues to offer the Global Link Card. The Company believes that this program increases retailer loyalty and creates an incentive for retailers to sell the Company's prepaid phone cards. The limited retail shelf space necessary to offer the Company's products also is emphasized by the Company in its retail marketing efforts. Additionally, the Company assists retailers in promoting the Global Link Card and the Company's other products by providing turnkey merchandising and marketing materials, including customized retail packaging and display systems.

    The Company has agreements with retailers and distributors, which generally provide for a term of one to three years and require that the retailer or distributor sell the Company's phone cards exclusively. These agreements also provide for wholesale prices reflecting discounts ranging from 20% to 50% of the retail selling price and contain customary covenants and conditions, including indemnification, confidentiality and other standard provisions acceptable to the Company. Additionally, the Company has arrangements with retailers and distributors that are not embodied in written agreements having specific terms which can be terminated at any time. Certain of the Company's agreements with international distributors provide for the payment of commissions based on the number of cards sold.


    The Company also sells its prepaid phone cards through four Company-owned and operated retail phone centers located in urban shopping areas in Brooklyn, New York and Miami Beach, Florida. These retail phone centers serve two primary functions: (i) to sell the Company's prepaid phone cards and (ii) to enable customers to place telephone calls and pay for those calls with the phone card. Sales generated from the Company's phone centers were approximately $1,715,000 and $336,000 for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively. As the number and type of prepaid phone card users have grown, the Company has de-emphasized the sale of phone cards through its retail phone centers.


    INTERNATIONAL RETAIL SALES


    The Company's Global Link Card and other traditional prepaid phone cards are sold internationally to business and leisure travelers destined for the United States, primarily through airlines, tour wholesalers, travel agencies, car rental agencies and other travel related businesses. International marketing is conducted primarily through approximately 150 sales agents located in 28 countries, managed by the Company's Vice President--International Sales and International Sales Manager. The Company's international phone cards currently are sold by international sales agents such as Mike Gurnell & Associates; travel agencies such as C.A. Ferntouristik; tour wholesalers such as Guest International Marketing Services--Germany and American Express Vacations; international airlines such as United Vacations (United Airlines), Tower Air, Air New Zealand Holidays and Iceland Air; and Alamo Rent-A-Car.



    The Company currently is pursuing opportunities to expand its existing business in the Canadian phone card market. The emerging Canadian prepaid phone card market resembles the United States prepaid phone card market of several years ago. In building its Canadian operations, the Company intends to follow the same strategy that it utilizes in connection with the growth of its operations in the United States, taking advantage of the insight derived from the Company's experiences associated with its early entrance into the United States prepaid phone card market.


    PROMOTIONAL PHONE CARD SALES


    The Company's custom-designed promotional phone cards, which feature companies' logos, products and customized advertisements, are sold to businesses that typically give these cards to their customers to enhance the marketing of their products and services. A business using the Company's phone cards for promotions also can access marketing and demographic data compiled by the Company's switching platforms. Businesses for which the Company has conducted promotional phone card programs include Kraft Foods, Microsoft, Icelandair, Lufthansa, Taco Bell, RJ Reynolds, Meineke Muffler, Rollerblade, NatWest, Arm 'n Hammer, Dial, Seagrams, The 1996 Masters Golf Tournament and the Toronto Blue Jays. Although the Company's promotional phone card programs generally are non-recurring, the Company has conducted a second promotional phone card program for both Kraft Foods and Dial.


DESIGN AND MANUFACTURING

    The Company's in-house design staff creates original designs for promotional and custom-designed cards. Upon completion of a phone card design, the Company produces paper samples of such card, converts it into a film production sample and delivers it to a manufacturer, which prints the card on plastic sheets and cuts the sheets into phone cards. The Company utilizes several manufacturers for the production of its phone cards and believes that there are adequate sources of supply and manufacturing capacity to address the Company's requirements.

CUSTOMER SUPPORT AND SERVICE

    The Company believes that effective customer service is essential to attracting and retaining reputable retail customers. Additionally, the Company believes that it must support both the end users of the Company's phone cards and the retail establishments and distributors that purchase the Company's phone cards for resale to end users. Accordingly, the Company has established two customer service divisions.


    The Company's customer support division, which consists of its Vice President--Support Services and four account managers, provides support to its retail customers and distributors, which are divided into groups. Each account manager is assigned a particular group for which he or she serves as liaison. Each account manager uses the Company's management information system to interface with the Company's NACT STX switching platforms from his or her computer terminal. This direct link provides the account managers with real-time information concerning customers' accounts and the ability to activate and recharge customers' phone cards.


    Each prepaid phone card contains a toll-free customer service number. The Company's customer service operators are available 24 hours a day, seven days a week, 365 days a year to assist users of the Company's phone cards. Additionally, customer service operators can address concerns relating to the operation of the Company's phone cards and any billing related question by accessing real-time call detail records through the Company's switching platforms.

COMPETITION

    The telecommunications services industry generally, and the prepaid phone card industry specifically, is intensely competitive, rapidly evolving and subject to constant technological change. As the prepaid phone card industry has grown, industry analysts estimate that the number of companies marketing prepaid phone cards has increased from approximately 75 companies in 1994 to more than 500 in 1996, some of which have substantially greater resources than those of the Company. Further, the Company's prepaid phone cards not only compete with other prepaid phone cards, but also with credit calling cards, collect calling services, hotel telephones, public pay telephones and other long distance services. The Company believes that it competes with any medium by which a consumer places a telephone call when away from the home or office.

    The Company believes that its established reputation in the prepaid phone card industry among retailers, distributors and business customers, its existing telecommunications infrastructure and its experienced management team provide it with important advantages over competitors. The Company also believes that the recharge capabilities of certain of its phone cards provide it with important advantages over many of its competitors whose cards do not provide users with these capabilities. The Company believes that the primary competitive factors affecting the prepaid phone card market are price, quality and reliability of service, ease of use, service features and name recognition. The Company believes that it successfully competes in these areas.

    The Company's prepaid phone cards provide a more convenient and cost-effective alternative to other long distance services intended for use away from a consumer's home or office. The Company's phone cards are easy to use and can be utilized from any touch-tone telephone. Unlike credit calling cards, prepaid phone cards do not require users to fill out credit applications and allow consumers to budget telephone expenses effectively. The Company's phone cards provide a less expensive alternative to credit calling cards, collect calling services, hotel telephones and public pay telephones. The following chart compares a direct dial three-minute call from New York to Los Angeles between the weekday hours of

8:00 a.m. and 5:00 p.m. using the Company's prepaid phone card (Local Link and non-Local Link) and a public telephone, MCI 800 Collect calling service and AT&T credit calling card:

COST COMPARISON BY SERVICE TYPE FOR DOMESTICALLY ORIGINATED AND TERMINATED PHONE
                                    CALLS(1)

      NYNEX PAY PHONE                                                       GTS
----------------------------      MCI          AT&T       ----------------------------------------
CREDIT CARD(2)     COIN(3)      COLLECT    CALLING CARD    STANDARD PREPAID    LOCAL LINK PREPAID
---------------  -----------  -----------  -------------  -------------------  -------------------
   $    2.81      $    5.20    $    2.88     $    2.21         $    0.75            $    0.40

------------------------


(1) Prices are based on information contained in tariffs filed with the FCC on November 27, 1996 (NYNEX and AT&T) and March 1, 1997 (MCI).


(2) Represents a credit card call placed from a NYNEX pay telephone utilizing NYNEX's designated operator services provider by dialing "0" plus a seven digit number.

(3) Represents a call placed from a NYNEX pay telephone utilizing coins deposited into the pay telephone.

    The Company's phone cards will provide an even more cost-effective alternative once the Company's proposed interconnected prepaid switching platform is in place and its LOCAL LINK service is available in both Los Angeles and New York.

    The following chart compares a direct dial three-minute call from New York to London between the weekday hours of 8:00 a.m. and 4:00 p.m. using the Company's prepaid phone card (LOCAL LINK and non-LOCAL LINK) and a private telephone, a hotel telephone, Sprint Collect calling service and AT&T calling card:

COST COMPARISON BY SERVICE TYPE FOR CALLS ORIGINATED DOMESTICALLY AND TERMINATED
                               INTERNATIONALLY(1)

                                                                                GTS
                        HOTEL       SPRINT         AT&T       ----------------------------------------
 PRIVATE TELEPHONE    TELEPHONE     COLLECT    CALLING CARD    STANDARD PREPAID    LOCAL LINK PREPAID
-------------------  -----------  -----------  -------------  -------------------  -------------------
3.27.$.........       $    9.21    $    8.77     $    7.71         $    1.80            $    0.68

------------------------


(1) Prices are based on information contained in tariffs filed with the FCC on March 1, 1997 (AT&T from private and hotel telephone and calling card) and October 1, 1996 (Sprint).


GOVERNMENT REGULATION

    The provision of telecommunications services is regulated by the federal and state governments of the United States. Federal laws and FCC regulations apply to interstate and interLATA telecommunications, while state regulatory authorities have jurisdiction over telecommunications services that originate and terminate within the same state or LATA. Various international authorities also may seek to regulate telecommunications services originating or terminating in their respective countries.

    FEDERAL. On February 8, 1996, President Clinton signed into law the Telecommunications Act, which allows local exchange carriers, including the RBOCs upon satisfaction of certain conditions, to provide interstate and interLATA long distance telecommunications services and grants the FCC the authority to deregulate other aspects of the telecommunications industry. In order to implement the objectives and spirit of the Telecommunications Act, the FCC has initiated proceedings to define the rules affecting competition in the telecommunications industry and the companies that participate in this industry. While the Company believes that the Telecommunications Act will foster increased competition in the telecommunications industry and create new opportunities for the Company to participate in various segments of the industry, the near and long-term effects on the Company of the Telecommunications Act and the rules to be promulgated thereunder cannot be anticipated.

    The Telecommunications Act governs all "common carriers," including AT&T, MCI and Sprint, as well as entities, such as the Company, which resell transmission services using other common carriers' facilities. The Company has applied for and received all necessary authority from the FCC to provide domestic and international telecommunications services through the resale of switched services of U.S. facilities-based carriers. The FCC reserves the right to condition, modify or revoke such authority for violations of the Communications Act of 1934, as amended, or its rules.

    Nondominant carriers (i.e., carriers that do not have the power to control prices), such as the Company, currently must maintain tariffs on file with the FCC for their international services, and, as discussed below, the issue of whether nondominant carriers must file tariffs for their interstate, domestic, interexchange services currently is under review. Although the tariffs of nondominant carriers and the rates and charges they specify are subject to FCC review, they are presumed to be lawful and are seldom contested. In general, nondominant domestic common carriers are required to charge reasonable rates and are prohibited from engaging in unreasonable practices in the provision of their services. As an international nondominant carrier, the Company is required to include detailed rate schedules in its international tariffs. The Company has filed all required tariffs with the FCC.

    On October 31, 1996, the FCC released an order eliminating the requirement that nondominant interstate carriers, such as the Company, maintain tariffs on file with the FCC for domestic interstate services. The FCC's rules are pursuant to authority granted to the FCC in the Telecommunications Act to "forbear" from regulating any telecommunications service provider if the FCC determines that the public interest will be served. Under the new rules, after a nine-month transition period, nondominant interstate carriers need no longer file tariffs, although they have the option of ceasing to file such tariffs immediately. Petitions for review of the FCC's order were filed by MCI, among others, with the United States Court of Appeals for the District of Columbia Circuit, which on February 13, 1997 stayed the FCC's order. Accordingly, on March 6, 1997, the FCC reinstated its prior rules requiring nondominant carriers providing interstate, domestic, interexchange service to file tariffs.


    Pursuant to the Telecommunications Act, the FCC recently adopted new rules governing the pay telephone industry that, among other things, establish a means by which all pay telephone service providers are compensated for every interstate and intrastate call originating from their pay telephones, including calls that utilize toll-free access. Under the new rules, long distance carriers are required to compensate pay telephone owners a per-call fee for those calls made after October 7, 1996 for which the pay telephone owner is not otherwise compensated. Until October 8, 1997, only long distance carriers that generate $100 million or more in revenues will be required to pay a pre-determined monthly amount. Those long distance carriers have the right to charge phone card companies, such as the Company, a fee for each call originating from a pay telephone. One of the Company's long distance carriers has indicated that it intends to charge the Company such fees, although the Company currently is disputing such carrier's method of calculation of payment. After October 8, 1997, interexchange carriers, including the Company, will be required to compensate pay telephone providers $.35 for each call completed from a pay telephone where the caller accesses the long distance carrier through a toll-free number. It is unclear who will be responsible for invoicing and collecting the per-call compensation fees from the interexchange carriers. The FCC's new rules currently are being reviewed by the United States Court of Appeals for the District of Columbia Circuit. To the extent that such payments cannot be passed on to card users, the new rules could have a material adverse effect on the Company.


    STATE. The provision of intraLATA or intrastate long distance telecommunications services is subject to various state laws and regulations, including prior certification, notification and/or registration requirements. The scope of such regulation varies from state to state, with certain states requiring the filing and regulatory approval of various certifications and state tariffs. For example, many states regulate prepaid phone card providers by requiring them to apply for certification. While the Company either has obtained, applied or is applying for certification in the states of Florida, New York and California (where the Company conducts a substantial part of its business), there can be no assurance that state regulators will grant the Company all required authorizations. Currently, the FPSC also is considering implementing other rules that specifically regulate prepaid phone card providers. The FPSC is the first state regulatory agency that has taken an aggressive approach toward the regulation of prepaid phone cards. The Company believes that other state regulatory agencies will adopt regulations similar to those which will ultimately be adopted by the FPSC. The Company continually evaluates the regulations governing the provision of intrastate telecommunications services in numerous states and seeks to obtain operating authority in those states in which it provides or expects to provide service and that require authority. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of the state regulatory authorities. Fines and other penalties, including, for example, the return of all monies received for intrastate traffic from residents of a state, may be imposed for such violations.

    The Company believes that it is in compliance with all laws, rules and regulations material to its operations and has obtained, or is in the process of obtaining, all licenses, tariffs and approvals necessary for the conduct of its business. In the future, legislation enacted by Congress, court decisions relating to the telecommunications industry, or regulatory actions taken by the FCC or the states in which the Company operates could adversely impact the Company's business. Changes in existing laws and regulations, in particular the currently proposed relaxation of existing regulations, may have a significant impact on the Company's activities and on the Company's operating results. Adoption of new statutes and regulations and the Company's expansion into new geographic markets could require the Company to alter methods of operation, at costs which could be substantial, or otherwise limit the types of services offered by the Company. There can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements.

TRADEMARKS


    Global Link-Registered Trademark- and the design of the Global Link prepaid phone card are registered trademarks of Global Link. Applications also have been filed to register Global Link-Registered Trademark- and the design of the Global Link-Registered Trademark- phone card in several foreign countries. The Company or Global Link also has filed trademark applications with the United States Patent and Trademark Office seeking registration for ACTIPHONE-TM-, LOCAL LINK-TM- and GLOBAL LINK WORLDWIDE-TM-. There can be no assurance that the Company will receive registrations for any applied for trademarks or that any registered trademark will provide the Company with any significant marketing or industry recognition, protection, advantage or benefit.


EMPLOYEES


    As of May 16, 1997, the Company had 59 full-time employees and 37 part-time employees. None of the Company's employees is covered by a collective bargaining agreement. The Company never has experienced an employment-related work stoppage and considers its employee relations to be satisfactory.


PROPERTY

    In January 1995, Global Link entered into a lease for approximately 7,500 square feet of space located at 5697 Rising Sun Avenue, Philadelphia, Pennsylvania, which houses the Company's principal executive offices, computer systems and packaging facilities. The term of the lease is five years and provides for an annual rent of $50,400 during 1996, $52,900 during 1997, $55,566 during 1998, and $58,344 during 1999. Global Link is renting this space from JilJac Realty Company, a general partnership owned by Gary J. Wasserson, the Company's Chief Executive Officer.

    In July 1995, the Company entered into a sublease for 9,400 square feet of space located at 40 Elmont Road, Elmont, New York. The term of the sublease is through July 2000 and provides for an annual rent of $145,700, including utilities. In February 1997, the Company subleased this space through July 2000 for an annual rent of $89,300 for the first 12 months, $94,000 for the second 12 months and $98,700 for the remainder of the term.

    In August 1995, the Company entered into a lease for approximately 1,930 square feet of space for its sales offices located at 60 East 42nd Street, New York, New York. The term of the lease is 62 months and provides for an annual rent of $45,248.

    In April 1997, the Company entered into a lease for approximately 2,125 square feet of space located in Roslyn Heights, New York. The term of the lease is for one year and provides for an annual rent of $55,781.

    The Company believes that its facilities are adequate for its present purposes. The Company believes that as it grows, it will require additional facilities, and that such facilities will be readily available.

LEGAL PROCEEDINGS

    The Company is not aware of any pending legal proceedings against the Company which, individually or in the aggregate, would materially adversely affect the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

    The current executive officers, key employees and directors of the Company are as follows:


NAME                                                                  AGE                       POSITION
----------------------------------------------------------------      ---      ------------------------------------------
Shelly Finkel(1)................................................          52   Chairman of the Board
Gary J. Wasserson(2)............................................          41   Chief Executive Officer and Director
Cory Eisner.....................................................          41   Vice President--Enhanced Services
Lon Torman......................................................          56   Vice President--International Sales
Mary Berger.....................................................          38   Vice President--Support Services
David S. Tobin..................................................          32   General Counsel and Secretary
Maria Bruzzese..................................................          33   Chief Financial Officer
Alan W. Kaufman(1)(2)...........................................          59   Director
Donald L. Ptalis(2).............................................          54   Director
Jack N. Tobin(1)................................................          55   Director


------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

    SHELLY FINKEL has been the Chairman of the Board since April 1993 and was the Chief Executive Officer of the Company from April 1993 through March 1995. Mr. Finkel has been active in the promotional field since June 1965 and has been the President of Shelly Finkel Management, Inc., a New York-based personal management firm, since 1980.


    GARY J. WASSERSON has been the Chief Executive Officer and a director of the Company since March 1996 and has been the President, Chief Executive Officer and Chairman of the Board of Directors of Global Link since its inception in March 1994. From June 1992 to February 1993, Mr. Wasserson was the interim President, consultant and a director of Robin Enterprises Inc., a company organized to rehabilitate, develop, manage and lease residential and commercial properties located in Moscow, Russia. From 1984 to December 1993, Mr. Wasserson was the principal stockholder, Chairman and Chief Executive Officer of Sterling Supply Corporation ("Sterling"), a cleaning supply and equipment distribution company serving the laundry and textile industries. In 1992, Sterling filed a voluntary petition in bankruptcy under Chapter 11 of the Federal Bankruptcy Code.



    CORY EISNER has been the Company's Vice President--Enhanced Services since October 1994. From 1977 to October 1994, Mr. Eisner was employed by Phone Programs, Inc., a telepromotions agency specializing in interactive phone services, most recently as Executive Vice President of Sales.


    LON TORMAN has been the Company's Vice President--International Sales since March 1996 and has held the same position with Global Link since February 1995. From January 1993 to February 1995, Mr. Torman held the same position at PTC Services, a division of Peoples and from May 1992 to January 1993, he worked in the cellular phone division at PTC Services. From January 1990 to May 1992, Mr. Torman was the Managing Director of Carifone Cellular Phone Rental, Inc., which was sold to Peoples in May 1992.

    MARY BERGER has been the Company's Vice President--Support Services since March 1996 and has held the same position with Global Link since February 1995. From 1992 to February 1995, Ms. Berger held the same position at PTC Services, a division of Peoples, where she developed customer support, technical support and management information system services.

    DAVID S. TOBIN has been the General Counsel and Secretary of the Company since March 1996 and General Counsel of Global Link since February 1995. From April 1992 to February 1995, Mr. Tobin was the Assistant General Counsel of Peoples, where he was responsible for acquisitions and general corporate matters. From 1990 to April 1992, Mr. Tobin was an associate of the law firm of Ruden, McClosky, Smith, Schuster and Russell, P.A. David Tobin is the son of Jack N. Tobin, a director of the Company.

    MARIA BRUZZESE has been the Chief Financial Officer and Treasurer of the Company since October 1994. From April 1994 to October 1994, Ms. Bruzzese was Chief Financial Officer of The Netplex Group, Inc. (formerly CompLink, Ltd.), a developer of computer software products primarily for the office automation market. From 1986 to March 1994, Ms. Bruzzese was employed by KPMG Peat Marwick LLP, an international, full service accounting firm, where she specialized in the information and communications industry and most recently served as a senior manager. Ms. Bruzzese is a certified public accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

    ALAN W. KAUFMAN has been a director of the Company since November 1994. From April 1986 to December 1996, Mr. Kaufman held various positions, including Vice President of Marketing and Vice President of Sales and Marketing, and most recently Executive Vice President of Sales of Cheyenne Software, Inc. Mr. Kaufman was the founding President of the New York Software Industry Association.

    DONALD L. PTALIS has been a director of the Company since March 1996. Since January 1995, Mr. Ptalis has been the President of Masque Sound & Recording Corp., a sound equipment rental company. From June 1993 to December 1995, Mr. Ptalis managed his personal investments. From 1987 to June 1993, Mr. Ptalis was the President and Chief Executive Officer of Desks Inc., an office furniture supply company.

    JACK N. TOBIN has been a director of the Company since March 1996. Since March 1989, Mr. Tobin has been the President of Jack Tobin & Associates, Inc., a marketing, public relations and lobbying firm that he founded. Since November 1982, Mr. Tobin has been a member of the State of Florida House of Representatives. As a member of the House of Representatives, Mr. Tobin has served as the Chairman of the Health and Rehabilitative Services, Science Industry and Technologies and Business and Professional Regulation committees. Since November 1989, Mr. Tobin has chaired the full committee or subcommittee which regulates telecommunications companies operating within the state. Jack Tobin is the father of David Tobin, the General Counsel and Secretary of the Company.

BOARD OF DIRECTORS


    The Board of Directors of the Company is divided into three classes, each of which serves for a term of three years, with only one class of directors being elected in each year. The term of the first class of directors, currently consisting of Shelly Finkel and Gary J. Wasserson, will expire at the annual meeting of stockholders to be held in 1997; the term of the second class of directors, currently consisting of Alan W. Kaufman and Donald L. Ptalis, will expire at the annual meeting of stockholders to be held in 1998; and the term of the third class of directors, currently consisting of Jack N. Tobin, will expire at the annual meeting of stockholders to be held in 1999. In each case, each director will hold office until the next annual meeting of stockholders at which his class of directors is to be elected or until his successor is duly qualified and appointed. Executive officers serve at the discretion of the Board.



    The members of the Company's Board of Directors do not receive any cash compensation for serving as directors, however, the Company reimburses directors for travel and related expenses incurred to attend Board meetings. On March 31st of each calendar year, each person who is then a director of the Company is granted immediately exercisable ten-year options to purchase 3,334 shares of Common Stock at the fair market value thereof at the time of grant. See "-- 1994 Performance Equity Plan."


    The Company has appointed a Compensation Committee and an Audit Committee of the Board of Directors. The Compensation Committee, consisting of Shelly Finkel, Alan W. Kaufman and Jack N. Tobin, reviews the salaries and other compensation of the Company's executive officers. The role of the Audit Committee, consisting of Gary J. Wasserson, Alan W. Kaufman and Donald L. Ptalis is to review (i) the scope of Company's annual audit and other services provided by the Company's independent auditors and (ii) the audit results and the auditors' recommendations regarding policies, systems and controls.

EXECUTIVE COMPENSATION


    The following table sets forth information concerning compensation of the Company's Chief Executive Officer and the three other most highly compensated executive officers (collectively, the "Named Executive Officers") for 1994, 1995 and 1996:


                         SUMMARY COMPENSATION TABLE(1)


                                                                                 ANNUAL      LONG TERM COMPENSATION
                                                                              COMPENSATION   -----------------------
NAME AND PRINCIPAL                                                            -------------          OPTIONS
POSITION DURING PERIOD                                          FISCAL YEAR    SALARY ($)        (NO. OF SHARES)
-------------------------------------------------------------  -------------  -------------  -----------------------
Gary J. Wasserson............................................         1996        125,000              45,000
  Chief Executive Officer                                             1995         --                  --
                                                                      1994         --                  --

John P. McCabe(2)............................................         1996        150,000               3,334
  President                                                           1995        121,154              33,334
                                                                      1994         --                  --

Cory Eisner..................................................         1996        155,000               5,000
  Vice President                                                      1995         93,750               3,334
                                                                      1994         22,500               8,334

David S. Tobin...............................................         1996        116,667              29,303
  General Counsel and Secretary                                       1995         --                  --
                                                                      1994         --                  --


------------------------

(1) No other executive officer received aggregate compensation equal to or exceeding $100,000 during 1994, 1995 or 1996. None of Messrs. Wasserson, McCabe, Eisner or Tobin received noncash compensation benefits having a value exceeding 10% of his cash compensation during 1994, 1995 or 1996.


(2) Mr. McCabe resigned as President and a director of the Company in May 1997. Pursuant to the terms of Mr. McCabe's termination agreement, the Company agreed to pay him three months severance and to accelerate the vesting of options to purchase 11,111 shares of Common Stock. The Company also canceled options to purchase 3,334 shares of Common Stock granted to Mr. McCabe in March 1997.

    The following table summarizes the number of shares and the terms of stock options granted to the Named Executive Officers in 1996:

               OPTIONS/SHARES DURING YEAR ENDED DECEMBER 31, 1996

                                      INDIVIDUAL GRANTS
                          -----------------------------------------
                                                 % OF TOTAL
                                               OPTIONS/SHARES
                                                 GRANTED TO            EXERCISE       MARKET PRICE
NAME AND POSITION         OPTIONS/SHARES        EMPLOYEES IN           PRICE ($/       ON DATE OF       EXPIRATION
DURING PERIOD                GRANTED             FISCAL YEAR            SHARE)          GRANT ($)          DATE
------------------------  --------------  -------------------------  -------------  -----------------  -------------
Gary J. Wasserson.......         3,334(1)              35.3%               15.75            15.75         3/30/06
  Chief Executive               41,667                                    18.375           18.375      1/3 2/29/02;
  Officer                                                                                              1/3 2/29/03;
                                                                                                        1/3 2/29/04

John P. McCabe..........         3,334  (1)                 2.6%           15.75             15.75        3/30/06
  President

Cory Eisner.............         5,000                    3.9%             7.875             7.875        8/24/01
  Vice President

David S. Tobin..........        16,667                   13.1%            18.375            18.375     1/3 2/29/02;
  General Counsel and                                                                                  1/3 2/29/03;
  Secretary                                                                                             1/3 2/29/04

------------------------

(1) Represents immediately exercisable options to purchase 3,334 shares of Common Stock granted pursuant to the terms of the Company's 1994 Plan, which provides for stock option grants for 3,334 shares to be made to each director of the Company on March 31st of each year. See "-- 1994 Performance Equity Plan."


    The following table summarizes the number of exercisable and unexercisable options held by the Named Executive Officers at December 31, 1996, and their value at that date if such options were in-the-money:


             AGGREGATE YEAR-END OPTION VALUES AT DECEMBER 31, 1996

                                                              NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                    OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                                DECEMBER 31, 1996        DECEMBER 31, 1996 ($)(1)
NAME AND POSITION                                           --------------------------  --------------------------
  DURING PERIOD                                             EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Gary J. Wasserson.........................................       3,334        41,667        --            --
  Chief Executive Officer

John P. McCabe............................................      14,445        22,222        --            --
  President

Cory Eisner...............................................       9,584         7,083     $   3,125     $   6,250
  Vice President
David S. Tobin............................................      12,636        16,667     $  23,124        --
  General Counsel and Secretary

------------------------

(1) Represents the difference between the aggregate market value at December 31, 1996 of the Common Stock underlying the options (based on a last sale price of $9.75 on that date) and the options' aggregate exercise price.

1994 PERFORMANCE EQUITY PLAN

    In October 1994, the Board of Directors of the Company adopted, and the stockholders approved, the 1994 Plan. The 1994 Plan currently authorizes the granting of awards of up to 500,000 shares of Common Stock to the Company's key employees, officers, directors and consultants. Awards consist of stock options (both nonqualified options and options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards, as described in the 1994 Plan. The 1994 Plan is administered by the Board of Directors, which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the 1994 Plan.

    On March 31st of each calendar year during the term of the 1994 Plan, assuming there are enough shares then available for grant under the 1994 Plan, each person who is then a director of the Company is awarded stock options to purchase 3,334 shares of the Company's Common Stock at the fair market value thereof (as determined in accordance with the 1994 Plan), all of which options are immediately exercisable as of the date of grant and have a term of ten years. These are the only awards which may be granted to a director of the Company under the 1994 Plan.

    Each stock option may be granted at a price determined by the Board of Directors, not to be less than 100% of the fair market value of the Common Stock on the date of grant (or 110% of the fair market value in the case of qualified stock options granted to a holder of more than 10% of the outstanding stock of the Company). The aggregate fair market value of shares for which qualified stock options are exercisable for the first time by such employee during any calendar year may not exceed $100,000. Generally, options granted to employees are exercisable as to 50% of the shares covered thereby on the first anniversary of the date of grant and 25% of the shares covered thereby on each of the second and third anniversaries of the date of such grant. The 1994 Plan also contains certain change in control provisions, which could cause options and other awards to become immediately exercisable and restrictions and deferral limitations applicable to other awards to lapse in the event any person (excluding certain stockholders of the Company) acquires beneficial ownership of more than 25% of the Company's outstanding shares of Common Stock.


    As of the date of this Prospectus, options to purchase a total of 250,858 shares of Common Stock are outstanding under the 1994 Plan. Options outstanding under the 1994 Plan include options to purchase 30,002 shares granted to executive officers, at exercise prices ranging from $7.875 to $17.25 per share. In addition, pursuant to the terms of the 1994 Plan, on March 31, 1995, the Company granted to each director of the Company immediately exercisable ten-year options to purchase 3,334 shares for $17.625 per share, on March 31, 1996, immediately exercisable ten-year options to purchase 3,334 shares for $15.75 per share and on March 31, 1997, immediately exercisable ten-year options to purchase 3,334 shares for $11.125 per share. In connection with John McCabe's resignation as President and a director of the Company in May 1997, the Company canceled options to purchase 3,334 shares of Common Stock granted to Mr. McCabe in March 1997. In February 1995, in connection with their respective consulting agreements with the Company, Barry Rubenstein and Eli Oxenhorn, stockholders of the Company, each were granted options under the 1994 Plan to purchase 33,334 shares of Common Stock at an exercise price of $14.25 per share. These options vested in February 1996 and remain exercisable until February 2001. In January 1997, in connection with the extension of their respective consulting agreements, Messrs. Rubenstein and Oxenhorn were each granted options under the 1994 Plan to purchase 25,000 shares of Common Stock at an exercise price of $9.00 per share. These options vested in February 1997 and remain exercisable until February 2002. The exercise prices of all of the foregoing options are equal to the fair market value of the Common Stock on the date of grant.

OTHER OPTIONS AND WARRANTS

    In October 1994, the Company granted ten-year options to purchase an aggregate of 25,000 shares of Common Stock at an exercise price of $9.99 per share to three individuals, 10,000 of which were granted to Shelly Finkel, Chairman of the Board of the Company.

    In December 1994, in connection with its serving as underwriter of the IPO, the Company issued and sold to Whale Securities Co., L.P. ("Whale") and its designees, for nominal consideration, five-year warrants to purchase up to 50,000 shares of Common Stock at a purchase price of $24.15 per share and/or Public Warrants to purchase up to 50,000 shares of Common Stock, which Public Warrants are exercisable at a price of $12.00 per share.


    In March 1995, in connection with his employment with the Company, John McCabe was granted options to purchase 33,334 shares of Common Stock at an exercise price of $15.00 per share (the fair market value of the Common Stock on the date of grant). These options originally vested in three equal annual installments commencing in March 1996 and will remain exercisable for a period of five years from the date of vesting. In connection with Mr. McCabe's resignation as President and a director of the Company, the Company accelerated the vesting of options to purchase 11,111 shares of Common Stock.


    In April 1995, in connection with consulting services rendered to the Company, two individuals were granted options to purchase an aggregate of 2,500 shares of Common Stock at an exercise price of $16.50 per share (the fair market value of the Common Stock on the date of grant).

    In April 1995, the Company issued five-year warrants to a designee of Whale to purchase 16,667 shares of Common Stock at an exercise price of $15.00 per share (the fair market value of the Common Stock on the date of grant) in consideration of Whale's granting the Company the right of first refusal to pursue any prospective acquisition target in the phone card industry that Whale identifies prior to February 1998. In October 1995, the Company issued five-year warrants to another designee of Whale to purchase 16,667 shares of Common Stock at an exercise price of $15.00 per share (the fair market value of the Common Stock on the date of grant). In January 1996, the Company issued five-year warrants to Whale and two of its designees to purchase an aggregate of 66,667 shares at an exercise price of $15.375 per share (the fair market value of the Common Stock on the date of grant) in consideration of consulting services provided to the Company.

    In February 1996, in connection with their employment with the Company, Messrs. Gary J. Wasserson and David S. Tobin, the Company's Chief Executive Officer and General Counsel and Secretary, respectively, were granted options to purchase 41,667 and 16,667 shares, respectively, at an exercise price of $18.375 per share (the fair market value of the Common Stock on the date of grant). These options vest in three equal annual installments commencing in February 1997 and will remain exercisable for a period of five years from the date of vesting.


    In connection with the acquisition of Global Link, options to purchase 48,334 shares of common stock of Global Link were converted into options to purchase 36,642 shares of Common Stock, at exercise prices ranging from $1.98 to $7.92 per share. In addition, warrants issued in connection with the issuance of the Convertible Debentures were converted into warrants to purchase 7,085 shares of Common Stock at an exercise price of $18.00 per share.


    In May 1996, the Company consummated the May 1996 Private Placement, a $3,000,000 private offering in which it sold 30 Units ("Units"), each Unit consisting of 6,667 shares of Common Stock and May 1996 Warrants to purchase 13,334 shares of Common Stock. Whale served as the placement agent in connection with the May 1996 Private Placement and received an option to purchase three Units (an aggregate of 20,000 shares of Common Stock and May 1996 Warrants to purchase 40,000 shares of Common Stock), which Units are identical to the Units sold in the May 1996 Private Placement, at an exercise price of $100,000 per Unit, exercisable until May 10, 2001.

    In December 1996, the Company consummated the December 1996 Private Placement, a private offering from which the Company derived gross proceeds of $3,000,000 through the sale of December 1996

Notes in the aggregate principal amount of $3,000,000 and 1,000,000 December 1996 Warrants. Whale was paid a finder's fee in connection with the December 1996 Private Placement of 50,000 December 1996 Warrants. Additionally, Graubard Mollen & Miller, the Company's general counsel, received $50,000 of December 1996 Notes and 16,667 December 1996 Warrants in payment of certain legal fees and expenses.


    In April 1997, Wheatley and Wheatley Foreign exercised an aggregate of 333,334 December 1996 Warrants at an exercise price of $7.50 per share, resulting in $2,500,000 of gross proceeds to the Company. In consideration for exercising such December 1996 Warrants, the Company issued to Wheatley and Wheatley Foreign Public Warrants to purchase an aggregate of 250,000 shares of Common Stock. See "Certain Transactions."


EMPLOYMENT AGREEMENTS


    The Company has entered into employment agreements with each of Shelly Finkel, its Chairman of the Board, Gary J. Wasserson, its Chief Executive Officer, David S. Tobin, its General Counsel and Secretary, and Maria Bruzzese, its Chief Financial Officer. Mr. Finkel's and Ms. Bruzzese's employment agreements each provide for an initial term through December 14, 1997. Messrs. Wasserson's and Tobin's employment agreements each provide for an initial term through March 1, 1999. Mr. Finkel's employment agreement requires him to devote at least 50% of his business time to the management and operations of the Company and provides for a base annual salary of $75,000. The employment agreements of Messrs. Wasserson, Tobin and Ms. Bruzzese require each of them to work for the Company on a full-time basis and provide for base annual salaries of $150,000, $140,000 and $95,000, respectively, during the term of the agreements. Messrs. Wasserson's and Tobin's employment agreements each provide that if his employment is terminated without cause, he shall receive his salary due through the later of February 28, 1999 and one year from the date of termination. All of these officers also may be granted annual bonuses at the discretion of the Board of Directors. Each of the agreements contains a provision prohibiting the employee from competing with the Company during the term of employment and for a period of two years thereafter. The Company currently does not have a written employment agreement with Cory Eisner, its Vice President -- Enhanced Services. The Company currently pays Mr. Eisner a base annual salary of $105,000, plus discretionary annual bonuses. The Company anticipates that it will enter into a written employment agreement with Mr. Eisner after the consummation of this Offering, but there can be no assurance of this.


CONSULTANTS

    In February 1995, the Company entered into two-year consulting agreements with each of Barry Rubenstein, a principal stockholder of the Company, and Eli Oxenhorn. In January 1997, such agreements were extended through February 1999. Each of Messrs. Rubenstein and Oxenhorn has held senior executive positions and directorships with numerous publicly-held companies, including Cheyenne Software, Inc., a computer company that Mr. Rubenstein founded and for which Mr. Oxenhorn served as Chairman of the Board. Mr. Rubenstein also was a founder of Novell, Inc., a computer software company. Messrs. Rubenstein and Oxenhorn have knowledge and expertise in founding and developing technology-based companies and in negotiating and consummating mergers and acquisitions and establishing commercial relationships, which abilities the Company believes will be valuable in the pursuit of its strategy of rapid growth. Pursuant to the terms of their respective consulting agreements, Messrs. Rubenstein and Oxenhorn are to render consulting services for a maximum of eight hours per month with a principal focus on potential mergers, acquisitions and other business combinations and business development activities. Each of Messrs. Rubenstein and Oxenhorn agreed to certain noncompetition provisions and agreed to refer to the Company any opportunity presented to him to acquire or enter into a business relationship with an entity engaged in activities similar to or synergistic with those of the Company, without the receipt of any finder's fee. In February 1995, the Company granted to each of Messrs. Rubenstein and Oxenhorn, in consideration for the specified consulting services, options to purchase 33,334 shares of Common Stock at an exercise price $14.25 per share (the fair market value of the Common Stock on the date of grant), which options became exercisable in February 1996 and remain exercisable until February 2001. In January 1997, in connection with the extension of their respective consulting agreements, each of Messrs. Rubenstein and Oxenhorn were granted options to purchase 25,000 shares of Common Stock at an exercise price of $9.00 per share (the fair market value of the Common Stock on the date of grant). These options became exercisable in February 1997 and remain exercisable until February 2002.

                              CERTAIN TRANSACTIONS


    In March 1994, Gary J. Wasserson purchased all of his shares of common stock of Global Link with a promissory note in the aggregate principal amount of $100,000 bearing interest at a rate of five percent per annum. Although the promissory note became due and payable on March 31, 1997 (on which date there was $15,000 of accrued and unpaid interest on the note), the Board of Directors extended the payment of such note until March 31, 1998.


    In February 1995, the Company entered into consulting agreements with each of Barry Rubenstein and Eli Oxenhorn, which were extended in January 1997. See "Management -- Consultants."

    The principal executive offices of the Company are leased from JilJac Realty Company, a general partnership owned by Gary J. Wasserson, the Company's Chief Executive Officer. See "Business -- Property."

    In February 1996, the Company and two groups of stockholders entered into a voting agreement, pursuant to which, until February 28, 1999, the Company is obligated to nominate four persons designated by one group of stockholders and three persons appointed by a second group of stockholders for election to the Board of Directors at the various stockholders meetings, so long as each group of stockholders continues to hold an aggregate of 183,334 shares of Common Stock. Further, these two groups of stockholders have agreed to vote for the other group's designees as directors of the Company. See "-- The Global Link Merger."


    In May 1996, the Company consummated the May 1996 Private Placement. Among the purchasers in the May 1996 Private Placement were a limited partnership in which Mr. Rubenstein is a general partner (which purchased 6,667 shares of Common Stock and May 1996 Warrants to purchase 13,334 shares of Common Stock) and Mr. Oxenhorn (who purchased 6,667 shares of Common Stock and May 1996 Warrants to purchase 13,334 shares of Common Stock).



    In December 1996, the Company consummated the December 1996 Private Placement. Among the purchasers in the December 1996 Private Placement were Shelly Finkel, Chairman of the Board of the Company (who purchased $50,000 of December 1996 Notes and 16,667 December 1996 Warrants), and limited partnerships in which Mr. Rubenstein is either a general partner or an officer and member of a limited liability company that is a general partner (which purchased $2,400,000 of December 1996 Notes and 800,000 December 1996 Warrants).



    In March 1997, the Company entered into an agreement with Wheatley, pursuant to which Wheatley agreed that if the Company does not consummate a financing resulting in gross proceeds to the Company of at least $2,500,000 by June 1, 1997, then Wheatley and Wheatley Foreign would exercise an aggregate of at least 333,334 of the December 1996 Warrants that they received in the December 1996 Private Placement, which would result in the Company's receipt of gross proceeds of at least $2,500,000. In April 1997, the Company requested that Wheatley and Wheatley Foreign exercise 333,334 December 1996 Warrants prior to June 1, 1997 and, in consideration of such exercise, the Company issued to Wheatley and Wheatley Foreign Public Warrants to purchase an aggregate of 250,000 shares of Common Stock.



    The Company believes that each of the foregoing transactions were on terms no less favorable to the Company than those which could have been obtained from unaffiliated third parties. The terms of the foregoing transactions were determined without arms' length negotiations and could create, or appear to create, potential conflicts of interest which may not necessarily be resolved in the Company's favor. All future transactions and loans between the Company and its officers, directors and principal stockholders or their affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the then disinterested directors of the Company.

THE GLOBAL LINK MERGER


    On January 18, 1996, the Company, Link Acquisition Corp., a wholly-owned subsidiary of the Company ("Merger Sub"), and Global Link executed an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub was merged with and into Global Link and Global Link became a wholly-owned subsidiary of the Company. The Global Link Merger was consummated on February 29, 1996 (the "Merger Date"). The purchase price paid for Global Link was approximately $11,400,000, and the assumption of liabilities.


    In connection with the Global Link Merger, the Company agreed to issue to the holders of Global Link's common stock (the "Global Link Shares"), upon surrender of such shares, an aggregate of 572,773 shares of the Company's Common Stock. Outstanding options to purchase an aggregate of 48,334 Global Link Shares were automatically converted into the right to purchase an aggregate of 36,642 shares of Common Stock.

    Pursuant to the Merger Agreement, the Company agreed to register the shares of Common Stock issued in the Global Link Merger, as well as the Conversion Shares (as defined below) and the Peoples Shares (as defined below), by means of a registration statement which was declared effective on September 30, 1996. Notwithstanding the foregoing, each stockholder to be included in such registration statement executed a lock-up agreement prohibiting his sale of such shares for a period of one year after the Merger Date (which period has expired) and limiting sales to 25% of his holdings in each three-month period during the second year after the Merger Date. There are certain exceptions to these lock-up agreements which will allow the holders of the Convertible Debentures to sell that aggregate number of Conversion Shares equal to the aggregate amount of shares of Common Stock sold by the GTS Major Stockholders (as defined below) during the one-year period immediately following the Merger Date in excess of 53,334 shares of Common Stock.

    In addition, the holders of $2,800,000 aggregate principal amount of Convertible Debentures executed a securities purchase agreement, pursuant to which such holders consented to the Global Link Merger and waived certain rights. The Convertible Debentures are due and payable on June 23, 1999 and are secured by a first lien on all assets of Global Link. The Convertible Debentures bear interest at 6% per annum, payable on May 30th and November 30th of each year. At the option of the holders, the Convertible Debentures are immediately due and payable upon a change in control of Global Link. The Company has guaranteed the payment of principal and interest owed under the Convertible Debentures. The principal amount of the Convertible Debentures is convertible at the option of the holders at any time into shares of Common Stock (the "Conversion Shares") at a conversion price of $9.264 per share. The Company may force the conversion of the Convertible Debentures if (i) the Company has received aggregate gross proceeds of not less than $5,000,000 from certain private placements or public offerings of its securities at a price equal to or greater than $12.00 per share; (ii) the Conversion Shares are the subject of an effective registration statement under the Securities Act or are eligible for sale under an exemption therefrom; (iii) the Common Stock is traded on a national securities exchange or quoted on Nasdaq; (iv) the price of the Common Stock has been at least $10.50 for 30 days prior to the consummation of the offering referred to in (i); and (v) the lock-up agreements of the Convertible Debenture holders are terminated. Global Link may prepay the Convertible Debentures, subject to the holders' right of conversion, if the Conversion Shares are registered under the Securities Act or an exemption therefrom is available, the Common Stock is listed on a national securities exchange or quoted on Nasdaq and the lock-up agreements of the holders of the Convertible Debentures are terminated.


    Also in connection with the Global Link Merger, Global Link and Peoples executed an agreement, pursuant to which, as amended, Peoples was paid or owed
(i) $550,000 on the Merger Date, (ii) $500,000 plus accrued interest at the rate of 8% per annum in increments over the ten-month period after the

Merger Date and (iii) 17,602 shares of Common Stock ("Peoples Shares") in full satisfaction of any and all monies owed by Global Link to Peoples other than $954,630 of trade receivables ("Trade Receivables"). The Company intends to use a portion of the proceeds of the Offering to repay the Trade Receivables.

    On the Merger Date, the Company entered into an employment agreement with each of Gary J. Wasserson and David S. Tobin, who were the Chief Executive Officer and General Counsel, respectively, of Global Link, and then became the Chief Executive Officer and General Counsel and Secretary of the Company, respectively. See "Management -- Employment Agreements."


    In connection with the Global Link Merger, a group consisting of Shelly Finkel, James Koplik, Paul Silverstein and Joseph Clark (collectively, the "GTS Major Stockholders"), who hold an aggregate of 398,580 shares of Common Stock, and another group consisting of Gary J. Wasserson, Jody Frank, Bernard Frank, Edward Marx, Joel D. Hornstein and members of their respective immediate families (collectively, the "Global Link Major Stockholders"), who hold an aggregate of 346,703 shares of Common Stock, entered into a voting agreement, pursuant to which the Company agreed to nominate and use its best efforts to have elected to its Board of Directors and the Board of Directors of Global Link three designees ("Global Link Designees") selected by the Global Link Major Stockholders and four designees ("GTS Designees") selected by the GTS Major Stockholders. Paul Silverstein and Joseph Clark have given Shelly Finkel the right to select the GTS Designees on their behalf. Each of the GTS Major Stockholders agreed to vote all of his shares of Common Stock for the election of each of the three Global Link Designees and each of the Global Link Major Stockholders agreed to vote all of his shares of Common Stock for the GTS Designees. The term of the voting agreement expires on February 28, 1999.

                             PRINCIPAL STOCKHOLDERS


    The following table presents certain information regarding beneficial ownership of the Company's Common Stock as of May 16, 1997, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all directors and executive offers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.



                                                                               SHARES         PERCENT      PERCENT
                                                                            BENEFICIALLY      BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                          OWNED(1)       OFFERING     OFFERING
-------------------------------------------------------------------------  ---------------  -----------  -----------
Shelly Finkel............................................................          315,912(2)       14.0%        7.4%
  c/o Shelly Finkel Management, Inc.
  60 East 42nd Street, Suite 464
  New York, New York 10165
Gary J. Wasserson........................................................          150,731(3)        6.8%        3.6%
  c/o Global Telecommunication Solutions, Inc.
  5697 Rising Sun Avenue
  Philadelphia, Pennsylvania 19120
John P. McCabe...........................................................           36,667(4)        1.6%      *
  c/o Global Telecommunication Solutions, Inc.
  2 Expressway Plaza, Suite 206
  Roslyn Heights, New York 11577
Alan W. Kaufman..........................................................           13,334(5)      *          *
  1150 Park Avenue #9A
  New York, New York 10177
Jack N. Tobin............................................................            6,667(6)      *          *
  7759 Highlands Circle
  Margate, Florida 33063
Donald L. Ptalis.........................................................           12,432(7)      *          *
  16 Ross Avenue
  Emerson, New Jersey 07630
Cory Eisner..............................................................           10,250(8)      *          *
  c/o Global Telecommunication Solutions, Inc.
  2 Expressway Plaza, Suite 206
  Roslyn Heights, New York 11577
David S. Tobin...........................................................           18,192(9)      *          *
  c/o Global Telecommunication Solutions, Inc.
  5697 Rising Sun Avenue
  Philadelphia, Pennsylvania 19120
Laifer Capital Management, Inc...........................................          150,069 10)        6.4%        3.5%
  45 West 45th Street
  New York, New York 10036
Eli Oxenhorn.............................................................          141,780 11)        6.2%        3.3%
  56 The Intervale
  Roslyn Estates, New York 11576
Barry Rubenstein.........................................................        1,202,780 12)       40.1%       24.1%
  68 Wheatley Road
  Brookville, New York 11545
Peoples Telephone Company, Inc...........................................          212,623         9.7%         5.1%
  2300 N.W. 89th Place
  Miami, Florida 33172

                                                                               SHARES         PERCENT      PERCENT
                                                                            BENEFICIALLY      BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                          OWNED(1)       OFFERING     OFFERING
-------------------------------------------------------------------------  ---------------  -----------  -----------
Paul Silverstein.........................................................          105,800 13)        4.8%        2.5%
  32 Edgewood Avenue
  Larchmont, New York 10538
Whale Securities Co., L.P................................................          243,334 14)       10.0%        5.5%
  650 Fifth Avenue
  New York, New York 10019
Wheatley Partners LLC....................................................          916,667 15)       33.1%       19.2%
  80 Cuttermill Road
  Great Neck, New York 11021
All executive officers and directors as a group (8 persons)..............          536,103 16)       22.9%       12.3%


------------------------

*   Less than 1%.

(1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Prospectus have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Includes (i) 16,667 shares of Common Stock underlying December 1996 Warrants, (ii) 20,000 shares of Common Stock issuable upon exercise of currently exercisable options and (iii) an aggregate of 30,873 shares of Common Stock underlying Public Warrants.

(3) Represents 130,175 shares of Common Stock which are owned jointly by Mr. Wasserson and his spouse and 20,556 shares of Common Stock issuable upon exercise of currently exercisable options. Does not include 27,778 shares of Common Stock underlying options, 50% of which vest in each of February 1998 and 1999.


(4) Represents shares of Common Stock issuable upon exercise of currently exercisable options.


(5) Includes 1,667 shares of Common Stock underlying Public Warrants and 10,000 shares of Common Stock issuable upon exercise of currently exercisable options.

(6) Represents shares of Common Stock issuable upon exercise of currently exercisable options.

(7) Includes 5,398 shares of Common Stock issuable upon conversion of $50,000 principal amount of Convertible Debentures, 127 shares of Common Stock issuable upon exercise of warrants issued in connection with the Convertible Debentures and 6,667 shares of Common Stock issuable upon exercise of currently exercisable options.

(8) Includes 334 shares of Common Stock underlying Public Warrants and 9,584 shares of Common Stock issuable upon exercise of currently exercisable options. Does not include 7,083 shares of Common Stock underlying options, 1,667 of which vest in August 1997, 2,917 of which vest in October 1997, 1,667 of which vest in August 1998 and 833 of which vest in October 1998.

(9) Represents 18,192 shares of Common Stock issuable upon exercise of currently exercisable options. Does not include 11,111 shares of Common Stock underlying options, 50% of which vest in each of February 1998 and 1999.


(10) Represents 10,147 shares of Common Stock and 139,922 shares issuable upon conversion of Convertible Debentures held by Hilltop Partners, L.P., Wolfson Equities and Hilltop Offshore Limited, entities for which Laifer Capital Management, Inc. ("Laifer") acts as an investment adviser registered under
    Section 203 of the Investment Advisers Act of 1940. Such information was obtained by the Company from a Schedule 13G filed by Laifer with the Commission on February 6, 1997.

(11) Includes 334 shares of Common Stock and 334 shares issuable upon exercise of Public Warrants owned by Mr. Oxenhorn's son, of which he disclaims beneficial ownership, 31,390 shares of Common Stock issuable upon exercise of Public Warrants and 58,334 shares issuable upon exercise of currently exercisable options.


(12) Includes 334 shares of Common Stock owned by The Marilyn and Barry Rubenstein Family Foundation, a tax exempt organization of which Mr. Rubenstein is a trustee, and 6,667 shares of Common Stock owned by Marilyn Rubenstein, Mr. Rubenstein's spouse. Mr. Rubenstein disclaims beneficial ownership over all of such shares. Also includes 101,667 shares of Common Stock (including 13,334 shares of Common Stock underlying Public Warrants and 66,667 shares underlying December 1996 Warrants) owned by Woodland Partners, a New York general partnership of which Mr. Rubenstein is a partner. Also includes 36,334 shares of Common Stock (including 33,334 shares of Common Stock underlying December 1996 Warrants) owned by the Woodland Venture Fund, a New York limited partnership of which Mr. Rubenstein is a general partner. Also includes 33,334 shares of Common Stock underlying December 1996 Warrants owned by Seneca Ventures, a New York limited partnership of which Mr. Rubenstein is a general partner. Also includes 313,333 and 20,000 shares of Common Stock underlying December 1996 Warrants owned by Wheatley and Wheatley Foreign, respectively. Also includes 235,000 and 15,000 shares of Common Stock underlying Public Warrants owned by Wheatley and Wheatley Foreign, respectively. Mr. Rubenstein is a member and officer of Wheatley Partners LLC, a Delaware limited liability company which is the general partner of Wheatley, and also a general partner of Wheatley Foreign. Mr. Rubenstein disclaims beneficial ownership of the securities owned by Woodland Partners, Woodland Venture Fund, Seneca Ventures, Wheatley and Wheatley Foreign except to the extent of his equity interest therein. Also includes 18,057 shares of Common Stock owned individually by Barry Rubenstein, 13,334 shares of Common Stock held in his IRA Rollover account, 18,057 shares of Common Stock underlying Public Warrants and 58,334 shares issuable upon exercise of currently exercisable options.


(13) Includes 16,667 shares issuable upon exercise of currently exercisable options and 5,834 shares of Common Stock underlying Public Warrants. Mr. Silverstein was an executive officer of the Company until May 1996. Pursuant to the terms of Mr. Silverstein's termination agreement, the Company agreed to pay him an aggregate of $150,000 of severance payments over a 12-month period commencing in March 1997.

(14) Does not include shares held in Whale's trading account. Includes (i) 33,334 shares underlying warrants issued to Whale in consideration of certain investment banking services rendered to the Company, (ii) 50,000 shares underlying December 1996 Warrants issued to Whale in connection with the December 1996 Private Placement, (iii) 20,000 shares of Common Stock and May 1996 Warrants to purchase 40,000 shares of Common Stock issuable upon exercise of a purchase option ("UPO") issued to Whale in connection with the May 1996 Private Placement and (iv) 50,000 shares of Common Stock and 50,000 shares underlying Public Warrants issuable to Whale pursuant to the warrant issued to Whale in connection with the Company's IPO ("Underwriter's Warrant"). All of the shares underlying the UPO and the Underwriter's Warrant are held in the name of Whale Securities Co., L.P. for the account of its equity owners and certain of its employees, pending transferability of such warrants pursuant to the rules of the National Association of Securities Dealers, Inc.


(15) Includes 313,333 and 20,000 shares of Common Stock underlying December 1996 Warrants owned by Wheatley and Wheatley Foreign, respectively. Also includes 235,000 and 15,000 shares of Common Stock underlying Public Warrants owned by Wheatley and Wheatley Foreign, respectively. Such entities are controlled by Wheatley Partners LLC, a Delaware limited liability company which is the general partner of Wheatley and a general partner of Wheatley Foreign. The members and officers of Wheatley Partners LLC are Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Seth Lieber, Jonathan Lieber and Matthew Smith.



(16) Includes those shares of Common Stock deemed to be included in Messrs. Finkel, Wasserson, Kaufman, Jack Tobin, Ptalis, Eisner and David Tobin's respective beneficial ownership as described in notes 2, 3, 5, 6, 7, 8 and 9 above. Also includes 7,917 shares of Common Stock issuable upon exercise of currently exercisable options held by Maria Bruzzese, Chief Financial Officer of the Company. Also includes 334 shares of Common Stock and 334 shares underlying Public Warrants beneficially owned by Ms. Bruzzese. Does not include 5,418 shares underlying options granted to Ms. Bruzzese, 1,667 of which vest in August 1997, 2,084 of which vest in October 1997 and 1,667 of which vest in August 1998.

                           DESCRIPTION OF SECURITIES


    The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share. Upon consummation of this Offering, there will be outstanding 4,190,116 shares of Common Stock and no shares of Preferred Stock.


COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The Certificate of Incorporation does not provide for cumulative voting for the election of directors. Holders of Common Stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation. Holders of Common Stock have no preemptive, subscription or redemption rights. All outstanding shares of Common Stock are, and the Common Stock offered hereby, upon issuance and sale, will be, fully paid and nonassessable.

PREFERRED STOCK

    Pursuant to the Certificate of Incorporation, the Company is authorized to issue "blank check" preferred stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

PUBLIC WARRANTS


    There are currently Public Warrants to purchase 1,230,560 shares of Common Stock outstanding, excluding May 1996 Warrants to purchase 400,000 shares of Common Stock referred to below. The Public Warrants, exercisable through December 14, 1999, entitle the holders to purchase shares of Common Stock for $12.00 per share, subject to adjustment in certain circumstances. The Public Warrants are redeemable by the Company, with the consent of the underwriter of its IPO, at any time, upon notice of not less than 30 days, at a nominal price, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 187.5% (currently $22.50, subject to adjustment) of the then effective exercise price of the Public Warrants.


OTHER WARRANTS

    In connection with the May 1996 Private Placement, the Company issued May 1996 Warrants to purchase 400,000 shares of Common Stock. The May 1996 Warrants are exercisable through December 14, 1999 to purchase shares of Common Stock for $12.00 per share. The May 1996 Warrants are identical to the Public Warrants, except that the May 1996 Warrants are not redeemable by the Company until such time that they are (i) registered for public sale under the Securities Act and
(ii) transferred by the original purchasers thereof.


    In connection with its December 1996 Private Placement, the Company issued 1,066,667 December 1996 Warrants. Each December 1996 Warrant is exercisable through November 27, 2001 to purchase one share of Common Stock for $7.50 per share. In April 1997, an aggregate of 333,334 December 1996 warrants were exercised by Wheatley and Wheatley Foreign.


CONVERTIBLE DEBENTURES


    The Convertible Debentures are currently in the aggregate principal amount of $2,693,500, are due and payable on June 23, 1999 and are secured by a first lien on all of the assets of Global Link. The Convertible Debentures bear interest at 6% per annum, payable on May 30th and November 30th of each year. The Company has guaranteed the payment of principal and interest owed under the Convertible Debentures. The principal amount of the Convertible Debentures is convertible at the option of the holders at any time into shares of Common Stock ("Conversion Shares") at a conversion price of $9.264 per share. During the quarter ended March 31, 1997, an aggregate of $106,500 of such Convertible Debentures were converted into 11,496 shares of Common Stock. The Company may force the conversion of the Convertible Debentures if (i) the Company has received aggregate gross proceeds of not less than $5,000,000 from certain private placements or public offerings of its securities at a price equal to or greater than $12.00 per share; (ii) the Conversion Shares are the subject of an effective registration statement under the Securities Act or are eligible for sale under an exemption therefrom; (iii) the Common Stock is traded on a national securities exchange or quoted on Nasdaq; (iv) the price of the Common Stock is at least $10.50 for 30 days prior to the consummation of the offering referred to in (i); and (v) the lock-up agreements of the Convertible Debenture holders are terminated. Global Link may prepay the Convertible Debentures, subject to the holders' right to conversion, if the Conversion Shares are registered under the Securities Act or an exemption therefrom is available, the Common Stock is listed on a national securities exchange or quoted on Nasdaq and the lock-up agreements of the holders of the Convertible Debentures are terminated.


DECEMBER 1996 NOTES

    In connection with the December 1996 Private Placement, the Company issued an aggregate of $3,000,000 of December 1996 Notes. The December 1996 Notes are payable on the earlier of (i) November 27, 1998 and (ii) the date on which the Company undergoes a "change in control" in which any person other than an officer, director or 5% stockholder on the date of the December 1996 Notes acquires securities of the Company having 50% or more of the total voting power of all of the Company's securities then outstanding ("Maturity Date"). No interest will accrue on the December 1996 Notes unless such notes are not paid on or prior to the Maturity Date, at which time the outstanding principal will immediately begin to accrue interest at the rate of 12% per annum and the principal amount outstanding and interest accrued thereon will become convertible, at the option of the holders, into that number of shares of Common Stock equal to the principal amount and interest being converted divided by the lesser of (i) $6.00 and (ii) 80% of the average of the closing bid prices of the Common Stock on the five trading days ending on the date immediately following the date a holder elects to convert.

STATUTORY PROVISIONS AFFECTING STOCKHOLDERS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years prior did own, 15% or more of the corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

    The transfer agent, warrant agent and registrar for the Common Stock and Public Warrants is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this Offering, the Company will have 4,190,116 shares of Common Stock outstanding, not including shares of Common Stock issuable upon exercise of the Warrants or other outstanding options and warrants and the conversion of the Convertible Debentures. All 2,000,000 shares of Common Stock being offered hereby will be immediately tradeable without restriction or further registration under the Securities Act. In addition, substantially all of the currently outstanding shares of Common Stock have been or will be registered for sale under the Securities Act or are eligible for sale under an exemption therefrom. Additionally, as of the date of this Prospectus, the Company has reserved an aggregate of 3,776,970 shares of Common Stock for issuance upon exercise of the Warrants, other outstanding options and warrants and the Representative's Purchase Option and conversion of the Convertible Debentures. Sale of substantially all of the shares of Common Stock underlying such securities has been registered under the Securities Act. The directors and executive officers and certain principal stockholders of the Company holding, in the aggregate, 1,068,519 shares of Common Stock and options or warrants to purchase an aggregate of 1,054,768 shares of Common Stock, have agreed not to sell or otherwise dispose of any of such shares for periods ranging from six to twelve months from the date of this Prospectus without the prior written consent of the Representative. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

                                  UNDERWRITING

    The Underwriters named herein, for whom GKN Securities Corp. is acting as representative ("Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase a total of shares of Common Stock from the Company. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name:

UNDERWRITER                                                                    NUMBER OF SHARES
---------------------------------------------------------------------------  ---------------------
GKN Securities Corp........................................................

                                                                                         ---
    Total..................................................................
                                                                                         ---
                                                                                         ---

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to approval of certain legal matters by counsel to the Underwriters and various other conditions precedent, and that the Underwriters are obligated to purchase all the shares of Common Stock offered hereby (other than the shares of Common Stock covered by the over-allotment option described below) if any are purchased.


    The Representative has advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the price set forth on the cover page of this Prospectus and to certain dealers at those prices less a
concession not in excess of $         per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $         per share to
certain other dealers. After the Offering, the offering prices and other terms may be changed by the Representative.



    The Company has granted to the Underwriters an option, exercisable during the 45-day period after the date of this Prospectus, to purchase from the Company at the offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions, up to 300,000 additional shares of Common Stock for the sole purpose of covering over-allotments, if any.


    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company also has agreed to pay the Representative an expense allowance on a nonaccountable basis equal to 3% of the gross proceeds derived from the sale of the shares of Common Stock underwritten (including the sale of any shares of Common Stock subject to the Underwriters' over-allotment option), $50,000 of which has been paid to date.


    In connection with the Offering, the Company has agreed to sell to the Representative, for nominal consideration, the right to purchase up to an aggregate of 200,000 shares of Common Stock ("Representative's Purchase
Option"). The Representative's Purchase Option is exercisable at $         per
share (110% of the offering price) for a period of four years commencing one year from the date of this Prospectus. The Representative's Purchase Option grants to the holders thereof certain "piggyback" and demand rights for periods of seven and five years, respectively, from the date of this Prospectus with respect to the registration under the Securities Act of the shares issuable upon exercise of the Representative's Purchase Option. The Representative's Purchase Option cannot be transferred, sold, assigned or hypothecated during the one year period following the date of this Prospectus, except to officers of the Representative and to Underwriters and selected dealers and their officers or partners.



    Pursuant to the Underwriting Agreement, the directors and executive officers and certain principal stockholders of the Company holding, in the aggregate, 1,068,519 shares of Common Stock and options and warrants to purchase an aggregate of 1,054,768 shares of Common Stock, have agreed not to sell or otherwise dispose of any of such shares for periods ranging from six to twelve months from the date of this

Prospectus without the prior written consent of the Representative. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, the Underwriting Agreement provides that, for a period of five years from the date of this Prospectus, the Company will recommend and use its best efforts to elect a designee of the Representative as a member of the Board of Directors. Alternatively, the Representative will have the right to send a representative to observe each meeting of the Board of Directors. The Representative has not yet selected such designee or representative.


    The Underwriters may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales by the underwriting syndicate in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the shares of Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of the shares of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a selling group member when the shares of Common Stock originally sold by such selling group member are repurchased in the open market by the Underwriters. Such stabilizing transactions, syndicate short covering transactions and penalty bids may cause the price of the shares of Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.

    In general, the rules of the Commission will prohibit the Underwriters from making a market in the Common Stock during a "restricted period" commencing up to five days prior to the pricing of the offering of Common Stock offered hereby and extending until completion of the Offering. The Commission has, however, adopted exceptions from these rules that permit passive market making under certain conditions. These rules permit an underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the Offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, the Underwriters, selling group members (if any) or their respective affiliates may engage in passive market making in the Company's Common Stock during the restricted period.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Graubard Mollen & Miller, New York, New York and for the Underwriters by Robinson Brog Leinwand Greene Genovese & Gluck P.C., New York, New York. Graubard Mollen & Miller received $50,000 of December 1996 Notes and 16,667 December 1996 Warrants in payment of certain legal fees and expenses. Graubard Mollen & Miller represents GKN Securities Corp., the Representative of the Underwriters, in other matters.

                                    EXPERTS

    The Consolidated Financial Statements and schedules of the Company as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent public accountants for the Company, as set forth in its reports thereon appearing elsewhere herein, and are included in reliance upon such reports, given upon the authority of such firm as experts in accounting and auditing.

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


GLOBAL TELECOMMUNICATION SOLUTIONS, INC.
  Independent Auditors' Report.......................................................        F-2
  Consolidated Balance Sheets at December 31, 1995 and 1996 and March 31, 1997.......        F-3
  Consolidated Statements of Operations for the years ended December 31, 1995 and
    1996 and the three months ended March 31, 1996 and 1997..........................        F-4
  Consolidated Statements of Stockholders' Equity for the years ended December 31,
    1995 and 1996 and the three months ended March 31, 1997..........................        F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1995 and
    1996 and the three months ended March 31, 1996 and 1997..........................        F-6
  Notes to Consolidated Financial Statements.........................................        F-7
GLOBAL LINK TELECO CORPORATION
  Independent Auditors' Report.......................................................       F-21
  Balance Sheet at December 31, 1995.................................................       F-22
  Statement of Operations for the year ended December 31, 1995.......................       F-23
  Statement of Cash Flows for the year ended December 31, 1995.......................       F-24
  Statement of Stockholders' Equity for the year ended December 31, 1995.............       F-25
  Notes to Financial Statements......................................................       F-26
GLOBAL TELECOMMUNICATION SOLUTIONS, INC.
  Pro Forma Statement of Operations for the year ended December 31, 1996.............       F-36
  Notes to Pro Forma Statement of Operations.........................................       F-37

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Global Telecommunication Solutions, Inc.:

    We have audited the accompanying consolidated balance sheets of Global Telecommunication Solutions, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Telecommunication Solutions, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP


March 21, 1997, except for the second and third paragraphs of note 15, as to which the dates are April 18, 1997 and April 22, 1997, respectively
Philadelphia, Pennsylvania

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS



                                                                                 DECEMBER 31,           MARCH 31, 1997
                                                                         -----------------------------  --------------
                                                                             1995            1996        (UNAUDITED)
                                                                         -------------  --------------
                                                ASSETS
Current assets:
  Cash.................................................................  $     928,516  $    1,352,322   $    235,618
  Accounts receivable, less allowance for doubtful accounts of $165,000 and $399,000 in 1995 and 1996, and $502,700 at March 31, 1997,
    respectively.......................................................      3,508,250       2,450,119      2,208,575
  Inventory............................................................        268,874         202,129        241,367
  Deferred costs.......................................................      1,235,972       1,127,887      1,220,100
  Convertible notes receivable.........................................        325,000        --              --
  Note receivable......................................................        237,000        --              --
  Prepaid royalties and patent license fees............................        292,911          95,396         70,876
  Prepaid expenses and other current assets............................        155,008         164,876        245,984
                                                                         -------------  --------------  --------------
      Total current assets.............................................      6,951,531       5,392,729      4,222,520
                                                                         -------------  --------------  --------------
Goodwill, net (notes 3 and 13).........................................       --            18,008,599     17,692,501
Fixed assets, net......................................................        428,381       1,948,917      1,886,752
Deferred financing fees, net...........................................       --               270,219        301,530
Other assets...........................................................        102,052         198,901        187,355
                                                                         -------------  --------------  --------------
      Total assets.....................................................  $   7,481,964  $   25,819,365   $ 24,290,658
                                                                         -------------  --------------  --------------
                                                                         -------------  --------------  --------------
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................................      1,819,813       3,238,666      3,688,810
  Accrued liabilities..................................................        491,488         542,965        733,957
  Deferred revenues....................................................      3,513,909       4,431,309      4,047,845
  Estimated sales and excise tax liability (note 8)....................       --             1,684,478      1,986,348
  Amounts payable to affiliate.........................................       --             1,073,921        954,628
  Capital lease obligation, current....................................       --                51,775         58,108
                                                                         -------------  --------------  --------------
      Total current liabilities........................................      5,825,210      11,023,114     11,469,696
                                                                         -------------  --------------  --------------
  Capital lease obligation, long-term..................................       --                42,002         23,565
Convertible notes payable..............................................       --             2,800,000      2,693,500
Notes payable, net of unearned discount of $1,484,040 in 1996 and
  $1,291,285 at March 31, 1997.........................................       --             1,565,960      1,758,715
                                                                         -------------  --------------  --------------
      Total liabilities................................................      5,825,210      15,431,076     15,945,476
                                                                         -------------  --------------  --------------
Commitments and contingencies (notes 8, 10 and 14)
Stockholders' equity:
  Preferred stock, $.01 par value, authorized 1,000,000 shares; none
    issued.............................................................       --              --              --
  Common stock, $.01 par value, authorized 35,000,000 shares; issued and outstanding 1,047,226, 1,837,601 and 1,856,782 shares,
    respectively.......................................................         10,472          18,376         18,568
  Additional paid-in capital...........................................      7,329,729      22,990,766     23,301,014
  Deferred compensation................................................       (197,165)       (102,498)      (180,357)
  Accumulated deficit..................................................     (5,486,282)    (12,406,504)   (14,681,419)
  Cumulative foreign currency translation adjustment...................       --               (11,851)       (12,624)
  Common stock note receivable.........................................       --              (100,000)      (100,000)
                                                                         -------------  --------------  --------------
Total stockholders' equity.............................................      1,656,754      10,388,289      8,345,182
                                                                         -------------  --------------  --------------
Total liabilities and stockholders' equity.............................  $   7,481,964  $   25,819,365   $ 24,290,658
                                                                         -------------  --------------  --------------
                                                                         -------------  --------------  --------------


          See accompanying notes to consolidated financial statements

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                               YEARS ENDED                   THREE MONTHS
                                                               DECEMBER 31,                ENDED MARCH 31,
                                                       ----------------------------  ----------------------------
                                                           1995           1996           1996           1997
                                                       -------------  -------------  -------------  -------------
                                                                                             (UNAUDITED)
Net sales............................................  $   3,144,350  $  12,121,365  $   1,327,710  $   3,688,153
Cost of sales........................................      2,892,580      8,066,315      1,013,556      2,855,357
                                                       -------------  -------------  -------------  -------------
    Gross profit.....................................        251,770      4,055,050        314,154        832,796
                                                       -------------  -------------  -------------  -------------
Selling and marketing expenses.......................      1,332,348      3,355,778        515,282        778,663
General and administrative expenses..................      2,041,010      5,883,858        848,980      1,586,144
Depreciation and amortization........................         40,859      1,427,296        141,418        428,252
                                                       -------------  -------------  -------------  -------------
    Operating expenses...............................      3,414,217     10,666,932      1,505,680      2,793,059
                                                       -------------  -------------  -------------  -------------
    Operating loss...................................     (3,162,447)    (6,611,882)    (1,191,526)    (1,960,263)
Interest income......................................        192,482         73,834         19,581          3,901
Interest expense.....................................       --             (395,674)       (17,226)      (322,753)
Other................................................            344         14,000          1,400          4,200
                                                       -------------  -------------  -------------  -------------
    Loss before income taxes.........................     (2,969,621)    (6,919,722)    (1,187,771)    (2,274,915)
                                                       -------------  -------------  -------------  -------------
Income tax expense...................................            500            500       --             --
                                                       -------------  -------------  -------------  -------------
    Net loss.........................................     (2,970,121) $  (6,920,222) $  (1,187,771) $  (2,274,915)
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Net loss per share...................................  $       (2.84) $       (4.14) $        (.95) $       (1.23)
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Weighted average shares of common stock..............      1,047,226      1,670,755      1,254,830      1,847,786
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------


          See accompanying notes to consolidated financial statements.

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                     YEARS ENDED DECEMBER 31, 1995 AND 1996
                     AND THREE MONTHS ENDED MARCH 31, 1997



                                                                                                        CUMULATIVE
                                                                                                          FOREIGN        TOTAL
                              COMMON STOCK       ADDITIONAL                                  COMMON      CURRENCY    STOCKHOLDER'S
                         ----------------------    PAID-IN      DEFERRED     ACCUMULATED   STOCK NOTE   TRANSLATION     EQUITY
                          SHARES      AMOUNT       CAPITAL    COMPENSATION     DEFICIT     RECEIVABLE   ADJUSTMENT     (DEFICIT)
                         ---------  -----------  -----------  -------------  ------------  -----------  -----------  -------------
Balance at January 1,
  1995.................  1,047,226      10,472    7,044,729        --         (2,516,161)      --           --          4,539,040
Deferred compensation
  arising from grant of
  stock options and
  warrant..............     --          --          285,000      (285,000)        --           --           --            --
Amortization of
  deferred
  compensation.........     --          --           --            87,835         --           --           --             87,835
Net loss for 1995......     --          --           --            --         (2,970,121)      --           --         (2,970,121)
                         ---------  -----------  -----------  -------------  ------------  -----------  -----------  -------------
Balance at December 31,
  1995.................  1,047,226      10,472    7,329,729      (197,165)    (5,486,282)      --           --          1,656,754
                         ---------  -----------  -----------  -------------  ------------  -----------  -----------  -------------
Issuance of common
  stock in connection
  with merger..........    590,375       5,904   11,033,584        --             --         (100,000)      --         10,939,488
Deferred compensation
  arising from grant of
  stock options and
  warrants.............     --          --          400,000      (400,000)        --           --           --            --
Issuance of common
  stock and warrants...    200,000       2,000    2,609,569        --             --           --           --          2,611,569
Issuance of warrants...     --          --        1,617,884        --             --           --           --          1,617,884
Amortization of
  deferred
  compensation.........     --          --           --           494,667         --           --           --            494,667
Foreign currency
  translation
  adjustment...........     --          --           --            --             --           --          (11,851)       (11,851)
Net loss for 1996......     --          --           --            --         (6,920,222)      --           --         (6,920,222)
                         ---------  -----------  -----------  -------------  ------------  -----------  -----------  -------------
Balance at December 31,
  1996.................  1,837,601      18,376   22,990,766      (102,498)   (12,406,504)    (100,000)     (11,851)    10,388,289
                         ---------  -----------  -----------  -------------  ------------  -----------  -----------  -------------
Conversion of notes
  payable
  (unaudited)..........     11,496         115      104,303        --             --           --           --            104,418
Employee exercise of
  options
  (unaudited)..........        555           6        4,368        --             --           --           --              4,374
Deferred compensation
  arising from grant of
  stock options
  (unaudited)..........     --          --          151,648      (151,648)        --           --           --            --
Issuance of common
  stock (unaudited)....      7,130          71       49,929        --             --           --           --             50,000
Amortization of
  deferred compensation
  (unaudited)..........     --          --           --            73,789         --           --           --             73,789
Foreign currency
  translation
  adjustment
  (unaudited)..........     --          --           --            --             --           --             (773)          (773)
Net loss for period
  (unaudited)..........     --          --           --            --         (2,274,915)      --           --         (2,274,915)
                         ---------  -----------  -----------  -------------  ------------  -----------  -----------  -------------
Balance at March 31,
  1997 (unaudited).....  1,856,782      18,568   23,301,014      (180,357)   (14,681,419)    (100,000)     (12,624)     8,345,182
                         ---------  -----------  -----------  -------------  ------------  -----------  -----------  -------------
                         ---------  -----------  -----------  -------------  ------------  -----------  -----------  -------------


          See accompanying notes to consolidated financial statements.

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                      YEARS ENDED          THREE MONTHS ENDED
                                                                      DECEMBER 31,             MARCH 31,
                                                                 ----------------------  ----------------------
                                                                    1995        1996        1996        1997
                                                                 ----------  ----------  ----------  ----------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net loss.....................................................  $(2,970,121) $(6,920,222) $(1,187,771) $(2,274,915)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization................................      40,859   1,427,296     141,418     428,252
  Amortization of deferred compensation........................      87,835     494,667      98,667      73,789
  Amortization of unearned discount............................      --          58,004      --         192,755
  Amortization of deferred financing fees......................      --          27,815       1,699       5,001
  Write-off of convertible notes receivable and accrued
    interest...................................................      --         343,000      --          --
  Issuance of common stock as severance........................      --          --          --          50,000
  Loss on disposal of fixed assets.............................      --          --          --          19,912
Changes in operating assets and liabilities, net of effects of acquisition (note 3):
  Decrease (increase) in accounts receivable...................  (1,608,333)  2,014,565   1,883,903     241,544
  Decrease (increase) in inventory.............................     (66,343)     76,745     (24,796)    (39,238)
  Decrease (increase) in deferred costs........................    (640,542)    108,085     (46,573)    (92,213)
  Decrease (increase) in prepaid royalties and patent license
    fees.......................................................    (163,566)    197,515       5,926      24,520
  Decrease (increase) in prepaid expenses and other current
    assets.....................................................     (72,664)     34,321      12,096     (81,108)
  Decrease (increase) in other assets..........................     (83,434)     33,755          (9)     11,546
  Increase (decrease) in accounts payable......................   1,206,426    (923,342)   (319,765)    450,144
  Increase (decrease) in accrued liabilities...................      31,844    (450,989)    134,813     190,992
  Increase in sale and excise and tax liability................      --         957,847     153,045     301,870
  Increase (decrease) in deferred revenue......................     916,806  (1,080,746)    (74,688)   (383,464)
                                                                 ----------  ----------  ----------  ----------
    Net cash provided by (used in) operating activities........  (3,321,233) (3,601,684)    777,965    (880,613)
                                                                 ----------  ----------  ----------  ----------
Cash flows from investing activities:
  Purchases of fixed assets....................................    (323,511)   (347,983)    (57,851)    (69,901)
  Convertible notes receivable.................................    (325,000)     --          --          --
  Net cash acquired in acquisition.............................      --         160,190      54,190      --
  Note receivable..............................................    (237,000)     --          --          --
                                                                 ----------  ----------  ----------  ----------
    Net cash used in investing activities......................    (885,511)   (187,793)     (3,661)    (69,901)
                                                                 ----------  ----------  ----------  ----------
Cash flows from financing activities:
  Net proceeds from issuance of common stock and warrants......      --       2,611,569      --          --
  Net proceeds from issuance of promissory notes and
    warrants...................................................      --       2,850,000      --          --
  Payment of notes payable to affiliate........................      --        (930,707)   (550,000)   (119,293)
  Increase in notes receivable from Global Link prior to
    merger.....................................................      --        (250,655)   (250,655)     --
  Payments on capital lease obligation.........................      --         (55,073)     --         (12,104)
  Proceeds from exercise of options............................      --          --          --           4,374
  Increase in deferred financing fees..........................      --          --          --         (38,394)
                                                                 ----------  ----------  ----------  ----------
    Net cash provided by (used in) financing activities........      --       4,225,134    (800,655)   (165,417)
                                                                 ----------  ----------  ----------  ----------
    Effects of exchange rate changes on cash...................      --         (11,851)     (2,657)       (773)
                                                                 ----------  ----------  ----------  ----------
      Net increase (decrease) in cash..........................  (4,206,744)    423,806     (29,008) (1,116,704)
Cash at beginning of period....................................   5,135,260     928,516     928,516   1,352,322
                                                                 ----------  ----------  ----------  ----------
Cash at end of period..........................................     928,516   1,352,322     899,508     235,618
                                                                 ----------  ----------  ----------  ----------
                                                                 ----------  ----------  ----------  ----------
Supplemental disclosures:
  Interest paid during the period..............................      --         134,999      --           9,328
                                                                 ----------  ----------  ----------  ----------
                                                                 ----------  ----------  ----------  ----------
  Income taxes paid during the period..........................         500         500      --          --
                                                                 ----------  ----------  ----------  ----------
                                                                 ----------  ----------  ----------  ----------
Noncash investing and financing activities:
  Issuance of Common Stock in connection with acquisition......      --      11,039,488  11,039,488      --
                                                                 ----------  ----------  ----------  ----------
                                                                 ----------  ----------  ----------  ----------
  Capital lease obligations incurred to acquire fixed assets...      --         148,850      --          --
                                                                 ----------  ----------  ----------  ----------
                                                                 ----------  ----------  ----------  ----------
  Deferred compensation arising from grant of stock options and
    warrants...................................................     285,000     400,000     400,000     151,648
                                                                 ----------  ----------  ----------  ----------
                                                                 ----------  ----------  ----------  ----------
  Issuance of notes payable in payment of certain legal fees...      --          50,000      --          --
                                                                 ----------  ----------  ----------  ----------
                                                                 ----------  ----------  ----------  ----------
  Issuance of notes payable and warrants in connection with
    private placement (note 4).................................      --       1,617,884      --          --
                                                                 ----------  ----------  ----------  ----------
                                                                 ----------  ----------  ----------  ----------
  Exchange of notes receivable for fixed assets................      --          64,000      --          --
                                                                 ----------  ----------  ----------  ----------
                                                                 ----------  ----------  ----------  ----------
  Conversion of convertible notes payable to common stock......      --          --          --         106,500
                                                                 ----------  ----------  ----------  ----------
                                                                 ----------  ----------  ----------  ----------


          See accompanying notes to consolidated financial statements.

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


(1) BUSINESS

    Global Telecommunication Solutions, Inc. (the "Company"), was incorporated on December 23, 1992 and is engaged in the marketing and distribution of prepaid phone cards. The Company's phone cards provide consumers access to long distance services through its switching facilities and long distance network arrangements.

    The majority of the Company's customers are retail establishments, distributors and businesses which sell the phone cards to the ultimate user, or which acquire the Company's phone cards to promote their business or products. Accounts receivable arise in the normal course of the Company's business of selling prepaid phone cards primarily to such customers.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) REVENUE AND COST RECOGNITION

    Substantially all the prepaid phone cards sold by the Company are non-refundable and have expiration dates ranging from twelve to eighteen months after issuance or six to twelve months after last use. The Company records the net sales price as deferred revenue when cards are sold and recognizes revenue as the ultimate consumer utilizes calling time or, in the case of promotional phone card programs, during the period the program is executed. Deferred revenue relating to unused calling time remaining at each card's expiration is recognized as revenue upon the expiration of such card. Agent discounts are recorded as a reduction of gross revenue.


    The Company's primary costs of its prepaid phone cards include the cost of long distance carrier services and the design and production of the cards. Costs are expensed as incurred, except the cost of design and production of the card and any prepaid long distance carrier costs, which are included in deferred costs and expensed when the related revenue is recognized.


(B) INVENTORY

    Inventory consists of phone card production and packaging costs and is stated at the lower of cost or market, with cost determined using the average cost method.

(C) PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Expenditures for maintenance and repairs are charged to operations as incurred.

    The estimated useful lives used in computing depreciation of property and equipment are as follows:

Furniture and fixtures........................................  7 years
Machinery and equipment.......................................  7 to 10 years
Computers and office equipment................................  5 years
Vehicles......................................................  5 years

    Leasehold improvements are amortized over the lives of the respective leases or the useful life of the improvements, whichever is shorter.

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(D) GOODWILL


    Goodwill represents the unamortized excess of the cost over the fair values of the net assets acquired in the Global Link acquisition (see note 3 for a description of the acquisition). Amortization expense of $1,060,501 for the year ended December 31, 1996 and $316,098 for the three months ended March 31, 1997 was computed by using the straight-line method over 15 years. The Company periodically reviews goodwill to assess recoverability and any impairment would be charged to operations in the period in which such impairment becomes evident. The Company's policy is to evaluate the recoverability of goodwill based on forecasted undiscounted cash flows from operations (See note 13).


(E) DEFERRED FINANCING FEES


    Deferred financing fees represent costs incurred in raising capital and are included in other assets. Amortization of those costs to interest expense is calculated using the interest method and totaled $27,815 and $5,001 for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively.


(F) INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(G) LOSS PER SHARE


    Net loss per share is based on the weighted average number of shares of common stock outstanding. Common stock equivalents were not included in the calculation of weighted average common shares outstanding for the years ended December 31, 1995 and 1996 and the three months ended March 31, 1996 and 1997 since their effect would be to decrease net loss per share.


(H) USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates (See note 13).

(I) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of accounts receivable and accounts payable approximate fair value because of the short maturity of those items. The carrying amount of the notes payable is significantly less than its face amount since it is presented net of the unearned discount (See note 4).

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(J) FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of the Company's Canadian subsidiary have been translated at rates of exchange at the end of the period. Revenues, costs and expenses have been translated at average exchange rates in effect during each reporting period. Gains and losses resulting from foreign currency transactions are included in income while translation adjustments resulting from translation of financial statements are reported separately as a component of stockholders' equity.

(K) STOCK OPTION PLAN

    Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense generally would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price of options granted. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and adopt the pro forma disclosure provisions of SFAS No. 123 (See note 11).

(L) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations or liquidity.

(M) OBLIGATIONS TO LONG DISTANCE CARRIERS

    The Company has entered into carrier agreements or arrangements with certain long distance carriers to provide its card users with access to long distance service. The Company accrues for the cost of long distance services in the period such services are rendered based on contract rates and call volumes per traffic reports.

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(N) BUSINESS AND CREDIT CONCENTRATIONS

    The majority of the Company's customers are retail establishments, distributors and businesses which sell the phone cards to the ultimate user, or which utilize the card to promote their business or products. For the year ended December 31, 1996, the Company had three customers that accounted for approximately 13%, 12% and 11% of net sales. For the year ended December 31, 1995, one customer accounted for approximately 18% of net sales.

(3) ACQUISITION

    On February 29, 1996, pursuant to an Agreement and Plan of Merger dated January 18, 1996, the Company through a wholly owned subsidiary acquired all the issued and outstanding common stock of Global Link Teleco Corporation ("Global Link"). The acquisition was accounted for as a purchase. Accordingly, the acquired assets and liabilities were recorded at their estimated fair values at the date of acquisition and the operating results of Global Link have been included in the accompanying consolidated statement of operations from the acquisition date.

    In connection with the merger, the Company issued 572,773 shares of common stock in exchange for all of the issued and outstanding common stock of Global Link. In addition, the Company issued 17,602 shares of common stock to Peoples Telephone Company, Inc. ("Peoples"), a creditor of Global Link and an affiliate. The total cost of the acquisition was approximately $11,400,000 including direct transaction costs of approximately $344,000.

    The acquisition resulted in goodwill of $19,069,000, based on an allocation of purchase price, calculated as follows:

Fair market value of common stock issued.......................  $11,040,000
Fair value of liabilities assumed..............................  10,811,000
Fair value of assets acquired..................................  (3,126,000)
Acquisition related costs......................................     344,000
                                                                 ----------
Goodwill.......................................................  $19,069,000
                                                                 ----------
                                                                 ----------

    The following unaudited combined pro forma information reflects the results of operations assuming the acquisition of Global Link had been made at the beginning of the respective years.


                                                     YEAR ENDED           THREE MONTHS ENDED
                                                    DECEMBER 31,            MARCH 31, 1996
                                            ----------------------------  -------------------
                                                1995           1996
                                            -------------  -------------
Net sales.................................  $  11,574,000  $  13,484,000    $     2,690,740
Net loss..................................     (7,822,000)    (7,739,000)        (2,007,017)
Net loss per share........................  $       (4.78) $       (4.38)   $         (1.23)


    Pro forma adjustments include recording amortization expense on goodwill and the elimination of interest expense on debt of Global Link repaid in connection with the acquisition.

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


(3) ACQUISITION (CONTINUED)
    The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchase been made at the beginning of the respective years, or of results which may occur in the future.

(4) FINANCING TRANSACTIONS AND DEBT OBLIGATIONS

    In May 1996, the Company sold 200,000 shares of the Company's common stock and warrants to purchase 400,000 shares of common stock through a private placement for an aggregate of $3,000,000 (the "May Private Placement"). Costs of issuance totaled $388,431 consisting principally of placement agent fees and certain professional fees. Each warrant entitles the holder to purchase shares of common stock at a price of $12.00 per share, subject to adjustment in certain circumstances. The warrants are redeemable by the Company at any time upon notice of not less than 30 days, provided that the closing bid quotation of the common stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 187.5% of the then effective exercise price of the warrants, however, they are not redeemable by the Company until the warrants are registered for sale and transferred by the original purchasers. In connection with this private placement, the Company issued a warrant to Whale Securities Co., L.P., the placement agent ("Whale") to purchase through May 10, 2001, up to 20,000 shares of common stock and warrants to purchase 40,000 shares of common stock for $15.00 per each share of common stock and two warrants.

    On December 20, 1996, the Company completed a private placement (the "December Private Placement") from which the Company derived gross proceeds of $3,000,000 through the sale of $3,000,000 of promissory notes and 1,000,000 common stock purchase warrants. Each warrant is exercisable at any time during the period commencing March 1, 1997 and ending on November 27, 2001, at an exercise price of $7.50 per share. The notes are payable on the earlier of November 27, 1998 and the date on which the Company undergoes a change of control. If the notes are not paid upon maturity, the outstanding principal will begin to accrue interest at the rate of 12% per annum and the principal and accrued interest will become convertible into common stock, at the option of the holders. The estimated fair market value of the warrants, as determined by independent appraisal, of $1,516,764 was recorded as a discount and is being amortized over the term of the notes.

    In connection with the December Private Placement, the Company paid Whale a finders fee equal to $150,000 and delivered 50,000 warrants. The estimated fair market value of these warrants of $75,840 along with the cash payment totaled $225,840 and was recorded as deferred financing fees and are being amortized over the term of the notes.

    In addition, the Company issued $50,000 of notes and 16,667 warrants in payment of certain legal fees. The estimated fair market value of the warrants of $25,280 was recorded as a discount and is being amortized over the term of the notes.

    In connection with the Global Link acquisition, the Company assumed $2,800,000 aggregate principal amount of convertible debentures. The convertible debentures are due and payable on June 23, 1999 and are secured by a first lien on all assets of Global Link. The convertible debentures bear interest at 6% per annum, payable on May 30th and November 30th of each year. At the option of the holders, the convertible debentures are immediately due and payable upon a change in control of Global Link. The

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


(4) FINANCING TRANSACTIONS AND DEBT OBLIGATIONS (CONTINUED) principal amount of the convertible debentures is convertible at the option of the holders at any time into shares of common stock at a conversion price of $9.264 per share. The Company may force the conversion of the convertible debentures if certain conditions are met. The Company has reserved 292,081 shares of common stock for issuance upon conversion of the debentures.

    Certain of the Company's debt agreements contain provisions that prevent the Company from declaring or paying dividends.

(5) FIXED ASSETS

    Fixed assets consist of the following:


                                                               DECEMBER 31,       MARCH 31,
                                                           ---------------------  ----------
                                                             1995        1996        1997
                                                           ---------  ----------  ----------
Furniture and fixtures...................................    166,546     404,918     404,918
Machinery and equipment..................................    159,339     218,044     247,517
Computers and office equipment...........................    157,899   1,514,262   1,504,690
Leasehold improvements...................................     10,410     419,928     409,248
                                                           ---------  ----------  ----------
                                                             494,194   2,557,152   2,566,373
Less accumulated depreciation............................    (65,813)   (608,235)   (679,621)
                                                           ---------  ----------  ----------
                                                             428,381   1,948,917   1,886,752
                                                           ---------  ----------  ----------
                                                           ---------  ----------  ----------


(6) CONVERTIBLE NOTES RECEIVABLE AND NOTE RECEIVABLE

    In March and May 1995, the Company advanced $200,000 and $125,000, respectively, to Fone America, Inc. ("Fone") evidenced by convertible promissory notes bearing interest at 10% per annum. The principal and accrued interest thereon was due and payable on June 23, 1995 and July 14, 1995, respectively. The Company has the option of converting any part of the principal into shares of Fone's common stock on the basis of two shares for each $1.00 of principal. Fone has also agreed that, at the Company's option, Fone will repay the notes by allowing the Company to utilize services which Fone will provide. Such services consist of access to Fone's switching platforms, the utilization of Fone's network personnel and the sale and service of phone card vending machines. During 1996, the Company obtained software with a fair market value of $64,000 as partial repayment of the notes. Although management intends to pursue the collection of this receivable, in the fourth quarter of 1996 the Company wrote off the note receivable and the remaining accrued interest thereon aggregating $343,000 due to the uncertainty regarding its ultimate recoverability.

    In November 1995, the Company advanced $237,000 to Global Link evidenced by a promissory note and guaranteed by certain stockholders of Global Link. As a result of the consummation of the merger on February 29, 1996 (note 3), the guaranty was terminated.

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


(7) AMOUNTS PAYABLE TO AFFILIATE

    Simultaneously with the execution of the merger agreement, Global Link executed an agreement with Peoples, a shareholder, pursuant to which Peoples agreed to accept $1,050,000 ($550,000 of which was paid on the date of the merger with the balance of $500,000 payable on June 28, 1996) and 17,602 shares of GTS common stock in full satisfaction of any and all amounts owed by Global Link to Peoples, except for $954,630 in trade payables (due in four equal quarterly installments commencing in January 1997). In August 1996, the Company and Peoples executed an agreement (the "First Amendment") whereby Peoples agreed to restructure the payment terms of the remaining $500,000 as follows: $100,000 payable upon execution of the agreement and a monthly payment of $33,333 beginning in November 1996 until all amounts including accrued interest at 8% per annum are paid.

    In November 1996, the Company and Peoples executed an agreement (the "Second Amendment") whereby Peoples agreed to restructure the payment terms of the remaining principal balance of $366,667 at such date as follows: $187,731 payable upon execution of the agreement with the remaining balance of $178,936 plus accrued interest payable in three monthly installments beginning on December 27, 1996. In addition, the agreement provides for certain prepayments of the trade payable in the event the Company obtains additional financing or the occurrence of any change of control.


    In March 1997, the Company entered into an agreement with Peoples whereby Peoples agreed not to sell or otherwise dispose of its shares of the Company's common stock until June 30, 1997 ("Termination Date"). The Company agreed that it would pay Peoples the balance of approximately $954,000 in trade payables from the proceeds of the Company's proposed secondary offering (note 15) within two days after the consummation of such offering ("Closing Date"). If the offering is consummated before June 30, 1997, and the trade payables are paid within two days, Peoples agreed to extend the Termination Date to the six month anniversary of the Closing Date.


(8) TAX OBLIGATIONS AND COMPLIANCE


    At December 31, 1996 and March 31, 1997, the Company has not remitted certain amounts previously collected for sales, use, and excise taxes to various taxing jurisdictions. Further, the Company has not filed sales and use, excise, income or franchise tax returns in certain of the jurisdictions in which it does business. Management is in the process of reviewing the Company's tax collection, remittance and compliance policies and procedures and has recorded a reserve for estimated tax obligations and compliance issues. Depending on the ultimate resolution of these matters, it is reasonably possible that the amount of reserve could require adjustment in the near term and the amount of such adjustment could be material.



    In the opinion of the Company's management, the Company is not subject to "escheat" laws of various states pertaining to unclaimed payments or deposits. Accordingly, no provision has been made in the accompanying financial statements for potential escheat assessments.

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


(9) INCOME TAXES

    Income tax expense consists of the following for the years ended December 31, 1996 and 1995:

                                                                                     1996         1995
                                                                                     -----        -----
Current:
  Federal.......................................................................      --           --
  State.........................................................................         500          500
                                                                                         ---          ---
                                                                                         500          500
Deferred income tax.............................................................      --           --
                                                                                         ---          ---
                                                                                         500          500
                                                                                         ---          ---
                                                                                         ---          ---

    The actual income tax expense differs from the "expected" tax benefit for 1996 and 1995, computed by applying the U.S. Federal corporate tax rate of 34 percent to loss before income taxes, as follows:

                                                                        1996         1995
                                                                     -----------  -----------
Computed "expected" tax benefit....................................   (2,352,705)  (1,009,671)
Increase (reduction) in income taxes resulting from: state income
  taxes, net of federal benefit....................................          330          330
Increase in valuation allowance (net of effect of acquisition).....    2,421,822      990,689
Other..............................................................      (68,947)      19,152
                                                                     -----------  -----------
                                                                             500          500
                                                                     -----------  -----------
                                                                     -----------  -----------

    The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 is as follows:

                                                                        1996         1995
                                                                     -----------  -----------
Deferred tax assets:
  Benefit of net operating loss carryforward.......................    4,816,655    1,756,952
  Capital loss carryforward........................................      116,620      --
  Allowance for uncollectible accounts receivable..................      135,660       56,100
  Deferred revenue.................................................      892,050      441,508
  Deferred compensation............................................      249,051       28,164
  Sales and excise tax liability...................................      572,723      --
  Less: valuation allowance........................................   (6,289,986)  (1,836,280)
                                                                     -----------  -----------
    Net deferred tax asset.........................................      492,773      446,444
Deferred tax liabilities:
  Deferred costs...................................................     (383,482)    (420,230)
  Depreciation on fixed assets.....................................      (88,492)     (16,113)
  Other............................................................      (20,799)     (10,101)
                                                                     -----------  -----------
    Net deferred income taxes......................................      --           --
                                                                     -----------  -----------
                                                                     -----------  -----------

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS



                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


(9) INCOME TAXES (CONTINUED)

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences or net operating loss carryforwards become deductible. Management considers scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies which can be implemented by the Company in making this assessment. Based upon the Company's historical operating losses and scheduled reversal of deferred tax liabilities, the Company has established a valuation allowance of approximately $6,289,986 at December 31, 1996.

    At December 31, 1996, the Company had net operating loss carryforwards ("NOLs") aggregating approximately $14,167,000 expiring in years 2008 through 2011. Under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), utilization of prior NOLs is limited after an ownership change, as defined in such Section 382, to an amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change, multiplied by the federal long-term tax-exempt rate in effect during the month that the ownership change occurred. As a result of the Company's acquisition of Global Link, the Company is subject to limitations on the use of its NOLs as provided under Section 382. Accordingly, there can be no assurance that a significant amount of existing NOLs will be available to the Company.

(10) COMMITMENTS

(A) LEASES

    The Company's future minimum annual rental commitments at December 31, 1996 under operating leases for various calling center locations, office space and equipment are approximately as follows:

YEAR                                                                                  AMOUNT
----------------------------------------------------------------------------------  ----------
1997..............................................................................  $  534,000
1998..............................................................................     398,000
1999..............................................................................     348,000
2000..............................................................................     228,000
2001 and thereafter...............................................................     117,000


    The Company has the right to terminate certain of the leases given sufficient advance written notice. Rent expense for the year ended December 31, 1995 and 1996 and the three months ended March 31, 1996 and 1997 amounted to approximately $115,236, $747,704, $98,945 and $189,028, respectively.



    In addition, the Company leases space from an officer of the Company. The lease, which is for a five year period beginning January 1, 1995, provides for escalating rental payments throughout the term of the lease. The total future commitment under the lease is $166,810. The Company also has the option to extend the lease for five years. In addition to the rental, the Company pays for improvements and maintenance relating to the leased property. The rent paid to this officer for the year ended December 31, 1996 and the three months ended March 31, 1997 amounted to $50,400 and $13,230, respectively.

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS



                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


(10) COMMITMENTS (CONTINUED)
(B) EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with six officers of the Company which provide for aggregate base salaries of $735,000 per annum. The agreements which expire on varying dates, also provide for annual bonuses, as determined by the Board of Directors, and covenants not-to-compete during the employment term and for two years thereafter.

(C) CARRIER ARRANGEMENTS

    The Company's arrangements with long distance service providers obligate the Company to generate certain minimum monthly or annual usage through each network and, if not attained, the Company is subject to underutilization charges. No such charges were incurred through December 31, 1996.

    The Company is obligated to provide access to long distance telephone services through its switching platforms for issued cards until those cards expire. The costs related to the potential utilization of the minutes sold have not been accrued in the accompanying financial statements, but are expensed as incurred.

(D) LICENSE


    In August 1995, the Company obtained a nonexclusive license from a third party relating to various patents related to telecommunications processes. The term of the license is through November 2011, when the last patent expires. The Company is obligated to make minimum payments or $50,000 annually over the term of the Agreement. Royalty expense amounted to approximately $13,020, $49,203, $5,463 and $47,953 for the year ended December 31, 1995 and 1996, and the three months ended March 31, 1996 and 1997, respectively.


(11) STOCK OPTIONS AND WARRANTS

    The Company has reserved 500,000 shares of unissued common stock under its 1994 incentive and nonqualified stock option plan ("1994 Plan"). The 1994 Plan authorizes the granting of stock options, restricted stock awards, deferred stock awards and stock appreciation rights to key employees, officers, directors and consultants. All qualified stock options which will be granted by the Company, with the exception of those options granted to persons holding more than ten percent of the voting common stock in the Company on the date of grant, expire ten years after grant and are issued at exercise prices which are not less than the fair market value of the common stock on the date of grant. Qualified options granted to persons holding more than ten percent of the voting common stock of the Company on the date of grant expire five years after grant and are issued at exercise prices which are not less than 110 percent of the fair market value of the stock on the date of grant. Nonqualified stock options granted under the 1994 Plan may be granted at any price determined by the Board of Directors, however, the price may not be less than the fair market value of the common stock on the date of grant. Stock options vest over a period determined by the Board of Directors. The 1994 Plan contains certain change in control provisions, which include those that could cause options to become immediately exercisable.

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS



                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


(11) STOCK OPTIONS AND WARRANTS (CONTINUED)
    A summary of activity under the 1994 Plan is as follows:

                                                                    NUMBER    WEIGHTED AVERAGE
                                                                   OF SHARES   EXERCISE PRICE
                                                                   ---------  -----------------
Outstanding at January 1, 1995...................................     67,338      $   15.00
Granted..........................................................    102,008      $   15.20
Canceled.........................................................    (21,335)     $   15.00
                                                                   ---------
Outstanding at December 31, 1995.................................    148,011      $   15.14
                                                                   ---------
Granted..........................................................     69,014      $   10.54
Canceled.........................................................    (31,170)     $   15.33
                                                                   ---------
Outstanding at December 31, 1996.................................    185,855      $   13.40
                                                                   ---------
                                                                   ---------

    At December 31, 1996, 143,653 options were exercisable and options to purchase 314,145 shares were available for future grant.

NON-PLAN OPTIONS:

    In October 1994, the Board of Directors granted to certain officers and/or directors immediately exercisable ten-year options to purchase 25,000 shares of common stock at an exercise price of $9.99 per share.

    In March 1995, the Company granted non-qualified options to purchase 33,334 shares of common stock at an exercise price of $15.00 per share to an officer of the Company. The options will vest 33 1/3% per annum commencing March 20, 1996 and will remain exercisable for a period of five years from the date of vesting.

    In April 1995, the Board of Directors granted to certain consultants nonqualified stock options to purchase an aggregate of 2,500 shares of common stock at an exercise price of $16.50 per share. Such options are immediately exercisable and expire five years from date of grant.

    In February 1996, the Company granted non-qualified options to purchase an aggregate of 58,334 shares of common stock at an exercise price of $18.375 per share to officers of the Company. The options will vest in three annual installments commencing in February 1997 and will remain exercisable for a period of five years from the date of vesting.

    In connection with the merger, options and warrants to purchase 145,000 shares of common stock of Global Link were converted into options to purchase an aggregate of 36,642 shares of the Company's common stock at exercise prices ranging from $1.98 to $7.92. Options to purchase 32,852 shares of common stock are currently exercisable. Such options expire at various dates through 2003.

    At December 31, 1996, the weighted average remaining contractual life of the outstanding options was 6.25 years and the weighted average exercise price of exercisable options at December 31, 1996 and 1995 was $9.57 and $17.625, respectively.

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS



                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


(11) STOCK OPTIONS AND WARRANTS (CONTINUED)
    The Company applies APB Opinion No. 25 in accounting for stock options and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                                      1996           1995
                                                                  -------------  -------------
Net loss........................................     As reported  $  (6,920,222) $  (2,970,121)
                                                       Pro forma     (7,297,311)    (3,099,721)
Net loss per share..............................     As reported  $       (4.14) $       (2.84)
                                                       Pro forma  $       (4.37) $       (2.96)

    The per share weighted-average fair value of stock options granted during 1996 and 1995 was $6.60 and $8.28 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:
1996--expected dividend yield 0%, risk-free interest rate of 6.3%, expected life of 6 years and volatility of 22%; 1995--expected dividend yield 0%, risk-free interest rate of 7.0%, expected life of 7 years and volatility of 22%.

    Pro forma net loss reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options vesting period and compensation cost for options granted prior to January 1, 1995 is not considered.

    In connection with its initial public offering, the Company sold to the underwriter for an aggregate of $150, warrants to purchase up to 50,000 shares of common stock at a purchase price of $24.15 per share and/or 50,000 warrants at a purchase price of $.483 per warrant. Such warrants being exercisable at $12.00 per warrant through December 14, 1999.

    In addition, the Company has 980,560 public warrants outstanding as of December 31, 1996. Each public warrant entitles the holder to purchase one share of common stock at a price of $12.00, subject to adjustment in certain circumstances, at any time commencing June 14, 1995 through December 14, 1999. The public warrants are redeemable by the Company at any time after becoming exercisable, upon notice of not less than 30 days, at a price of $.30 per public warrant, provided that the closing bid quotation of the common stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 187.5% of the then effective exercise price of the public warrants.

    As of December 31, 1996, the Company has reserved an aggregate of 3,358,209 shares of common stock for issuance upon the exercise of options and warrants and conversion of the convertible debentures (See note 4).

(12) DEFERRED COMPENSATION

(A) CONSULTING AGREEMENT

    The Company entered into consulting agreements with two of the Company's stockholders, pursuant to which the stockholders will provide consulting services to the Company for a two-year period ending February 1997. As consideration for these services, the Company issued options to purchase 33,334 shares

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS



                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


(12) DEFERRED COMPENSATION (CONTINUED)

of common stock at $14.25 per share to each stockholder. These options became exercisable in February 1996 and remain exercisable for a period of five years from the date of vesting. The estimated fair market value of these options of $168,000 was recorded as deferred compensation and has been fully amortized as of February 1997.



    In January 1997, the Company extended its consulting agreement with each of the stockholders, pursuant to which the stockholders will provide consulting services to the Company for a two-year period ending February 1999. As consideration for these services, the Company issued options to purchase 25,000 shares of common stock at $9.00 per share to each stockholder. These options became exercisable in February 1997 and remain exercisable until February 2002. The estimated fair market value of these options of $151,648 was recorded as deferred compensation and the Company has recorded compensation expense of $18,957 for the three months ended March 31, 1997.


(B) WARRANTS


    In April and October 1995, the Company issued five-year warrants to Whale to purchase an aggregate of 33,334 shares of common stock at $15.00 per share in consideration for providing the Company the right of first refusal to pursue any prospective acquisition target in the phone card industry that Whale identifies through February 1998. The estimated fair market value of these warrants of $117,000 was recorded as deferred compensation and the Company has amortized $69,334 to expense as of March 31, 1997.



    In January 1996, the Company issued five-year warrants to Whale and/or its designees to purchase an aggregate of 66,667 shares of common stock at $15.375 per share in consideration for consulting services. The estimated fair market value of these warrants of $400,000 was recorded as deferred compensation and has been fully amortized as of March 31, 1997.


(C) EMPLOYMENT AGREEMENT

    In connection with the termination of an employment agreement, the Company entered into an arrangement with a former officer whereby the Company agreed to pay the former officer $150,000 in 12 equal monthly installments without interest commencing March 1997. The Company has accrued the total obligation of $150,000 as of December 31, 1996.

(13) GOODWILL

    During 1996, the Company experienced significant losses and negative cash flow from operations, particularly in the last ten months of the year following the Global Link acquisition. As a result, the Company assessed the recoverability of goodwill as of December 31, 1996. In connection with its assessment of recoverability management prepared and reviewed estimates of future cash flows (undiscounted and without interest charges) and also considered whether the 15 year amortization period originally assigned to the goodwill remained appropriate as of the balance sheet date. The Company's projections considered recent developments in the Company's business as well as projected growth rates for the prepaid calling card industry obtained from external sources. Based on this assessment, management concluded that no impairment loss was required to be recognized as of December 31, 1996. In addition, management concluded that the 15 year amortization period initially selected at the time of the Global Link acquisition remains appropriate as of December 31, 1996.

           GLOBAL TELECOMMUNICATION SOLUTIONS, INC. AND SUBSIDIARIES

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS



                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


(13) GOODWILL (CONTINUED)
    The assessment of goodwill recoverability, which is heavily dependent on projected financial information, and the goodwill amortization period are significant accounting estimates as contemplated by the American Institute of Certified Public Accountants' Statement of Position 94-6, "Disclosure of Certain Significant Risks and Uncertainties." Further, the Company operates in an industry which is rapidly evolving and extremely competitive. It is reasonably possible that the Company's accounting estimates with respect to the useful life and ultimate recoverability of goodwill could change in the near term and that the effect of such changes on the financial statements could be material. While management currently believes that the recorded amount of goodwill is not impaired, there can be no assurance that the Company's future results will confirm this assessment or that a significant write-down or write-off of goodwill will not be required in the future.

(14) LIQUIDITY

    As indicated in the accompanying financial statements, the Company incurred a net loss of $6,920,222 in 1996 and is in a negative working capital position of approximately $5,630,385 at December 31, 1996. Further, the Company is delinquent on certain vendor obligations as of the balance sheet date. Management's projections indicate that the Company anticipates that it will continue to generate operating losses and negative cash flow at least through 1997. As such, the Company anticipates that it will need to raise additional capital in 1997, in the form of debt or equity financing, in order to meet its obligations as they come due. The Company currently intends to raise capital during 1997, however, there can be no assurance that the Company will be successful.


    On March 14, 1997, the Company obtained a commitment from Wheatley Partners, L.P. ("Wheatley"), an existing investor to infuse a minimum of $2.5 million of additional equity capital into the Company by June 1, 1997 should the Company be unable to raise at least this amount of capital from other sources. In the opinion of management, the availability of committed financing from this investor, as well as cash from other sources, such as the collection or factoring of accounts receivable, will enable the Company to satisfy its obligations through at least December 31, 1997.


(15) SUBSEQUENT EVENTS

    In February 1997, the Board of Directors of the Company approved an amendment to its Amended and Restated Certificate of Incorporation to effect a one-for-three reverse stock split. All per share data and references to number of shares have been retroactively restated in these financial statements to give effect to the reverse stock split.


    In April 1997, the Company filed a registration statement on Form SB-2 with the Securities and Exchange Commission for a secondary offering of securities. The Company is attempting to raise approximately $18 million in gross proceeds.



    Pursuant to an agreement with Wheatley, in April 1997, the Company received $2,500,000 upon the exercise of warrants to purchase 333,334 shares of Common Stock issued to Wheatley in a private placement consummated by the Company in December 1996 (See Note 4 and 14). In consideration for exercising such warrants, the Company issued to Wheatley warrants to purchase an aggregate of 250,000 shares of Common Stock.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Global Link Teleco Corporation:

    We have audited the accompanying balance sheet of Global Link Teleco Corporation as of December 31, 1995, and the related statements of operations, shareholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    As further discussed in note 12, the Company was acquired by Global Telecommunication Solutions, Inc. on February 29, 1996.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Link Teleco Corporation as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

May 8, 1996
Philadelphia, Pennsylvania

                         GLOBAL LINK TELECO CORPORATION

                                 BALANCE SHEET

                               DECEMBER 31, 1995

                                                                                                         1995
                                                                                                     -------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents........................................................................  $     213,482
  Accounts receivable, net of allowance for doubtful accounts of $120,147..........................      1,137,562
  Inventory........................................................................................         97,000
  Other current assets.............................................................................         38,675
                                                                                                     -------------
      Total current assets.........................................................................      1,486,719
Fixed assets, net..................................................................................      1,352,177
Goodwill, net......................................................................................      7,654,789
Other assets.......................................................................................        212,566
                                                                                                     -------------
      Total assets.................................................................................  $  10,706,251
                                                                                                     -------------
                                                                                                     -------------
                                  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of notes payable to related party (notes 6 and 12)...............................        422,000
  Trade accounts payable...........................................................................      2,203,336
  Amounts payable to related parties...............................................................        477,338
  Accrued interest to related party................................................................        617,226
  Deferred revenue.................................................................................      1,822,424
  Estimated sales and excise tax related obligations (note 9)......................................        620,000
  Other current liabilities........................................................................        589,706
                                                                                                     -------------
      Total current liabilities....................................................................      6,752,030
Notes payable to related party.....................................................................      6,078,000
Senior convertible promissory notes payable........................................................      2,800,000
                                                                                                     -------------
      Total liabilities............................................................................     15,630,030
                                                                                                     -------------
                                                                                                     -------------
Commitments and contingencies (notes 9, 11 and 13)
Shareholders' equity (deficit):
  Series A convertible cumulative preferred stock, $.0001 par value, 50,000 shares authorized, none
    issued.........................................................................................       --
  Common stock, $.0001 par value, authorized 9,950,000 shares; 2,369,784 shares issued and
    2,108,705 shares outstanding...................................................................            211
  Additional paid-in capital.......................................................................        287,751
  Accumulated deficit..............................................................................     (5,111,741)
  Common stock subscription receivable.............................................................       (100,000)
                                                                                                     -------------
Total shareholders' equity (deficit)...............................................................     (4,923,779)
                                                                                                     -------------
Total liabilities and shareholders' equity (deficit)...............................................  $  10,706,251
                                                                                                     -------------
                                                                                                     -------------

                See accompanying notes to financial statements.

                         GLOBAL LINK TELECO CORPORATION

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

Net revenues....................................................................  $8,429,863
Cost of revenues................................................................   5,870,963
                                                                                  ----------
Gross profit....................................................................   2,558,900

Sales and marketing expenses....................................................   1,836,351
General and administrative expenses.............................................   3,893,620
Depreciation and amortization...................................................     757,590
                                                                                  ----------
Operating loss..................................................................  (3,928,661)

Other income (expense):
  Rental income.................................................................      19,600
  Interest income...............................................................      29,540
  Interest expense..............................................................    (683,880)
                                                                                  ----------
Net loss........................................................................  $(4,563,401)
                                                                                  ----------
                                                                                  ----------

                See accompanying notes to financial statements.

                         GLOBAL LINK TELECO CORPORATION

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

Cash flows from operating activities:
  Net loss......................................................................  $(4,563,401)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization...............................................     757,590
    Changes in operating assets and liabilities, net of effects of 1995 acquisition (note 3):
      Accounts receivable.......................................................    (984,422)
      Inventory.................................................................     (72,000)
      Other current assets......................................................     (15,904)
      Other assets..............................................................      83,814
      Deferred revenue..........................................................   1,822,424
      Trade accounts payable and other current liabilities......................   2,484,003
      Estimated sales and excise tax obligations................................     620,000
                                                                                  ----------
Net cash provided by operating activities.......................................     132,104
                                                                                  ----------

Cash flows from investing activities:
  Purchase of property and equipment............................................    (954,115)
  Acquisition of business.......................................................  (1,000,000)
                                                                                  ----------
Net cash used in investing activities...........................................  (1,954,115)
Cash flows from financing activities:
  Principal payment on notes payable to related party...........................    (250,000)
  Amounts payable to related party..............................................     256,161
                                                                                  ----------
Net cash provided by financing activities.......................................       6,161
                                                                                  ----------
Decrease in cash and cash equivalents...........................................  (1,815,850)

Cash and cash equivalents at beginning of period................................   2,029,332
                                                                                  ----------
Cash and cash equivalents at end of period......................................  $  213,482
                                                                                  ----------
                                                                                  ----------
Supplemental disclosure of cash flow information Cash paid during the year for
  interest......................................................................  $   66,000
                                                                                  ----------
                                                                                  ----------
Refer to notes 3, 6, 7 and 8 for supplemental disclosures concerning certain noncash investing and financing activities.

                See accompanying notes to financial statements.

                         GLOBAL LINK TELECO CORPORATION

                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                     COMMON STOCK            TREASURY STOCK       ADDITIONAL
                                ----------------------  ------------------------    PAID-IN    ACCUMULATED   SUBSCRIPTIONS
                                 SHARES      AMOUNT      SHARES       AMOUNT        CAPITAL      DEFICIT      RECEIVABLE
                                ---------  -----------  ---------  -------------  -----------  ------------  -------------
Balances at December 31,
  1994........................  2,030,195         203      --           --           130,739      (548,340)     (100,000)
Shares issued in connection
  with 1995 acquisition.......    339,589           8      --           --           157,012        --            --
Shares reacquired from Peoples
  (note 7)....................     --          --         261,079       --            --            --            --
Net loss......................     --          --          --           --            --        (4,563,401)       --
                                                                            --
                                ---------       -----   ---------                 -----------  ------------  -------------
Balances at December 31,
  1995........................  2,369,784   $     211     261,079       --         $ 287,751    (5,111,741)     (100,000)
                                                                            --
                                                                            --
                                ---------       -----   ---------                 -----------  ------------  -------------
                                ---------       -----   ---------                 -----------  ------------  -------------

                                SHAREHOLDERS'
                                   EQUITY
                                  (DEFICIT)
                                -------------
Balances at December 31,
  1994........................      (517,398)
Shares issued in connection
  with 1995 acquisition.......       157,020
Shares reacquired from Peoples
  (note 7)....................       --
Net loss......................    (4,563,401)

                                -------------
Balances at December 31,
  1995........................    (4,923,779)

                                -------------
                                -------------

                See accompanying notes to financial statements.

                         GLOBAL LINK TELECO CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1995

(1) NATURE OF OPERATIONS

    Global Link Teleco Corporation ("Global Link" or the "Company") was incorporated on March 28, 1994 as Phone Zone Teleco Corporation and subsequently changed its name to Global Link Teleco Corporation on June 20, 1994. The Company is engaged in designing, developing and marketing prepaid phone cards. The Company sells the prepaid phone cards through retail telephone calling centers located in the New York Metropolitan Area and Miami Beach as well as through arrangements with various companies and individuals that market the Global Link phone cards through distribution channels or via direct marketing to the public. The Global Link phone cards provide inter-exchange and international telecommunications alternatives to conventional phone service. The Company also provides fax and photocopy service, wire transfers, money orders, mail box rentals, and utility payment services at the retail calling centers.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company defines cash and cash equivalents as those highly liquid investments purchased with an original maturity date of three months or less.

REVENUE RECOGNITION

    The Company records revenue from prepaid phone cards sold at its retail calling centers when the calling time is utilized by the customer. Revenue from ancillary services is recorded when the services are provided.

    With respect to cards sold wholesale through third party agents at a discount, the Company records deferred revenue at the time of the sale and recognizes revenue as the ultimate customer utilizes calling time. Agent discounts are recorded as a reduction of gross revenue.

INVENTORY

    Inventory consists of phone card materials and is stated at the lower of cost or market, with cost determined using the average cost method.

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Expenditures for maintenance and repairs are charged to operations as incurred.

    The estimated useful lives used in computing depreciation of property and equipment are as follows:

Furniture and fixtures........................................  7 years
Machinery and equipment.......................................  7 to 10 years
Computers and office equipment................................  5 years
Vehicles......................................................  5 years

    Leasehold improvements are amortized over the lives of the respective leases or the useful life of the improvements, whichever is shorter.

                         GLOBAL LINK TELECO CORPORATION

                          YEAR ENDED DECEMBER 31, 1995

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GOODWILL

    Goodwill represents the unamortized excess of the cost over the fair values of the net assets acquired (see note 3 for a description of acquisitions). Amortization expense of $434,339 for the year ended December 31, 1995 is computed by using the straight-line method over periods ranging from 15 to 20 years. The Company periodically reviews goodwill to assess recoverability and any impairment would be charged to operations in the period in which such impairment becomes evident.

OTHER INTANGIBLES

    Other intangibles included in other assets included a license fee and technical service agreement which were being amortized over 25 years and one year, respectively. Amortization expense was $18,750 for the year ended December 31, 1995. During 1995 in connection with the 1995 purchase agreement discussed in note 3, the license fee was reclassified to goodwill. The technical service agreement was fully amortized in 1995.

INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Recognition is subject to a valuation allowance if it is more likely than not that some or all of a deferred tax asset will not be realized.

DEFERRED FINANCING FEES

    Deferred financing fees are amortized, using the interest method, and are included in other assets. Amortization of these costs is classified as interest expense and totaled $19,801 for the year ended December 31, 1995.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable, and accounts payable approximates fair value due to the short maturity of these instruments.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CONCENTRATION OF RISK

    Currently the Company utilizes two principal suppliers of long distance telephone service. While the Company believes that there are alternate suppliers, there is no guarantee that the Company will be able to secure the same rates as currently contracted in the event the relationship with one or both suppliers is

                         GLOBAL LINK TELECO CORPORATION

                          YEAR ENDED DECEMBER 31, 1995

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) terminated. Recorded amounts due to these suppliers totaled $1,699,475 at December 31, 1995. (See also note 11--Carrier Billing Dispute).

RECENTLY ISSUED ACCOUNTING STANDARDS

    Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, (SFAS 121) was issued in March 1995. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has not yet evaluated how SFAS 121 will impact its financial statements.

    Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS 123) was issued in October 1995. SFAS 123 gives companies the option to adopt the fair value method for expense recognition of employee stock options and stock based awards or to continue to account for such items using the intrinsic value method as outlined under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25) with pro forma disclosures of net income and net income per share as if the fair value method had been applied. The Company intends to continue to apply APB 25 for future stock options and stock based awards, and, accordingly, does not anticipate that the adoption of SFAS 123 will have a material impact on its results of operations or financial position.

    The Company plans to adopt both SFAS 121 and 123 effective January 1, 1996.

(3) ACQUISITIONS

1994 PURCHASE AGREEMENT

    Pursuant to an Asset Purchase and License Agreement dated March 31, 1994 between the Company and Peoples Telephone Company, Inc. (Peoples), the Company purchased two retail calling centers and an exclusive license to open and operate retail calling stores in the United States which sell the Global Link prepaid calling cards for $2.5 million plus 167,361 shares of common stock equivalent to 10% of the issued and outstanding common stock of the Company on a fully diluted basis. Such shares were obtained from existing stockholders and were valued upon issuance to Peoples at $.15 per share for a total of approximately $26,000. Including acquisition costs, the purchase price of approximately $2,550,000 was allocated to the fair value of assets acquired which included fixed assets ($150,000), the license fee ($100,000) and other assets ($120,000), with the remainder allocated to goodwill, which is being amortized over twenty years.


    As further described in note 12, Peoples and the Company entered into an agreement in February of 1996 which significantly reduced Global Link's obligations to Peoples.


1995 PURCHASE AGREEMENT

    Pursuant to an asset purchase agreement dated February 15, 1995 between the Company and Peoples, the Company purchased certain assets of Peoples' remaining prepaid phone card division for $6,250,000 plus common stock equal to 9.99% of the issued and outstanding capital stock (see also note 7--Treasury

                         GLOBAL LINK TELECO CORPORATION

                          YEAR ENDED DECEMBER 31, 1995

(3) ACQUISITIONS (CONTINUED)
Stock). The purchase price consisted of $1,000,000 in cash, an 8-1/2% promissory note for $5,250,000 and 78,510 shares of common stock valued at $2 per share. The promissory note is payable in full in three years with interest payable quarterly.

    The purchase price of $6,407,020 was allocated to the fair value of assets acquired which included inventory ($25,000), fixed assets ($433,606), with the remainder allocated to goodwill, which is being amortized over 15 years.

    The Company also obtained a noncompete agreement from Peoples for the period covered by the term of the promissory note and for a period of three years following the date of scheduled full payment of such note. In addition, the Company agreed to prepay $250,000 of a promissory note related to the 1994 purchase agreement with Peoples (see note 6).

    Peoples also agreed to allow the Company to utilize and come under its existing Federal Communications Commission ("FCC") and state licenses for such time as may be reasonably necessary.

    As further described in note 12, Peoples and the Company entered into an agreement in February of 1996 which significantly reduced Global Link's obligations to Peoples.

(4) RELATED PARTY TRANSACTIONS

    The Company had an agreement to purchase telecommunications services exclusively from Peoples from April 1, 1994 to February 15, 1995, the date of the 1995 purchase agreement. Peoples paid the transmission costs of all calls and provided 24-hour customer service. The Company paid to Peoples an amount ranging from 55-60 percent of the price charged to its customers. In addition to providing inter-exchange and international service to the Company, Peoples was responsible for the installation and maintenance of the telephone lines in all of the Company's telephone calling centers. The Company recorded $305,485 and $733,486 of expense related to this agreement for the year ended December 31, 1995 and from inception to December 31, 1994, respectively.

    Amounts payable to related parties also include $237,000 at December 31, 1995, due to Global Telecommunication Solutions, Inc. ("GTS"). This amount was provided as a bridge financing on a noninterest-bearing basis pending closure of the transaction described in note 12.

(5) PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at December 31, 1995:

Furniture and fixtures..........................................  $ 274,992
Machinery and equipment.........................................     12,700
Computers and office equipment..................................    712,478
Vehicles........................................................     26,057
Leasehold improvements..........................................    543,153
                                                                  ---------
                                                                  1,569,380
Less accumulated depreciation...................................    217,203
                                                                  ---------
                                                                  $1,352,177
                                                                  ---------
                                                                  ---------

                         GLOBAL LINK TELECO CORPORATION

                          YEAR ENDED DECEMBER 31, 1995

(6) DEBT

NOTES PAYABLE TO RELATED PARTY

    In connection with the 1994 purchase agreement with Peoples described in note 3, the Company issued (a) a five-year promissory note in the amount of $1,900,000 with principal and interest (at 8%) payable semi-annually through December 31, 1998, (b) a noninterest-bearing note payable of $500,000 due in 90 days, and (c) a promissory note in the amount of $100,000 with principal and interest (at 8%) payable semi-annually through December 31, 1998 in consideration for the exclusive license granted. The Company made principal payments of $400,000, $500,000, and $100,000, respectively, on these notes during 1994. The Company elected to pay the $100,000 note in full during 1994 as permitted by the provisions of the note. During 1995 the Company made a $250,000 principal payment on the $1,900,000 note.

    In connection with the 1995 purchase agreement with Peoples described in note 3, the Company issued a three year promissory note in the amount of $5,250,000 with interest (at 8.5%) payable annually through 1998. No principal payments have been made on this note.

    At December 31, 1995, the notes are secured by substantially all of the assets of the Company. In the event of default on the notes issued in relation to the 1994 Peoples acquisition, as described in the asset purchase and license agreement, Peoples has the right to assume possession of all calling centers and the Company would be subject to early termination fees.

    In February of 1996, the Peoples notes were adjusted; see note 12.

SENIOR CONVERTIBLE PROMISSORY NOTES PAYABLE

    Through private placement offerings in June of 1994, the Company issued a total of $2.8 million of 6% secured promissory notes ("Securities"). Each Security matures in full on the fifth anniversary of issuance, is convertible at $2.00 per share into shares of common stock, subject to certain anti-dilution provisions, or, under certain circumstances, is convertible into cumulative redeemable preferred stock of the Company, and may be redeemed after the second year at varying prices. Interest is payable semi-annually on May 31 and November
30. The agreement contains certain covenants including restrictions on dividend payments. The agreement also provides that the stockholders have certain registration rights with respect to shares of common stock issued or issuable to them.

    At December 31, 1995, the Securities are secured by the assets of the Company in accordance with the provisions of the Security Agreement, subject to the security interest of Peoples. Additionally, in the event of a change in control of the Company, the holders of the Securities are entitled to redemption of the Securities up to 110% of the original principal amount depending upon the date of redemption (see note 12).

    At December 31, 1995, the Company was in default on the November 30, 1995 interest payment amounting to $85,095 which was waived by the noteholders in 1996 (see note 12). In March of 1996, the Company paid $550,000 of the principal payments due in 1996.

    Based on the revised Peoples agreement discussed in note 12, the Company is required to pay $1,050,000 in principal payments on long-term debt in 1996 and $2,800,000 in 1999, unless the Securities are converted (see note 12).

                         GLOBAL LINK TELECO CORPORATION

                          YEAR ENDED DECEMBER 31, 1995

(7) SHAREHOLDERS' EQUITY

RECENT TRANSACTIONS

    In connection with the 1995 purchase agreement with Peoples described in note 3, the Company issued 78,510 shares of common stock (net) valued at $2 per share.

COMMON STOCK SUBSCRIPTIONS RECEIVABLE

    In connection with the purchase of 353,391 shares of common stock by an officer of the Company, the Company received a $58,602 three-year promissory note with interest payable on the outstanding principal amount at the annual rate of 5%. Additionally, in consideration for the purchase of 249,612 shares of common stock by this officer, the Company received $41,398 in the form of a three-year promissory note with interest payable on the outstanding principal amount at the rate of 5%. The officer's right to purchase this stock vests over a four-year period. No payments have been made on this subscription receivable as of December 31, 1995.

TREASURY STOCK

    At December 31, 1995, the Company holds 261,079 shares of treasury stock at a zero cost basis. Such shares were issued to Peoples in connection with the 1995 purchase agreement but returned to the Company in May of 1995 based on Peoples' desire to limit their equity ownership in the Company to less than 20%.

STOCK OPTIONS AND STOCK COMPENSATION

    During 1995, the Company granted options to two employees to purchase 45,000 shares of the Company's common stock at $2 per share. Options to purchase 14,999 shares vested in 1995; the remaining options vest ratably in 1996 and 1997.

    Pursuant to employment agreements with two key employees, the Company granted options in 1994 to purchase 100,000 shares of the Company's common stock at $.50 per share for 50,000 shares and at $2 per share for 50,000 shares. Management believes the fair market value of the shares at the date these options were granted was $.15 per share. Options to purchase 80,000 of the 100,000 shares vested in 1994; the remaining options vest on January 1, 1996. At December 31, 1995, none of these options have been exercised.

    The Company also issued 24,000 shares of common stock in 1994 to certain employees. Management believes the fair market value of such stock was $.15 per share and, accordingly, compensation expense was recorded in connection with this transaction.

(8) WARRANTS

    During 1995, each holder of the senior promissory notes payable described in note 6 was granted 250 common stock purchase warrants for the purchase of shares of the Company's common stock at an exercise price of $6.00 per share, exercisable for a period of five years from February 15, 1995 for each $25,000 of original principal amounts of notes held. A total of 28,000 warrants were issued. Each warrant is callable at the Company's option at par value on or after the date the common stock market price is $7.25 or more per share and contains anti-dilution provision. The options were granted as an inducement for the

                         GLOBAL LINK TELECO CORPORATION

                          YEAR ENDED DECEMBER 31, 1995

(8) WARRANTS (CONTINUED)
noteholders to sign the necessary consent and waivers related to the 1995 Peoples purchase agreement. No value was assigned to these warrants since the exercise price significantly exceeded the estimated fair value of the Company's common stock as of the date of issuance.

(9) TAX OBLIGATIONS AND COMPLIANCE

    At December 31, 1995, the Company is delinquent in remitting certain amounts previously collected for sales, use, and excise taxes to various taxing jurisdictions. Further, the Company has not filed sales and use, excise, income or franchise tax returns in any of the jurisdictions in which it does business since the inception of its operations. Management is in the process of reviewing the Company's tax collection, remittance and compliance policies and procedures and has recorded a reserve for estimated tax obligations and related compliance issues. Depending on the ultimate resolution of these matters, it is reasonably possible that the amount of this reserve could require adjustment in the near term and the amount of such adjustment could be material.

(10) INCOME TAXES

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 are as follows:

Deferred tax assets:
  Deferred revenue...............................................  $ 619,624
  Sales/excise tax obligations...................................    210,800
  Bed debt reserve...............................................     40,850
  Tax loss carryforwards.........................................    845,306
                                                                   ---------
Total gross deferred tax asset...................................  1,716,580
Less valuation allowance.........................................  (1,674,078)
                                                                   ---------
Net deferred tax asset...........................................     42,502
                                                                   ---------
Deferred tax liabilities:
  Depreciable assets, including goodwill.........................    (42,502)
                                                                   ---------
Total deferred tax liabilities...................................    (42,502)
                                                                   ---------
Net deferred taxes...............................................  $  --
                                                                   ---------
                                                                   ---------

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences or net operating loss carryforwards become deductible. Management considers scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies which can be implemented by the Company in making this assessment. Based upon the Company's operating loss and scheduled reversal of deferred tax liabilities, the Company has established a valuation allowance. The net change in the valuation allowance for the year ended December 31, 1995 was an increase of $1,504,078. The Company's tax operating loss carryforward of approximately $4,985,000 expires in the year 2010. If certain substantial changes in the Company's ownership should occur, there would be

                         GLOBAL LINK TELECO CORPORATION

                          YEAR ENDED DECEMBER 31, 1995

(10) INCOME TAXES (CONTINUED)
an annual limitation on the amount of carryforwards which can be utilized and some or all of the carryforwards could expire unutilized (see note 12).

(11) COMMITMENTS AND CONTINGENCIES

    The Company's future minimum annual rental commitments at December 31, 1995 under operating leases for various calling center locations are as follows:

YEAR                                                                                  AMOUNT
----------------------------------------------------------------------------------  ----------
1996..............................................................................  $  531,701
1997..............................................................................     476,245
1998..............................................................................     409,352
1999..............................................................................     324,380
2000 and thereafter...............................................................  $  301,690

    The Company has the right to terminate certain of the leases given sufficient advance written notice. Rent expense for the year ended December 31, 1995 amounted to approximately $504,949.

    In addition, the Company leases space from an officer of the Company. The lease, which is for a five year period beginning January 1, 1995, provides for escalating rental payments throughout the term of the lease. The total future commitment under this lease is $217,230. The Company also has the option to extend the lease for five years. In addition to the rental, the Company pays for improvements and maintenance relating to the leased property. The rent paid to this officer for the year ended December 31, 1995 amounted to $48,000.

    As of December 31, 1995, the Company has committed to acquire 350 Verifones Tranz 330 terminals and PT 900 printers totaling $143,500, of which $70,926 was paid in the first quarter of 1996.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with certain key employees. The agreements provide for annual salaries, scheduled salary increases, bonus compensation, life insurance coverage, options to purchase shares of the Company's common stock, and severance benefits. The agreements are for a two-year period and expire from April 1, 1996 to December 1, 1996, with each agreement containing an automatic two-year extension provision, unless either the Company or the employee provides the other party with prior written notice.

    In connection with the GTS Merger described in note 12, revised agreements were executed between two key executives and GTS. The agreements have a term of three years from the merger date. Salary commitments for the executives total $870,000 over the term of these agreements.

CARRIER BILLING DISPUTE

    As of December 31, 1995, a significant provider of telecommunication services has billed the Company approximately $540,000 which is in dispute. The Company has not recorded this amount as a liability in the accompanying financial statements since management believes it was inappropriately

                         GLOBAL LINK TELECO CORPORATION

                          YEAR ENDED DECEMBER 31, 1995

(11) COMMITMENTS AND CONTINGENCIES (CONTINUED) invoiced by the carrier and further believes that the Company is not obligated to make these payments. The parties are presently in discussions regarding this dispute.

LITIGATION

    In August 1995, the Company was served with a claim in the amount of approximately $330,000 for collection of invoices for alleged service rendered to Peoples. In November 1995, Peoples and the Company received a letter alleging breach of a Partnership Marketing Agreement dated October 22, 1993 between plaintiffs and Peoples. This letter includes allegations against the Company and its president for intentional and negligent business torts, with respect to, among other things, the net assets associated with the sale of Peoples' prepaid calling card division to the Company. This letter requests certain information and an accounting regarding business and revenues alleged to be covered by such partnership agreement, and threatens possible litigation, but does not quantify any alleged damages.

    In connection with the agreement discussed in note 12, Peoples has indemnified the Company with respect to these claims.

    The Company is also involved in various other legal actions incidental to the conduct of its business. Management is contesting these cases vigorously and believes it has meritorious defenses in each matter. Management does not believe the ultimate outcome of these various legal actions will have a material effect on the Company's financial condition, results of operations or working capital requirements.

(12) SUBSEQUENT EVENT--MERGER

    On February 29, 1996, the Company and GTS executed an agreement and plan of merger ("Merger Agreement") pursuant to which the Company became a wholly-owned subsidiary of GTS. In connection with the merger, GTS issued to the holders of the Company's common stock approximately 1.7 million common shares based on an exchange ratio of .64763 shares for each share of the Company's outstanding common stock. Additionally, the outstanding options and warrants of the Company automatically converted into the right to purchase GTS common stock at the rate of .75811 shares of GTS common stock for each share of the Company's common stock (with an exercise price of 1.32 times the original exercise price).

    GTS guaranteed the payment of principal and interest on, and the costs of collection of, the Company's senior convertible promissory notes payable in the aggregate principal amount of $2,800,000. The holders of the Securities agreed in the Amended and Restated Securities Purchase Agreement that the Securities are convertible into an aggregate of 906,682 shares of GTS common stock. Additionally, in accordance with the Consent and Waiver executed by the holders of the Securities, the holders agreed to waive their right of redemption upon the merger of the Company with another entity and also agreed to waive interest payments for November 1995, May 1996, and November 1996 in exchange for 62,679 shares of GTS. The Company may require the conversion of the promissory notes into GTS common stock or may prepay the promissory notes if certain criteria are met.

    In connection with the merger, the Company executed an agreement (Peoples Agreement) with Peoples, pursuant to which Peoples has agreed to accept $1,050,000 and 52,805 shares of GTS common stock in full satisfaction of any and all amounts owed by the Company to Peoples as of the date of the Merger Agreement, except for $954,630 owed by Global Link to Peoples. Peoples has agreed that the

                         GLOBAL LINK TELECO CORPORATION

                          YEAR ENDED DECEMBER 31, 1995

(12) SUBSEQUENT EVENT--MERGER (CONTINUED) payment of the $954,630 can be made in four equal quarterly installments commencing one year after the closing date of the Merger Agreement.

    Peoples was also issued an additional 481,858 shares of Global Link's common stock as follows: (1) 131,595 shares in consideration for Peoples' indemnification of the Company in connection with certain litigation described in note 11, and (2) 350,263 shares related to antidilution provisions of the March 1994 and February 1995 purchase agreements between Peoples and the Company.

    The Company also agreed to lease space from Peoples for some of its switching equipment and its customer service network at a monthly rate of $2,500. This agreement is cancelable upon six months written notice. In addition, the Company agreed to pay monthly recurring expenses of approximately $11,743 for circuit and usage costs.

(13) LIQUIDITY

    As indicated in the accompanying financial statements, the Company incurred a net loss of $4.6 million in 1995 and is in a negative working capital position of approximately $5.3 million at December 31, 1995. Management of GTS and the Company plan to reduce operating costs and integrate the activities of the two entities where practical. In addition, GTS plans to raise additional capital for the combined business via a private placement transaction. GTS has stated its intention to provide necessary capital to enable the Company to continue to operate its business during 1996. Although there can be no assurance that management will be successful in implementing its plans, the Company believes that it will be able to generate sufficient cash from its operations, and financial support from GTS, to enable it to satisfy its obligations in the normal course of business during 1996.

                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.

                       PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996

The following pro forma combined statement of operations (unaudited) combines on a purchase basis of accounting, the statements of operations of the Company and Global Link for the year ended December 31, 1996. The pro forma statement of operations gives effect to the acquisition of Global Link as if it occurred at the beginning of the year.

    The pro forma combined statement of operations is not necessarily indicative of future operating results and should not be used as a forecast of future operations. This pro forma statement of operations should be read in conjunction with the notes to the pro forma statement of operations and the historical financial statements of both companies. The Global Link Teleco Corporation statement of operations includes the operating data for the period from January 1, 1996 to the date of the Merger.

                                                         YEAR ENDED DECEMBER 31, 1996--UNAUDITED
                                               -----------------------------------------------------------
                                                    GLOBAL        GLOBAL LINK
                                               TELECOMMUNICATION     TELECO      PRO FORMA
                                                SOLUTIONS, INC.   CORPORATION   ADJUSTMENTS    PRO FORMA
                                               -----------------  ------------  -----------  -------------
Net sales....................................    $  12,121,365    $  1,363,030      --       $  13,484,395
Cost of sales................................        8,066,315         925,405      --           8,991,720
                                               -----------------  ------------  -----------  -------------
  Gross profit...............................        4,055,050         437,625      --           4,492,675
                                               -----------------  ------------  -----------  -------------
Operating expenses...........................       10,666,932       1,090,957     134,090(a)    11,891,979
Operating loss...............................       (6,611,882)       (653,332)   (134,090)     (7,399,304)
Other income (expense):
  Interest income............................           73,834             255      --              74,089
  Interest expense...........................         (395,674)       (119,476)     84,597(b)      (430,553)
  Other......................................           14,000           2,800      --              16,800
                                               -----------------  ------------  -----------  -------------
    Loss before income taxes.................       (6,919,722)       (769,753)    (49,493)     (7,738,968)
Provision for income taxes...................              500         --           --                 500
                                               -----------------  ------------  -----------  -------------
    Net loss for period......................       (6,920,222)       (769,753)    (49,493)     (7,739,468)
                                               -----------------  ------------  -----------  -------------
                                               -----------------  ------------  -----------  -------------
Net loss per share...........................                                                $       (4.38)
Weighted average common shares outstanding...                                                    1,765,925(c)

                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.

                   NOTES TO PRO FORMA STATEMENT OF OPERATIONS
                               DECEMBER 31, 1996
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

    The acquisition of Global Link is accounted for as a purchase and, in accordance with generally accepted accounting principles, the purchase price is allocated to the assets and liabilities of Global Link based on their fair values at the date of acquisition.

(2) PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

    The pro forma combined financial statements of the Company and Global Link give effect to the following pro forma adjustments and assumptions:

       (a) To record the amortization of goodwill on a straight-line basis over 15 years and to eliminate amortization of the predecessor's goodwill.

       (b) To eliminate interest expense on amounts due to Peoples Telephone Company, Inc. ("Peoples"), which were adjusted as a result of an agreement pursuant to which Peoples accepted $1,050,000 ($550,000 of which was paid on the merger date and $500,000 plus interest at the rate of 8% per annum) and 17,602 shares of the Company's Common Stock in full satisfaction of all amounts due Peoples other than $954,630 of accounts payable. As a result of the agreement with Peoples, Global Link reduced its liabilities and the goodwill associated with the purchase from Peoples by approximately $5,053,000. No gain or loss was recognized by Global Link with respect to this adjustment. The total cost of the acquisition, including estimated acquisition costs of $344,000 and the 17,602 shares, was approximately $11.4 million and resulted in goodwill of approximately $19.1 million.

       (c) Represents the weighted average common shares for the period assuming the 590,375 shares of the Company's Common Stock issued in connection with the merger were issued on January 1, 1996.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                  ---------
Available Information...........................          3
Prospectus Summary..............................          4
Risk Factors....................................         10
Use of Proceeds.................................         17
Dividend Policy.................................         18
Price Range of Securities.......................         18
Capitalization..................................         19
Dilution........................................         20
Selected Consolidated Financial Data............         21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         23
Business........................................         30
Management......................................         45
Certain Transactions............................         52
Principal Stockholders..........................         55
Description of Securities.......................         58
Shares Eligible for Future Sale.................         60
Underwriting....................................         61
Legal Matters...................................         62
Experts.........................................         62
Index to Financial Statements...................        F-1


                                     GLOBAL
                               TELECOMMUNICATION
                                SOLUTIONS, INC.


                                     [LOGO]

                        2,000,000 SHARES OF COMMON STOCK


                                 --------------

                                   PROSPECTUS

                                 --------------

                                     [LOGO]

                                         , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of Delaware, as amended ("GCL"), authorizes a Delaware corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance for such indemnification. The Company's By-Laws and Article Sixth of its Certificate of Incorporation, as amended, substantively provide that the Company indemnify its officers, directors, employees and agents to the fullest extent permitted by Section 145 of the GCL.

    Paragraph 7 of Section 102(b) of the GCL permits a Delaware corporation, by so providing in its Certificate of Incorporation, to eliminate or limit the personal liability of a director to the corporation for damages arising out of certain alleged breaches of the director's duties to the corporation. The GCL, however, provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful purchase or redemption of its capital stock, or (iv) for any transaction from which the director derived an improper personal benefit. Article Seventh of the Company's Certificate of Incorporation, as amended, eliminates the personal liability of the directors of the Company to the fullest extent permitted by Paragraph 7 of
Section 102(b) of the GCL.

ITEM 25. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.

    The Registrant estimates that expenses payable by it in connection with the Offering described in this Registration Statement (other than the underwriting discount and commissions and reasonable expense allowance) will be as follows:


SEC registration fee...........................................  $ 7,636.37
NASD filing fee................................................  $ 3,020.00
Printing and engraving expenses................................  $100,000.00
Accounting fees and expenses...................................  $150,000.00
Legal fees and expenses (other than Blue Sky)..................  $200,000.00
Nasdaq and Boston Stock Exchange filing fees...................  $12,500.00
Blue sky fees and expenses (including legal and filing fees)...  $25,000.00
Miscellaneous..................................................  $51,843.63
                                                                 ----------
    Total......................................................  $550,000.00
                                                                 ----------
                                                                 ----------


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


    The following securities were issued by the Company within the past three years and were not registered under the Securities Act.



    In October 1994, the Company granted ten-year nonplan options to purchase an aggregate of 25,000 shares of Common Stock at an exercise price of $9.99 per share to three individuals, 10,000 of which were granted to each of Shelly Finkel, Chairman of the Board of the Company and Paul Silverstein, a former officer and director of the Company and 5,000 of which were granted to James Koplik, a stockholder of the Company. The Company relied upon the exemption provided by Section 4(2) of the Securities Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation or general advertisement.



    In February 1995, in connection with their respective consulting agreements with the Company, Barry Rubenstein and Eli Oxenhorn each were granted options under the 1994 Plan to purchase 33,334 shares of Common Stock at an exercise price of $14.25 per share (the fair market value of the Common Stock on the date of grant), which options became exercisable in February 1996 and remain exercisable until February 2001. In January 1997, in connection with the extension of their respective consulting agreements, each of Messrs. Rubenstein and Oxenhorn were granted options under the 1994 Plan to purchase 25,000 shares of Common Stock at an exercise price of $9.00 per share (the fair market value of the Common Stock on the date of grant). These options became exercisable in February 1997 and remain exercisable until February 2002. The Company relied upon the exemption provided by Section 4(2) of the Securities Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation or general advertisement.



    In March 1995, in connection with his employment with the Company, John McCabe was granted nonplan options to purchase 33,334 shares of Common Stock at an exercise price of $15.00 per share (the fair market value of the Common Stock on the date of grant). These options vest in three equal annual installments commencing in March 1996 and will remain exercisable for a period of five years from the date of vesting. The Company relied upon the exemption provided by
Section 4(2) of the Securities Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation or general advertisement.



    In March 1995, the Company granted to each director of the Company immediately exercisable ten-year options under the 1994 Plan to purchase 3,334 shares of Common Stock at an exercise price of $15.75 per share (the fair market value of the Common Stock on the date of grant). The Company relied upon the exemption provided by Section 4(2) of the Securities Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation or general advertisement.



    In April 1995, in connection with consulting services rendered to the Company, two individuals were granted options to purchase an aggregate of 2,500 shares of Common Stock at an exercise price of $16.50 per share (the fair market value of the Common Stock on the date of grant). The Company relied upon the exemption provided by Section 4(2) of the Securities Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation or general advertisement.



    In April 1995, the Company issued five-year warrants to a designee of Whale Securities Co., L.P. ("Whale") to purchase 16,667 shares of Common Stock at an exercise price of $15.00 per share (the fair market value of the Common Stock on the date of grant) in consideration of Whale granting the Company the right of first refusal to pursue any prospective acquisition target in the phone card industry that Whale identifies prior to February 1998. In October 1995, the Company issued five-year warrants to another designee of Whale to purchase 16,667 shares of Common Stock at an exercise price of $15.00 per share (the fair market value of the Common Stock on the date of grant). In January 1996, the Company issued five-year warrants to Whale to purchase 66,667 shares of Common Stock at an exercise price of $15.375 per share (the fair market value of the Common Stock on the date of grant) in consideration of consulting services provided to the Company. The Company relied upon the exemption provided by
Section 4(2) of the Securities Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation or general advertisement.



    In February 1996, in connection with their employment with the Company, Messrs. Gary J. Wasserson and David S. Tobin, the Company's Chief Executive Officer and General Counsel and Secretary, respectively, were granted nonplan options to purchase 41,667 and 16,667 shares of Common Stock, respectively, at an exercise price of $18.375 per share (the fair market value of the Common Stock on the date of grant). These options vest in three equal annual installments commencing in February 1997 and will remain exercisable for a period of five years from the date of vesting. The Company relied upon the exemption provided by Section 4(2) of the Securities Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation or general advertisement.



    In connection with the acquisition of Global Link Teleco Corporation ("Global Link") in February 1996, the Company issued to the holders of Global Link's common stock an aggregate of 572,773 shares of the Company's Common Stock. In addition, outstanding options and warrants to purchase 48,334 shares of common stock of Global Link were converted into options to purchase 36,642 shares of Common Stock at exercise prices ranging from $1.98 to $7.92 per share. The Company also issued to Peoples Telephone Company, Inc. ("Peoples") an aggregate of 17,602 shares of Common Stock in partial satisfaction of any and all monies owed by Global Link to Peoples prior to the acquisition. In addition, warrants issued in connection with the issuance of the convertible debentures ("Convertible Debentures") were converted into warrants to purchase 7,085 shares of Common Stock, at an exercise price of $18.00 per share. The Company relied upon the exemption provided by Section 4(2) of the Securities Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation or general advertisement.



    In March 1996, the Company granted to each director of the Company immediately exercisable ten-year options under the 1994 Plan to purchase 3,334 shares of Common Stock at an exercise price of $17.625 per share (the fair market value of the Common Stock on the date of grant). The Company relied upon the exemption provided by Section 4(2) of the Securities Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation or general advertisement.



    In May 1996, the Company consummated a $3,000,000 private placement ("May 1996 Private Placement") pursuant to which it issued an aggregate of 200,000 shares of Common Stock and warrants to purchase 400,000 shares of Common Stock ("May 1996 Warrants"). The May 1996 Warrants are exercisable through December 14, 1999 to purchase shares of Common Stock for $12.00 per share. The Company relied upon the exemption provided by Section 4(2) of the Securities Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation or general advertisement.



    In December 1996, the Company consummated a $3,000,000 private placement ("December 1996 Private Placement") pursuant to which it issued an aggregate of 1,066,667 warrants ("December 1996 Warrants"), including 50,000 December 1996 Warrants issued to Whale as a finder's fee and 16,667 December 1996 Warrants issued to Graubard Mollen & Miller, the Company's general counsel, in payment of certain legal fees and expenses. The Company relied upon the exemption provided by Section 4(2) of the Securities Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation or general advertisement.



    In January 1997, the Company issued 7,130 shares of Common Stock to a former employee of the Company in accordance with the terms of such employee's termination agreement with the Company. The Company relied upon the exemption provided by Section 4(2) of the Securities Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation or general advertisement.



    In January and April 1997, the Company issued an aggregate of 11,496 shares of Common Stock upon conversion of $106,500 of Convertible Debentures at a conversion price of $9.264 per share. The Convertible Debentures are currently in the aggregate principal amount of $2,693,500. The Company relied upon the exemption provided by Section 4(2) of the Securities Act as a transaction to a limited number of investors which did not involve a public offering, general solicitation or general advertisement.



    In April 1997, the Company issued to Wheatley and Wheatley Foreign an aggegate of 333,334 shares of Common Stock upon their exercise of 333,334 December 1996 Warrants and Public Warrants to purchase an aggregate of 250,000 shares of Common Stock in consideration for Wheatley and Wheatley Foreign agreeing to exercise such December 1996 Warrants at an exercise price of $7.50 per share. The Company relied upon the exemption provided by Section 4(2) of the Securities Act as transactions to a limited number of investors which did not involve a public offering, general solicitation or general advertisement.



    As of May 16, 1997, options under the 1994 Plan to purchase an aggregate of 104,184 shares of Common Stock, with exercise prices ranging from $7.875 to $18.00 per share, have been granted to the Company's employees and are outstanding. The Company relied upon the exemption provided by Section 4(2) of the Securities Act as transactions to a limited number of investors which did not involve a public offering, general solicitation or general advertisement.


ITEM 27. EXHIBITS

    (a) The following exhibits are filed as part of this Registration Statement:


  EXHIBIT
  NUMBER                                                              DESCRIPTION
-----------                   -------------------------------------------------------------------------------------------
       1.1            ***     Form of Underwriting Agreement
       3.1              A     Certificate of Incorporation
       3.2              A     Amendment to Certificate of Incorporation
       3.3              H     Amendment to Certificate of Incorporation
       3.4              A     By-Laws
       3.5              C     Certificate of Merger of Merger Sub into Global Link
       4.1              A     Form of Common Stock Certificate
       4.2              A     Form of Redeemable Warrant Certificate
       4.3              A     Warrant Agreement between the Company and Whale
       4.4              A     Underwriter's Warrant issued to Whale
       4.5              D     Placement Agent Warrant dated May 10, 1996 issued to Whale
       4.6              F     Warrant Agreement dated April 15, 1995 between the Company and Craig Shapiro
       4.7              F     Warrant Agreement dated October 26, 1995 between the Company and Frog Hollow Partners
       4.8              F     Warrant Agreement dated January 22, 1996 between Company and Whale
       4.9              E     Form of Subscription Agreement for December 1996 Private Placement
       4.10             E     Form of Warrant issued in the December 1996 Private Placement
       4.11             E     Form of Promissory Note issued in the December 1996 Private Placement
       4.12           ***     Form of Representative's Purchase Option granted to GKN Securities Corp.
       4.13             *     Form of Lock-up Agreement
       5.1              *     Opinion of Graubard Mollen & Miller (including consent)
      10.1              A     Sublease for 342 Madison Avenue, New York, New York
      10.2              A     Sublease for additional space at 342 Madison Avenue, New York, New York
      10.3              A     Employment Agreement between the Company and Shelly Finkel
      10.4              A     Employment Agreement between the Company and Maria Bruzzese
      10.5              A     Stock Option Agreement between the Company and Shelly Finkel
      10.6              A     Stock Option Agreement between the Company and Paul Silverstein
      10.7              A     Stock Option Agreement between the Company and James Koplik
      10.8              B     Stock Option Agreement between the Company and John McCabe
      10.9              A     1994 Performance Equity Plan
      10.10             A     Service Agreement between the Company and MCI Telecommunications Corporation
      10.11             A     Service Agreement between the Company and Sprint Corporation
      10.12             A     Service Agreement between Independent Properties Sales Corporation ("IPSC") and Metromedia
                              Communications Corporation ("Metromedia," which was later acquired by WorldCom)
      10.13             A     Consent between IPSC and Metromedia allowing the assignment to the Company of IPSC's right to receive services from Metromedia.
      10.14             B     Employment Agreement between the Company and John McCabe
      10.15             B     Consulting Agreement between the Company and Barry Rubenstein

  EXHIBIT
  NUMBER                                                              DESCRIPTION
-----------                   -------------------------------------------------------------------------------------------
      10.16             B     Consulting Agreement between the Company and Eli Oxenhorn
      10.17             C     Merger Agreement by and among the Company, Merger Sub and Global Link
      10.18             C     Directors Voting Agreement
      10.19             C     Peoples Agreement, together with the Company's Guaranty of Peoples Second Payment
      10.20             C     Ancillary Agreement between Global Link and Peoples regarding payment of the Peoples
                              Accounts Receivable, together with Holding Corp's Guaranty of such payment
      10.21             C     Amended and Restated Securities Purchase Agreement
      10.22             C     The Company's Guaranty of Debentures
      10.23             C     Employment Agreement between the Company and Gary Wasserson
      10.24             C     Employment Agreement between the Company and David Tobin
      10.25             C     Stock Option Agreement between the Company and Gary Wasserson
      10.26             C     Stock Option Agreement between the Company and David Tobin
      10.27             A     Sublease for space at 40 Elmont Road, Elmont, New York
      10.28             D     Form of Registration Rights Agreement for May 1996 Private Placement
      10.29             D     Agency Agreement between the Company and Whale for May 1996 Private Placement
      10.30             D     Placement Agent Warrant Agreement for May 1996 Private Placement
      10.31             F     Consulting Agreement dated January 22, 1996 between the Company and Whale
      10.32             F     First Amendment to Peoples Agreement, dated August 14, 1996
      10.33             F     Second Amendment to Peoples Agreement, dated November 27, 1996
      10.34             E     Finder's fee agreement between the Company and Whale relating to the December 1996 Private
                              Placement
      10.35             G     Extension of Consulting Agreement between the Company and Barry Rubenstein
      10.36             G     Extension of Consulting Agreement between the Company and Eli Oxenhorn
      10.37            **     Agreement between the Company and Wheatley Partners, L.P., dated March 14, 1997
      10.38            **     Amendment to agreement between the Company and Wheatley Partners, L.P., dated April 16,
                              1997
      23.1              *     Consent KPMG Peat Marwick LLP
      23.2              *     Consent of Graubard Mollen & Miller (filed as part of Exhibit 5.1)


------------------------

*   Filed herewith.


**  Previously filed.



*** To be filed by amendment.


(A) Incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 33-85998).

(B) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994.

(C) Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Commission on March 15, 1996.

(D) Incorporated by reference to Post-Effective Amendment No. 2 to the Company's Registration Statement on Form SB-2 on Form S-3 (No. 33-85998).

(E) Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Commission on December 26, 1996.

(F) Incorporated by reference to the Company's Registration Statement on Form S-3 (No. 333-19005)

(G) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996

(H) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997.


ITEM 28. UNDERTAKINGS.

    The undersigned Company hereby undertakes to:

    (a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) Include any additional or changed material information on the plan of distribution. (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering. (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to under Item 24 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or a controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (f) (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

    (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of New York, state of New York, on May 23, 1997.



                                GLOBAL TELECOMMUNICATION SOLUTIONS, INC.

                                BY:              /S/ SHELLY FINKEL
                                     -----------------------------------------
                                        Shelly Finkel, CHAIRMAN OF THE BOARD



    In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ SHELLY FINKEL         Chairman of the Board
------------------------------                                  May 23, 1997
        Shelly Finkel

              *                 Chief Executive Officer and
------------------------------    Director                      May 23, 1997
        Gary Wasserson

              *                 Director
------------------------------                                  May 23, 1997
         Alan Kaufman

              *                 Director
------------------------------                                  May 23, 1997
          Jack Tobin

              *                 Director
------------------------------                                  May 23, 1997
        Donald Ptalis

              *                 Chief Financial Officer
------------------------------    (and principal accounting     May 23, 1997
        Maria Bruzzese            officer)




*By:                                        /s/ SHELLY FINKEL
                                  --------------------------------------
                                    Shelly Finkel, AS ATTORNEY-IN-FACT